As filed with the Securities and Exchange Commission on September 13 , 2013

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM S-1/A
AMENDMENT 2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISUALANT, INCORPORATED

(Exact name of registrant as specified in charter)

Nevada	90-0273142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3920
(Primary Standard Industrial Classification Number)

500 Union Street, Suite 420, Seattle, Washington USA	98101
(Address of principal executive offices)	(Zip Code)

206-903-1351
(Registrant's telephone number, including area code)

N/A
(Former name, address, and fiscal year, if changed since last report)

Ronald P. Erickson, Chief Executive Officer
Visualant, Inc.
500 Union Street, Suite 420
Seattle, WA 98101
206-903-1351

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James F. Biagi, Jr.
Fifth Avenue Law Group, PLLC
701 5th Avenue, Suite 2800
Seattle, WA  98104-7023
(206) 587-5700, (206) 587-5710 (fax)

As soon as practicable and from time to time after this registration statement becomes effective.

 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting Company	☒
(Do not check if a smaller reporting Company)

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered	Registered	Price Per Unit	Offering Price	Registration Fee
Common stock issued to Special Situations Technology	52,300,000	$0.10	$5,230,000	$713.37
Funds , L.P. and 40 other accredited investors pursuant to a private placement which closed June 14, 2013 (1) (2)
Shares of common stock issuable upon exercise of five-year Series	52,300,000	$0.15	$7,845,000	$1,070.06
A Warrants to purchase common stock at $0.15 per share related to the private placement which closed June 14, 2013 (1) (3)
Shares of common stock issuable upon exercise of the five-year Series B	52,300,000	$0.20	$10,460,000	$1,426.74
Warrants to purchase common stock at $0.20 per share related to the private placement which closed June 14, 2013 (1) (3)
Shares of common stock issuable upon exercise of the five-year	5,230,000	$0.10	$523,000	$71.34
Placement Agent Warrants to purchase common stock at $0.10 per share related to the private placement which closed June 14, 2013 (1) (3)
Total	162,130,000		$24,058,000	$3,281.51

(1)	The shares of our common stock being registered hereunder are being registered for sale by the Selling Shareholders named in the prospectus.
(2)
Pursuant to Rule 457(g) under the Securities Act of 1933, the proposed maximum offering price and the amount of the registration fee have been calculated based on the price in the private placement paid by the Selling Shareholders which closed June 14, 2013.

(3)
Pursuant to Rule 457(g) under the Securities Act of 1933, the proposed maximum offering price and the amount of the registration fee have been calculated based on the exercise price of the common stock warrants held by the Selling Shareholders in the private placement which closed June 14, 2013.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

PRELIMINARY, SUBJECT TO COMPLETION, DATED SEPTEMBER 13 , 2013.

PROSPECTUS

Visualant, Inc.

162,130, 000 Shares of Common Stock

This prospectus covers the resale by the selling security holders named herein of up to 162,130, 000 shares of the Company’s common stock, $.001 par value per share, including: (i) 52,300,000 shares of common stock issued to Special Situations and forty other accredited investors pursuant to the Private Placement which closed June 14, 2013 ; (ii) 52,300 ,000 shares of common stock issuable upon the exercise of the five-year Series A Warrants at $0.15 per share, which were issued to the investors as part of the above-referenced Private Placement; (iii) 52,300,000 shares of common stock issuable upon the exercise of five year Series B Warrants at $0.20 per share, which were issued to the investors as part of the above-referenced Private Placement; and (iv) 5,230,000 shares of common stock issuable upon the exercise of five year Placement Agent Warrants at $0.10 per share, which were issued to GVC Capital LLC or affiliated parties pursuant to the above-referenced Private Placement. The common stock covered by this prospectus will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section entitled Plan of Distribution. The Company will not receive any of the proceeds from the sale of the common stock by the selling security holders.

The Company’s common stock trades on the OTCQB under the symbol VSUL. On September 12 , 2013, the last reported sale price for the Company’s common stock as reported on OTCQB was $0.09 per share.

INVESTING IN THE COMPANY’S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” DESCRIBED IN THIS PROSPECTUS BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 13 , 2013.

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary	5

Risk Factors	6

Forward-Looking Statements	11

Use of Proceeds	11

Dilution	11

Selling Security Holders	12

Plan of Distribution	14

Legal Matters	16

Experts	16

Business	17

Description of Property	24

Selected Financial Data	25

Management’s Discussion and Analysis of Financial Condition and Results of Operations	26

Legal Proceedings	30

Management	30

Executive Compensation	34

Security Ownership of Certain Beneficial Owners and Management	37

Certain Relationships and Related Party Transactions	38

Description of Securities	40

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	42

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	42

Additional Information	43

Financial Statements	F-1

You may rely only on the information provided or incorporated by reference in this prospectus. Neither we nor the selling security holders have authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in Visualant, Inc. common stock under the heading Risk Factors, before investing in Visualant, Inc. common stock. In this prospectus, Visualant, VSUL, Company, we, us, and our refer to Visualant, Inc.

The Offering

This prospectus covers the resale by the selling security holders named herein of up to 162,130,000 shares of our common stock, $.001 par value per share, including: (i) 52,300,000 shares of common stock issued to Special Situations Technology Funds, L.P. and forty other accredited investors pursuant to the Private Placement which closed June 14, 2013; (ii) 52,300,000 shares of common stock issuable upon exercise of the Series A Warrants at $0.15 per share, which were issued to the investors as part of the above-referenced Private Placement; (iii) 52,300,000 shares of common stock issuable upon the exercise of five year Series B Warrants at $0.20 per share, which were issued to the investors as part of the above-referenced Private Placement; and (iv) 5,230,000 shares of common stock issuable upon the exercise of five year Placement Agent Warrants at $0.10 per share, which were issued to GVC Capital LLC or affiliated parties  as part of the above-referenced Private Placement. Information regarding our common stock is included in the section of this prospectus entitled Description of Securities.

We agreed to register for resale the shares covered by this prospectus as a condition to the purchase and sale of the securities listed in the preceding paragraph, which were private offerings resulting in the purchasers holding restricted securities.

The Company and our Business

We were incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 200 ,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the stockholders .  There are no preferred shares issued and the terms have not been determined. On August 12, 2013 our articles of incorporation were amended to increase the number of our authorized shares of common stock to 500,000,000 .  Our executive offices are located in Seattle, Washington.

The current focus of our business is our ChromaID technology.   We have invented a way to shine light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns we have captured and this allows us to identify, detect, or diagnose materials that cannot be identified by the human eye. We refer to this pattern of reflected light as a ChromaID™. We design ChromaID Scanner devices made with electronic, optical, and software parts to produce and capture the light.

Our first product, the ChromaID F12 Lab Kit, scans and identifies solid surfaces. We are marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.   We have not yet generated any revenues from the sale of our ChromaID products.

Our wholly owned subsidiary, TransTech Systems, Inc., based in Aurora, Oregon, is a leading distributor of products, including systems solutions, components and consumables, for employee and government identification, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance, to a growing channel of value-added resellers and system integrators throughout North America.  To date, the majority of the Company’s revenues have been generated by our TransTech subsidiary.

TransTech’s channel partners enjoy the top pre-and post-sales support in the industry.  Technical Services covers training and installation support, in-warranty repair, out of warranty repair, and spares programs.  Our Customer Service team, with industry top awards, provides full sales, configuration, and logistics services.  An increasing number of manufacturers are turning to TransTech Systems for channel development and introduction of their products to our market space.

On June 10, 2013, we entered into a Purchase Agreement, Warrants, and Registration Rights Agreement with Special Situations Technology Funds and forty other accredited investors, pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction, which closed on June 14, 2013, we issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share.   In addition, GVC Capital LLC, the placement agent in that transaction, was issued five-year warrants to purchase a total of 5,230,000 shares of common stock at $0.10 per share.  The transaction was entered into to strengthen our balance sheet, complete the purchase of our TransTech subsidiary, and provide working capital to support the rapid movement of our ChromaID technology into the marketplace.

We have a Joint Development Agreement through December 31, 2013 with Sumitomo Precision Products Co., Ltd., which focuses on the commercialization of the ChromaID™ technology as well as a License Agreement providing Sumitomo with an exclusive license of the ChromaID™ technology in identified Asian territories. Sumitomo is publicly traded in Japan and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

To date, we have been issued five patents by the United States Office of Patents and Trademarks.  See page  17 for more detailed information regarding our patents and our business.

Summary Financial Results

Net revenue for the nine months ended June 30, 2013 increased $808,000 to $6,334,000 as compared to $5,526,000 for the nine months ended June 30, 2012. The increase was due to license revenue of $667,000 from Sumitomo and sales of $5,667,000 at TransTech.  Net revenue for the nine months ended June 30, 2012 reflected $84,000 from Sumitomo and sales of $5,442,000 at TransTech. Sumitomo paid the Company an initial payment of $1 million under a License Agreement dated May 31, 2012 providing Sumitomo with an exclusive license of our technology in identified Asian territories. This license revenue was fully recognized by May 31, 2013. The TransTech increase primarily resulted from the release of new products , including radio frequency and asset tracking and kiosk printer products.

Net loss for the nine months ended June 30, 2013 was $5,463,000 as compared to a net loss of $1,925,000 for the nine months ended June 30, 2012 for the reasons discussed above. The net loss included non-cash expenses of $3,264,000. We expect losses to continue as we commercialize our ChromaID™ technology.

Net revenue for the year ended September 30, 2012 decreased $1,212,000 to $7,924,000 as compared to $9,136,000 for the year ended September 30, 2011. The reduction was due to a large sale by TransTech to an aerospace company in the year ended September 30, 2011, which was not repeated in the year ended September 30, 2012. Net loss for the year ended September 30, 2012 was $2,732,000 as compared to a net loss of $2,410,000 for the year ended September 30, 2011. The net loss included non-cash expenses of $1,302,000 and other business development and investor relation expenditures to expand the business.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred net losses of $5,462,678 and $2,725,692 for the nine months ended June 30, 2013 and the year ended September 30, 2012, respectively. Our net cash used in operating activities was $2,468,603 for the nine months ended June 30, 2013.

We anticipate that we will record losses from operations for the foreseeable future. As of June 30, 2013, our accumulated deficit was $19,378,609.  We have limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, our Chief Executive Officer. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2012 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Our continuation as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Risks Factors

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks are discussed below in the section titled Risk Factors beginning on page 6 of this prospectus.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998. Our executive offices are located at 500 Union Street, Suite 420, Seattle, WA 98101. Our telephone number is (206) 903-1351 and its principal website address is located at www.visualant.net. The information on our website is not incorporated as a part of this prospectus.

The Company’s Common Stock

Our common stock currently trades on OTCQB under the symbol VSUL.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in shares of the Company’s Common Stock. The most significant risks and uncertainties known and identified by our management are described below. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading price of our Common Stock could decline, and you may lose all or part of your investment. You should acquire shares of our Common Stock only if you can afford to lose your entire investment. We make various statements in this section that constitute “forward-looking statements”. See “Forward-Looking Statements” beginning on page 11 of this prospectus.

WE EXPECT TO NEED ADDITIONAL FINANCING TO SUPPORT OUR TECHNOLOGY DEVELOPMENT AND ONGOING OPERATIONS AND PAY OUR DEBTS.

We expect that we will need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we may have to restructure our operations.

Although the Company recently secured financing as a result of its private placement with Special Situations Fund and other investors, the funds received by the Company in that transaction may not cover all debts and other obligations due in the coming months. We may need additional financing within the next six months. If we raise additional capital through borrowing or other debt financing, we will incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. When we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

THE SALE OF A SIGNIFICANT NUMBER OF OUR SHARES OF COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of September 13 , 2013, there were approximately 166.7 million shares of our common stock issued and outstanding.  If all 52,300,000 of the Series A Warrant shares and all 52,300,000 of the Series B Warrant shares that are covered by this prospectus and registration statement are issued upon exercise of all of such Warrants, approximately 276,500,000 of the Company’s currently authorized 500,000,000 shares of common stock will be issued and outstanding.

The Company has also issued 5,230,000 placement agent warrants and is obligated to issue up to 5,230,000 additional placement agent warrants under certain circumstances as more fully described in the description of the transaction in “Business” below, which has the potential to add an additional 10,460,000 shares to the total number of shares of common stock issued and outstanding.

Significant shares of common stock are held by our principal shareholders, other Company insiders and other large shareholders. As affiliates as defined under Rule 144 of the Securities Act or Rule 144 of the Company, our principal shareholders, other Company insiders and other large shareholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

Some of the present shareholders have acquired shares at prices as low as $0.001 per share, whereas other shareholders have purchased their shares at prices ranging from $0.05 to $0.75 per share.

In addition, as of September 13, 2013 , there are also options outstanding for the purchase of 12.7 million common shares at a $0.126 average strike price, and warrants for the purchase of 112.6 million common shares at a $0.173 average exercise price.

These options and warrants could result in further dilution to common stock holders and may affect the market price of the common stock.

The warrants issued in connection with the recent transaction with Special Situations (Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share, and Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share) may require an adjustment in the exercise price of the warrants if we issue common stock, warrants or equity below the price that is reflected in the warrants.  Although the Company has no present intention of issuing any additional shares of common stock, warrants or other equity securities at a price below the exercise price of the Series A and Series B Warrants, if it should do so, it would result in a reduction in the exercise price of the Series A and Series B Warrants.  Upon exercise of these Warrants, the Company would receive substantially less capital to fund the Company’s operations.  This adjustment also could affect the market price of the common stock.

THE COMPANY MAY BE SUBJECT TO PENALTIES UNDER THE REGISTRATION RIGHTS AGREEMENT.

The Registration Rights Agreement between the Company, Special Situations Fund and the other investors in the private placement transaction that closed June 14, 2013, required that the Company file a registration statement within thirty days of closing covering the “Initial Registrable Securities” which includes the 52,300,000 shares of common stock plus the 52,300,000 Series A Warrant Shares.  The Company, however, did not have a sufficient number of authorized shares of common stock to permit the exercise of all of the Series A Warrants and the registration of all 52,300,000 of the Series A Warrant Shares.  Special Situations Fund and the other investors were notified of this shortfall and understood that the Company would include in the first registration statement only 18,000,000 of the Series A Warrant Shares and that the balance of the Series A Warrant Shares, together with the Series B Warrant Shares, would be included in the subsequent registration statement to be filed following the authorization by the Company’s stockholders of an increase in the Company’s authorized shares of common stock. However, since the Company did not obtain a formal written waiver from Special Situations and the other investors, under the terms of the Registration Rights Agreement, the Company’s failure to include all 52,300,000 of the Series A Warrant Shares in the first registration statement could give rise to the imposition of penalties in an amount equal to 1.5% of the aggregate amount invested, payable to each investor on a pro rata basis, for each 30-day period for which the requisite registration statement was not filed with respect to the Initial Registrable Securities. The Company has now filed a registration statement covering all of the Initial Registrable Securities.

WE MAY ENGAGE IN ACQUISITIONS, MERGERS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT COULD RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including:

- Use of significant amounts of cash;

- Potentially dilutive issuances of equity securities on potentially unfavorable terms;

- Incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets; and

- The possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

The process of integrating any acquisition may create unforeseen operating difficulties and expenditures. The areas where we may face difficulties include:

- Diversion of management time, during the period of negotiation through closing and after closing, from its focus on operating the businesses to issues of integration;

- Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business;

- The need to integrate each Company's accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

- The need to implement controls, procedures and policies appropriate for a public Company that may not have been in place in private companies, prior to acquisition;

- The need to incorporate acquired technology, content or rights into our products and any expenses related to such integration; and

- The need to successfully develop any acquired in-process technology to realize any value capitalized as intangible assets.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

- Effectively transfer liabilities, contracts, facilities and employees to any purchaser;

- Identify and separate the intellectual property to be divested from the intellectual property that we wish to retain;

- Reduce fixed costs previously associated with the divested assets or business; and

- Collect the proceeds from any divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

If we do not realize the expected benefits or synergies of any divestiture transaction, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

WE MAY INCUR LOSSES IN THE FUTURE.

We have experienced net losses since inception. As of June 30, 2013, we had an accumulated deficit of $19.4 million. There can be no assurance that we will achieve or maintain profitability.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

•
Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;

•	Issuance of convertible or equity securities and related warrants for general or merger and acquisition purposes;
•	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes;
•	Sale of a significant number of shares of our common stock by shareholders;
•	General market and economic conditions;
•	Quarterly variations in our operating results;
•	Investor and public relation activities;
•	Announcements of technological innovations;
•	New product introductions by us or our competitors;
•	Competitive activities; and
•	Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

TRADING IN THE COMPANY’S STOCK MAY BE RESTRICTED IN THE FUTURE BY THE SEC’S PENNY STOCK REGULATIONS.

Although our stock currently does not meet the definition of a “penny stock” due to an increase in our revenues for past two years, in the recent past our stock was categorized as a penny stock and it is possible that our stock may become a penny stock again in the future. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US$ 5.00 per share, subject to certain exclusions ( e.g., net tangible assets in excess of $2,000,000 or average revenue of at least $6,000,000 for the last three years). If our securities were to become a penny stock in the future, they would be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Finally, broker-dealers may not handle penny stocks under $0.10 per share.

These disclosure requirements reduce the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules would affect the ability of broker-dealers to trade our securities if we become subject to them in the future. The penny stock rules also could discourage investor interest in and limit the marketability of our common stock to future investors, resulting in limited ability for investors to sell their shares.

FINRA SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A SHAREHOLDER’S ABILITY TO BUY AND SALE OUR STOCK.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

TRANSFERS OF OUR SECURITIES MAY BE RESTRICTED BY VIRTUE OF STATE SECURITIES "BLUE SKY" LAWS WHICH PROHIBIT TRADING ABSENT COMPLIANCE WITH INDIVIDUAL STATE LAWS. THESE RESTRICTIONS MAY MAKE IT DIFFICULT OR IMPOSSIBLE TO SELL SHARES IN THOSE STATES.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "blue sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

WE ARE DEPENDENT ON KEY PERSONNEL.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations, and the ability of all personnel to work together effectively as a team.  Our officers do not have employment agreements.  Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE LIMITED INSURANCE.

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Any significant claims would have a material adverse effect on our business, financial condition and results of operations.

OUR JOINT DEVELOPMENT AGREEMENT WITH SUMITOMO PRECISION PRODUCTS CO. LTD IS IMPORTANT TO OUR OPERATIONS AND IS SUBJECT TO EXPIRATION.

On May 31, 2012, we entered into a Joint Research and Product Development Agreement with Sumitomo for the commercialization of our ChromaID technology. The term of the Joint Development Agreement was extended to December 31, 2013.  This Joint Development Agreement focuses on the commercialization of our ChromaID™ technology. Our failure to operate in accordance with the terms of the Joint Development Agreement could result in the agreement not being renewed at the expiration of its current term.

WE NEED TO CONTINUE AS A GOING CONCERN IF OUR BUSINESS IS TO SUCCEED.

Our financial statements and notes for the nine months ended June 30, 2013 indicate that there are a number of factors that raise substantial doubt about our ability to continue as a going concern.   Such factors identified in the report result from net losses, negative working capital, and the need for additional financing to implement our business plan and service our debt repayments. If we are not able to continue as a going concern, it is likely investors will lose their investments.

WE MAY BE UNABLE TO PROTECT OUR IP RIGHTS, WHICH WOULD HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our IP rights.

There can be no assurance that:

•	any of our existing patents will continue to be held valid, if challenged;
•	patents will be issued for any of our pending applications;
•	any claims allowed from existing or pending patents will have sufficient scope or strength to protect us;
•	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or
•	any of our products or technologies will not infringe on the patents of other companies.

If we are enjoined from selling our products, or if we are required to develop new technologies or pay significant monetary damages or are required to make substantial royalty payments, our business and results of operations would be harmed.

WE ARE SUBJECT TO CORPORATE GOVERNANCE AND INTERNAL CONTROL REQUIREMENTS, AND OUR COSTS RELATED TO COMPLIANCE WITH, OR OUR FAILURE TO COMPLY WITH EXISTING AND FUTURE REQUIREMENTS, COULD ADVERSELY AFFECT OUR BUSINESS.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. We are required to include management’s report on internal controls as part of our annual report pursuant to Section 404 of the Sarbanes-Oxley Act. We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

Our management has concluded that our disclosure controls and procedures were not effective due to the presence of the following material weaknesses in internal control over financial reporting:

While we have an audit committee, we lack a financial expert. During 2013, the Board expects to appoint an additional independent Director to serve as Audit Committee Chairman who is an audit committee financial expert as defined by the SEC and as adopted under the Sarbanes-Oxley Act of 2002.

Management anticipates that such disclosure controls and procedures will not be effective until the material weaknesses are remediated. We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities .

WE MAY ISSUE PREFERRED STOCK THAT COULD HAVE RIGHTS THAT ARE PREFERENTIAL TO THE RIGHTS OF COMMON STOCK THAT COULD DISCOURAGE POTENTIALLY BENEFICIAL TRANSACTIONS TO OUR COMMON SHAREHOLDERS.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

IF A REVERSE STOCK SPLIT IS EFFECTUATED, IT COULD RESULT IN DILUTION TO THE COMPANY’S STOCKHOLDERS.

At the Company’s 2013 annual meeting of stockholders held on March 21, 2013, the stockholders approved and authorized the Board of Directors, in its discretion, to effect a reverse stock split of the Company’s common stock based upon an exchange ratio of not less than 1-for-3 and not more than 1-for-10, and to reduce the Company’s authorized capital from 200,000,000 shares of common stock to 100,000,000 shares of common stock in connection with any such reverse stock split (the Company’s authorized shares have since been increased from 200,000,000 to 500,000,000 at the special meeting of stockholders held on August 9, 2013).  The authority given to the Board to implement this reverse stock split may be exercised at any time up until the Company’s 2014 annual meeting of stockholders.  Although the Board has not yet determined to effectuate any reverse stock split, if it elects to do so and the Company’s authorized shares of common stock are not correspondingly reduced in the same ratio, it would result in a greater percentage of the Company’s authorized shares of common stock being available for issuance.  Upon issuance of  additional authorized shares, each of the Company’s then current shareholders would suffer a greater degree of dilution in their ownership percentage of the Company’s common stock than would otherwise have occurred prior to the reverse stock split.

IF THE COMPANY WERE TO DISSOLVE OR WIND-UP, HOLDERS OF OUR COMMON STOCK MAY NOT RECEIVE A LIQUIDATION DISTRIBUTION.

If we were to wind-up or dissolve the Company and liquidate and distribute our assets, our shareholders would share ratably in our assets only after we satisfy any amounts we owe to our creditors.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, we cannot give you any assurance that sufficient assets will remain available after the payment of our creditors to enable you to receive any liquidation distribution with respect to any shares you may hold.

OUR ChromaID™ TECHNOLOGY IS NEW AND MAY NOT ACHIEVE COMMERCIAL SUCCESS

We are commercializing our ChromaID™ technology.  To date, we have entered into one License Agreement with Sumitomo Precision Products Co., Ltd.  Failure to sell our ChromaID products, grant additional licenses and obtain royalties, or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.  In such event, it is likely investors will lose their investments.

OUR TRANSTECH VENDOR BASE IS CONCENTRATED

Evolis, Fargo, Magicard and NiSCA, are major vendors of TransTech whose products account for approximately 70% of TransTech’s revenue. TransTech buys, packages and distributes products from these vendors after issuing purchase orders. Any loss of these vendors would have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words may, will, should, expect, anticipate, estimate, believe, intend, or project or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders. All proceeds from the sale of such securities offered by the selling security holders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled Selling Security Holders and Plan of Distribution. With the exception of any brokerage fees and commissions which are the respective obligations of the selling security holders, we are responsible for the fees, costs and expenses of this registration statement, which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

DILUTION

Net Tangible Book Value

As of March 31, 2013, the net tangible book value of the Company was a deficit of ($3,313,195) or approximately $(0.030) per share based upon 111,978,606 shares of common stock outstanding.

Dilution to Investors in the Private Placement

The investors in the private placement which closed on June 14, 2013 paid (or will pay, assuming the full exercise of the warrants for 162,130,000 shares of common stock) a total of $24,058,000, resulting in an average price per share of common stock of approximately $0.148.   The private placement will result in the Company’s net tangible book value increasing to $19,437,760 or approximately $0.067 per share of common stock based upon 292,021,199 common shares outstanding.  This assumes the full exercise of (i) the warrants for 104,600,000 common shares (52,300,000 shares at $0.15 per share and 52,300,000 shares at $0.20 per share that were issued in the private placement; (ii) the full exercise of the placement agent warrants for 5,320,000 shares at $0.10 per share; (iii) the full exercise of other outstanding warrants of 2,777,050 at $.232 per share; and (iv) the full exercise of stock option grants at $0.126 per share.

The investors who acquired shares in the private placement suffered immediate dilution and upon full exercise of the warrants will suffer total dilution in the average amount of $0.074 per share.  As a result of the private placement, our existing stockholders experienced an increase in the net tangible book value of their shares of $0.097 per share without any additional investment on their part.

The stockholders who acquired shares in the private placement will own approximately 57.1% of the total number of outstanding shares (assuming full exercise of the warrants for 109,830,000 common shares) for which they will have made a cash investment of $24,058,000, or approximately $0.148 per share.

The following table reflects the change in net tangible book value and resulting dilution to investors in the private placement, and compares the differences in investment by the investors acquiring shares in the private placement with investment in our shares by our existing stockholders:

Private placement average price per share of common stock (52,300,000 shares at $0.10 per share and assuming full exercise of the Warrants for 109,830,000 shares at an average price of $0.171 per share)	$0.148
Net Tangible Book Value per share prior to private placement	$ (0.030)
Net Tangible Book Value per share after private placement	$0.067
Dilution to investors in private placement (assuming full exercise of Warrants for 109,830,000 shares at an average price of $0.171 per share)	$0.074
Increase in Net Tangible Book Value to existing stockholders following the private placement (without any additional investment by existing stockholders)	$0.097

The net tangible book value of the Company will remain the same upon the purchase of any shares from the selling stockholders in this registration statement.  The purchasers of these shares will suffer immediate and substantial dilution in the average amount of $0.067 per share assuming the shares are purchased for the same price at which the investors in the private placement purchased these shares.

SELLING SECURITY HOLDERS

The following table sets forth the number of shares of our common stock which may be sold by each of the selling security holders pursuant to this prospectus, including: (i) 52,300,000 shares of common stock issued to Special Situations Technology Funds, L.P. and forty other accredited investors pursuant to the Private Placement which closed June 14, 2013; (ii) 52,300,000 shares of common stock issuable upon exercise of the five-year Series A Warrants at $0.15 per share, which were issued to the investors as part of the above-referenced Private Placement; (iii) 52,300,000 shares of common stock issuable upon the exercise of five year Series B Warrants at $0.20 per share, which were issued to the investors as part of the above-referenced Private Placement; and (iv) 5,230,000 shares of common stock issuable upon the exercise of five year Placement Agent Warrants at $0.10 per share, which were issued to GVC Capital LLC or affiliated parties as part of the above-referenced Private Placement. We agreed to register for resale the shares covered by this prospectus as a condition to the purchase of these securities, which were sold in a private offering resulting in the purchasers holding restricted securities.

We are registering these securities in order to permit the selling security holders to dispose of the shares of common stock, or interests therein, from time to time.

The selling security holders may decide to sell all, some, or none of the securities listed below.   See the Plan of Distribution.  We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

Except for Ronald P. Erickson and affiliated entities, Mark Scott, or as indicated in the section of this prospectus entitled Certain Relationships and Related Party Transactions beginning on page 38 , no selling security holder has had any material relationship with us or our affiliates during the last three years. Except as disclosed below, no selling security holder is a registered broker-dealer or an affiliate of a broker- dealer. The Offering is not on behalf of the Company .

The security holders who are registered broker-dealers acquired their shares under the terms of the offering which closed June 14, 2013.  In addition, GVC Capital and its affiliates acquired in connection with that same offering, 5,230,000 placement agent warrants exercisable at $0.10 per share.  The placement agent warrants have a term of five years from the date of closing of the transaction.  The Company also has an obligation to potentially issue up to 5,230,000 additional placement agent warrants exercisable at $0.15 per share; however, the $0.15 placement agent warrants will issue only upon the exercise of the Series A Warrants by the investors, and are issuable ratably based upon the number of Warrants exercised by the investors.  The shares underlying these potential additional placement agent warrants are not included as part of this registration statement.  We also paid sales commission and expenses of $466,600 to GVC Capital.  The Offering is not on behalf of the Company. At the time they purchased their respective securities, GVC Capital and the other registered broker-dealers identified in the table below purchased the offered shares in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. Column B lists the number of shares of common stock beneficially owned by each selling security holder prior to the private placement with Special Situations.   Column C lists the shares of common stock and common stock underlying the warrants covered by this prospectus that may be disposed of by each of the selling security holders. Column D lists the placement agent shares of common stock underlying the warrants covered by this prospectus. Column E lists the number of shares of common stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold. Column F lists the percentage of shares beneficially owned based on 292,021,199 shares of common stock outstanding on September 13, 2013, assuming the exercise of all warrants in this offering, other standing warrants and stock options.

	Securities		SECURITIES BEING REGISTERED
	Beneficially					Securities
	Owned Prior to	Securities		Securities	Securities	Underlying
	Private	Beneficially	Securities	Underlying	Underlying	Placement Agent	% Beneficial
	Placement	Owner After	Being	Warrant A Being	Warrant B Being	Warrants Being	Ownership
Name of Selling Shareholder (A)	Memorandum (B)	Offering (E)	Offered (C)	Offered (C)	Offered (C)	Offered (D)	After Offering (F)
Michael E. Donnelly (1)	32,603	32,603	500,000	500,000	500,000	597,340	*
Michael L. Conn	-	-	250,000	250,000	250,000	-	*
Growth Ventures, Inc. Pension Plan & Trust/ Gary McAdam	-	-	500,000	500,000	500,000	-	*
Edward Staas	-	-	180,000	180,000	180,000	-	*
Jim Bisping	-	-	100,000	100,000	100,000	-	*
William D. Moreland	-	-	3,000,000	3,000,000	3,000,000	-	*
Tom Juda & Nancy Juda Living Trust (3)	-	-	1,000,000	1,000,000	1,000,000	-	*
Margaret Bathgate (1)	775,000	775,000	750,000	750,000	750,000	-	*
Delaware Charter G & T Co FBO Steven M. Bathgate (1)	2,286,300	2,286,300	250,000	250,000	250,000	618,190	*
Len Goldberg	900,000	900,000	600,000	600,000	600,000	-	*
Michael S. Barish	-	-	1,500,000	1,500,000	1,500,000	-	*
Alva Terry Staples	-	-	250,000	250,000	250,000	-	*
Lucky Dog LLC/ Robert Doane	-	-	500,000	500,000	500,000	-	*
High Speed Aggregate, Inc./ Jeff Ploen	-	-	250,000	250,000	250,000	-	*
Wallace Family Trust John Wallace	-	-	1,000,000	1,000,000	1,000,000	-	*
H. Leigh Severance	1,000,000	1,000,000	500,000	500,000	500,000	-	*
Stephanie L. Russo	-	-	350,000	350,000	350,000	-	*
Robert G. Allison	-	-	750,000	750,000	750,000	-	*
Aeneas Valley Holdings LLC/ Scott Wilburn	-	-	2,000,000	2,000,000	2,000,000	-	*
Viva CO LLC/ Douglas Kelsall and Steven Bathgate (1)	500,000	500,000	250,000	250,000	250,000	-	*
Delaware Charter G & T Co FBO John Jenkins	-	-	250,000	250,000	250,000	-	*
Diker Micro-Cap Fund, LP/ Mark Diker	-	-	3,500,000	3,500,000	3,500,000	-	*
Delaware Charter G & T Co. FBO Shane T. Petersen	-	-	150,000	150,000	150,000	-	*
Delaware Charter G & T Co FBO Douglas Kelsall	-	-	250,000	250,000	250,000	-	*
Liolios Family Trust/ Scott Liolios (1)	-	-	250,000	250,000	250,000	500,000	*
Herbert C. Brosnan Jr	-	-	350,000	350,000	350,000	-	*
Alan Budd Zuckerman (2)	-	-	1,000,000	1,000,000	1,000,000	2,295,000	*
J3E2A2Z LP, an affiliate of Ronald P. Erickson, our CEO	12,328,373	12,328,373	5,000,000	5,000,000	5,000,000	-	4.2%
GVC Capital LLC/ Vicki Barone (1)	-	-	1,500,000	1,500,000	1,500,000	-	*
John D.Gibbs	1,000,000	1,000,000	250,000	250,000	250,000	-	*
Jeb Partners LP/ Jeb Besser	-	-	1,500,000	1,500,000	1,500,000	-	*
Special Situations Technology Funds, L.P./ Adam Stettner	-	-	15,900,000	15,900,000	15,900,000	-	*
Rapture Investments LP/ Cooper Dubois	-	-	5,000,000	5,000,000	5,000,000	-	*
Delaware Charter G&T Co. FBO: Rod Cerny (4)	-	-	150,000	150,000	150,000	-	*

Mark Scott, our CFO	2,268,500	2,268,500	100,000	100,000	100,000	-	*
Patrick Lin	-	-	250,000	250,000	250,000	-	*
SouthShore Capital Partners, LP/ Thomas Turner	-	-	500,000	500,000	500,000	-	*
David R. Morgan	-	-	500,000	500,000	500,000	-	*
Daniel S. & Patrice M. Perkins	-	-	250,000	250,000	250,000	-	*
Millennium Trust Company LLC Cust. FBO John Seabern	-	-	1,000,000	1,000,000	1,000,000	-	*
Financial America Securities, Inc. (1)	-	-	-	-	-	5,250	*
Matthew Kelsall (1)	-	-	-	-	-	250,220	*
Richard Huebner (1)	-	-	-	-	-	126,000	*
Anita Dudley (1)	-	-	-	-	-	5,000	*
Andrea Kidd (1)	-	-	-	-	-	10,000	*
GVC Partners LLC (1)	-	-	-	-	-	493,900	*
Delaware Charter G&T Co. FBO: Vicki Barone (1)	-	-	170,000	170,000	170,000	329,100	*
	21,090,776	21,090,776	52,300,000	52,300,000	52,300,000	5,230,000

*Less than 1% ownership.

(1)
5,230,000 Placement Agent Warrants were allocated to employees of the placement agent and other participating FINRA Firms. GVC Partners LLC is the holding company of the placement agent GVC Capital LLC. GVC Partners LLC registered owners of GVC Partners LLC disclaim beneficial ownership of the shares allocated to it.

(2)	Affiliated directly or indirectly with G. Select Securities LLC, a registered broker-dealer.
(3)	Affiliated directly or indirectly with Concept Capital Markets LLC, a registered broker-dealer.
(4)	Affiliated directly or indirectly with Smith Hayes Advisors, Inc., a registered broker-dealer.

PLAN OF DISTRIBUTION

We are registering shares of common stock that have been issued by us to forty-one investors pursuant to a Private Placement with Special Situations which closed June 14, 2013 in order to permit the resale of these shares of common stock as required under the terms of the Purchase Agreement and the related Registration Rights Agreement between the Company and the investors.  We will not receive any of the proceeds from the sale of these shares of common stock by the selling stockholders.  Under the terms of the Registration Rights Agreement, we have agreed to pay all fees and expenses incident to our obligation to register these shares of common stock.

The selling stockholders may decide not to sell any of their respective shares of common stock, or may sell all or a portion of the shares of common stock beneficially owned by them.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of any sale of shares, and may sell the shares directly or through one or more broker-dealers or agents.  To the extent that any of the selling stockholders employ broker-dealers or other agents in connection with the sale of their respective shares of stock, such selling stockholders will pay any commissions, discounts or other amounts due to such broker-dealers or agents.   Except for those selling stockholders who have been identified above as broker-dealers, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the sale or distribution of the shares of common stock offered hereby.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus as supplemented or amended to reflect such transaction.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from these stock sales by the selling stockholders.  However, upon any exercise by the holders of the Series A and Series B Warrants as well as the placement agent warrants by payment of cash, the Company will receive the exercise price of such Warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus as it may be supplemented or amended from time to time available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, arising out of or based upon (i) any untrue statement or omission of any material fact contained in this prospectus and registration statement, including any amendment or supplement thereof, (ii) any blue sky application filed by the Company in any state in order to qualify the shares covered by this prospectus under the securities laws of such state; (iii) the omission in any blue sky application of a material fact required or necessary to make any statement therein not misleading; (iv) any violation by the Company of any rule or regulation under the Securities Act relating to the registration of the shares covered by this prospectus; or (v) any failure by the Company to register or qualify the shares covered by this prospectus in any state where the Company has affirmatively undertaken such registration or qualification on a selling stockholder’s behalf; provided, however, that the Company will not be liable to the extent any liability arises out of or is based upon an untrue statement or omission made or furnished by any selling stockholder for use in this prospectus and registration statement.

We also have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Fifth Avenue Law Group PLLC has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus. In the past, we have paid the law firm of Fifth Avenue Law Group PLLC for a portion of its services with our common stock.  As of the filing of this Registration Statement, Fifth Avenue Law Group PLLC holds 1,066,667 shares of our common stock (which constitutes approximately 0.6% of the Registrant’s total issued and outstanding common stock) with a market value of approximately $96,000.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had (except as disclosed in the preceding section entitled Legal Matters), or is to receive in connection with the filing, a substantial interest, direct or indirect, in the Company or any of its subsidiaries.  Nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and registration statement for the fiscal year ended September 30, 2012 have been audited by PMB Helin Donovan, LLP, the Company’s independent registered public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements included in this prospectus and registration statement for the fiscal year ended September 30, 2011 have been audited by Madsen & Associates CPA's, Inc., the Company’s previous independent registered public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

BUSINESS

The Company and our Business

We were incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 200, 000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined. Our executive offices are located in Seattle, Washington.

The following summarizes our plans for our ChromaID™ technology. Based on our expenditures on this technology, the management effort and the Sumitomo Precision Products Co., Ltd relationship, we  expect our ChromaID™ technology to provide the majority of net revenues in future years from product sales, licenses, royalties and other revenue streams as discussed in the Business section. TransTech currently provides the majority of our net revenues. There is no government regulation to our business at this time.

Our ChromaID™ Technology

We have invented a way to project light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns we have captured and this allows us to identify, detect, or diagnose materials that cannot be identified by the human eye. We refer to this pattern of reflected light as a ChromaID™. We design ChromaID scanning devices made with electronic, optical, and software parts to produce and capture the light.

Our first product, the ChromaID F12 Lab Kit, scans and identifies solid surfaces. We are marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

There is no current requirement for FDA or other government approval of our ChromaID technology.

Our research and development expenses are as follows:

Nine months ended June 30, 2013- $720,022
Year ended September 30, 2012- $176,944
Year ended September 30, 2011- $133,941

We employ two individuals, utilize contractors at the RATLab and other suppliers for our research and development.

Our Patents

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article To Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

We are pursuing an aggressive patent strategy to expand our unique intellectual property in the United States and Japan and other countries.

Our Joint Development Agreement with Sumitomo Precision Products Co., Ltd.

On May 31, 2012, we entered into a Joint Research and Product Development Agreement with Sumitomo , a publicly-traded Japanese corporation, for the commercialization of our ChromaID™ technology.   On March 29, 2013, we entered into an Amendment to Joint Research and Product Development Agreement or Amended Agreement with Sumitomo . The Amended Agreement extends the Joint Development Agreement from March 31, 2013 to December 31, 2013. The extension was necessary to achieve redefined objectives related to the commercialization of our ChromaID™ technology. The major remaining work is to complete a marketing study to define version 7 of the ChromaID™ technology.

Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share that was funded on June 21, 2012.   Sumitomo also paid the Company an initial payment of $1 million in accordance for an exclusive License Agreement which covers Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). A running royalty for the license granted under the License Agreement will be negotiated at the completion of the Joint Development Agreement. The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

Sumitomo is publicly traded in Japan and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

Our Developing Markets and Customers.

Our plan is to develop markets and customers who have a need to identify, detect, or diagnose flat surface materials which include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

Future market opportunities might include identification, detection, or diagnosis of:

-	Powders for law enforcement applications,
-	Drugs and drug container seals for protection against contamination and counterfeiting for pharmaceutical applications.
-	Fruit and vegetable ripeness for agriculture applications,
-	Noninvasive skin analysis for discovery of certain diseases or conditions for medical applications.

Our Commercialization Plans for our ChromaID Technology.

We expect to start shipping our first ChromaID product, the ChromaID F12 Lab Kit, sometime during the last calendar quarter of  2013, after we complete final assembly and testing. This Lab Kit will include the following:

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ChromaID F12 Scanner. A small device made with electronic, optical, and software parts , which shines light onto a flat material and measures the amount of light that is reflected back. The device is the size of a flashlight (5.5” long and 1.25” diameter).

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ChromaID Lab Software. A software application that runs on a Windows Personal Computer. This software configures and controls the ChromaID F12 Scanner, displays the captured ChromaID Profile, and compares it to known ChromaID Profiles.

The ChromaID F12 Scanner allows customers to evaluate the technology and determine if it is appropriate for their application. The main electronic and optical parts of the ChromaID scanner can be supplied to customers to put in their own products, these parts are called the ‘Scanhead’.  A set of ChromaID Developer Tools are also available, which allows customers to develop their own products based on the ChromaID technology.

The ChromaID profile must be stored, managed, and readily accessible. The database can be owned and operated by the end customer, but in the case of thousands of ChromaID profiles database management may be outsourced to Visualant or a third party provider.  These database services can be made available on a per-access transaction basis or on a monthly or annual subscription basis.  The actual storage location of the database can be cloud-based or local depending on the requirements of access, size of the database and security as defined by the customer. As a result, large databases can be accessed by cell phone or other mobile technologies.

Based on the commercialization plans outlined above, revenue can be derived from several sources:
-	Sale of the ChromaID F12 Lab Kit and ChromaID Developer Tools.
-	Licensing of the ChromaID technology,
-	Sales of the Scanhead and associated licensing and royalties.
-	ChromaID database administration and management services.

Our Acceleration of Business Development in the United States and Japan.

We are coordinating the sales and marketing efforts of both Visualant and Sumitomo to leverage market data and information in order to focus on specific target vertical markets which have the greatest potential for early adoption.  The ChromaID F12 Lab Kit provides a means for us to demonstrate the technology to customers in these markets.

Development of License, Royalty and Other Opportunities

Our plan is to develop license and royalty producing opportunities and partners, including major companies in the US, Europe and Asia. We expect to develop our patent portfolio by continually extending the reach and application of our intellectual property.

Our first major license was signed May 31 2012 with Sumitomo . Our Business Development team is pursuing other license opportunities with customers in our target markets.

Our Acquisition of Visualant Related Assets of the RATLab LLC

On June 7, 2011, we closed the acquisition of all Visualant related assets of the RATLab. The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia. With this acquisition, we consolidated all intellectual property relating to the ChromaID technology, except for environmental field of use.  We acquired the Visualant related assets of the RATLab for (i) 1,000,000 shares of our common stock at closing valued at $0.20 per share, the price during the negotiation of this agreement; (ii) payment of $250,000; and (iii) payment of the outstanding promissory note owing to Mr. Furness in the amount of $65,000 with accrued interest of $24,675.

On October 23, 2008, the Company and RATLab entered into definitive agreements which provide for a non-commercial non-exclusive license of the Company’s technology to RATLab for the purpose of continuing research and development with a license back to the Company for enhancements that are developed.  Further, an exclusive license was entered into between the Company and RATLab for selected fields of use.

Our Acquisition of Environmental Field of Use Rights from Javelin LLC

On July 31, 2012, we closed the acquisition of all rights to the ChromaID technology in the environmental field of use from Javelin LLC. We acquired these assets of Javelin for (i) 1,250,000 shares of our common stock valued at $0.13 per share, the price during the negotiation of the acquisition agreement; and (ii) $100,000 in cash, with $20,000 payable at closing and $80,000 to be paid in four equal installments over a period of eight months, all of which have now been paid.

Our Acquisition of TransTech Systems, Inc.

Our wholly owned subsidiary, TransTech Systems, Inc., based in Aurora, Oregon, is a leading distributor of products, including systems solutions, components and consumables, for employee and government identification, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to a growing channel of value-added resellers and system integrators throughout North America.

TransTech’s channel partners enjoy the top pre-and post-sales support in the industry.  Technical Services covers training and installation support, in-warranty repair, out of warranty repair, and spares programs.  Our Customer Service team, with industry top awards, provides full sales, configuration, and logistics services.  An increasing number of manufacturers are turning to TransTech Systems for channel development and introduction of their products to our market space.

We closed the acquisition of TransTech on June 8, 2010. We acquired our 100% interest in TransTech by issuing a Promissory Note to James Gingo, the President and sole shareholder of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent per annum from the date of the Note. The Note was secured by a security interest in the stock and assets of TransTech, and was payable over a period of three years. The final balance of $1,000,000 on the Note and accrued interest of $30,397 were paid to Mr. Gingo on June 12, 2013, to complete payment of the purchase price for the TransTech stock.

On June 8, 2010 in connection with the acquisition of TransTech, we issued a total of 3,800,000 shares of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, and Paul Bonderson, a TransTech investor.  The parties valued the shares in this transaction at $76,000 or $0.02 per share, the closing bid price during negotiations.

This acquisition is expected to accelerate market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring the company’s proprietary ChromaID technology.

Products

TransTech products are as follows:

ID Systems & Components: Provision of ID personalization systems to the security industry.  These systems include components such as ID cards, printers, software, supplies, data collection devices, document scanners, photo capture products, document authentication devices, and signature capture products.

Logical and Physical Access Control: Logical access readers used for logging onto computer networks and VPNs, physical access control readers used to gain access into buildings or secure areas, software such as visitor management & temporary card solutions, and additional applications outside of security.

Radio Frequency Identification and Tracking: These products include RF scanner, readers, cards, tags, labels, tracking software, and even video surveillance cameras to tie video clips of the asset or article movement to the personnel using them or to record other events surrounding asset and article movement.

Kiosk printers for the self service industry – The self service industry is expanding from ATM’s and grocery store check-out lines to fully integrated systems for paying bills, depositing cash or checks, and using financial services.  TransTech provides Kiosk card printers.  The mechanical functions of the printers are the same as a standard desktop card printer, but  typically do not have the fancy housing and may come with much higher volume feeder capacities.

Markets
Regions: Revenues are derived from over 400 distributors and national account customers in the United States, with the majority in the Western region.

Route to Market: TransTech’s focus is on its reseller channel. Approximately 90% of sales are through the reseller channel and government prime vendors.  The remaining approximately 10% is direct to end users.

Distribution Network Development: TransTech is exploring a closer position with its direct channel for tighter market feedback, insurance against manufacturer’s policies, and for financial benefits.  This exploration includes partnering, LLCs, Joint Ventures, and potential acquisitions.

Applications and Verticals: The primary use of TransTech products is for security applications.  These fit within many verticals, including but not limited to, commercial industries, manufacturing, distribution, transportation, government, health care, education, entertainment.  In recent years there has been growth into several non-security applications such as gaming/player’s cards, loyalty cards, gift cards, direct marketing, certifications, amusement, payment, and guest cards.

Key Partners
Customers: We currently do not have any customer concentrations where one customer exceeds 10% of net revenues on an annual basis.

Suppliers: Evolis, Fargo, Magicard and NiSCA, are major vendors whose products account for approximately 70% of TransTech’s revenue. TransTech buys, packages and distributes products from these vendors after issuing purchase orders. Our products do not have any limit on availability, subject to proper payment of outstanding invoices.

Distribution Methods

Distribution is fragmented in the security and authentication marketplace.  There are large companies who increasingly sell directly to customers via the Internet and smaller regional and national distributors who sell to these same customers and provide value added services and support.  Often called value added resellers or VARs, distributors such as TransTech work hard to maintain their customer relationships through the provision of outstanding service and support.

The Visualant technology will be primarily sold as IP, licensing and component parts of third party solutions and products.  The sales and business development efforts are therefore focused on developing business relationships with those potential customers who have a need for faster, more accurate and lower cost discovery, authentication and verification of surfaces or substances via the spectral pattern creation, recording and storage capabilities provided by the Visualant ChromaID technology.  These applications may be in the industrial, commercial or government security sector  but the end user products most likely will be produced by  a third party incorporating the Visualant scan head component as a part of the overall product.

We should be able to leverage our TransTech channel of distribution and obtain a speed to market advantage.  At the same time, where appropriate, Visualant will utilize broad global channels of distribution for its Spectral Pattern Matching technology.  We also expect to enter into joint ventures with co-development partners who may have their own channels of distribution.

Competition

While we have not seen any direct competition to the patented ChromaID technology and are not aware of any direct competitors using technology with the same or similar capabilities as the Visualant Spectral Pattern Matching technology in the security and authentication marketplace, there are several indirect competitors in the form of other methods for determining the authenticity of products and people.  These competitive products include the use of RFID chips, holograms, iris scans, fingerprints and other means of determining whether a person or product is authentic.

There are competitors who do use spectroscopy and IR light to sense and validate various substances. While these methods are not identical to Chroma ID technology, they are functional, but at a relatively higher price. The FDA recently developed an internal product for checking on illegal drugs, and companies like Thermo Scientific and Centice are using Ramen light scattering technologies to analyze various substances confirming that the market is interested the light identification solutions. The previously mentioned products, however, are large and expensive, costing over $10,000 for each product. Many companies compete in the security and authentication marketplace with various solutions, many of which perform with excellence.  We believe that we can provide an accurate, cost effective component which will add value to customers looking for additional inexpensive redundancies to solve their security and authentication problems.

TransTech faces direct competition from OEMs and manufacturers selling directly to end users/customers and from other distributors of both the same products as TransTech distributes and competing products.

Summary Financial Results

Summary of Recent Business Operations for the Nine Months Ended June 30, 2013

Net revenue for the nine months ended June 30, 2013 increased $808,000 to $6,334,000 as compared to $5,526,000 for the nine months ended June 30, 2012. The increase was due to license revenue of $667,000 from Sumitomo and sales of $5,667,000 at TransTech.  Net revenue for the nine months ended June 30, 2012 reflected $84,000 from Sumitomo and sales of $5,442,000 at TransTech. Sumitomo paid the Company an initial payment of $1 million under a License Agreement dated May 31, 2012 providing Sumitomo with an exclusive license of our technology in identified Asian territories. This license revenue was fully recognized by May 31, 2013. The TransTech increase primarily resulted from the release of new products, including radio frequency and asset tracking and kiosk printer products.

Gross margin was $667,000 for our license revenue and $860,000 from TransTech for a total of $1,527,000 as compared to $1,013,000 for the nine months ended June 30, 2012.The gross margin was 24.1% for the nine months ended June 30, 2013 as compared to 18.3% for the nine months ended June 30, 2012. The increase relates to the Sumitomo license revenue, offset by a reduction TransTech gross margin from 17.1% to 15.2% related to the release of new products, including radio frequency and asset tracking and kiosk printer products. New products have lower margins during the product launch and until sales increase.

Research and development expenses for the nine months ended June 30, 2013 increased $621,000 to $720,000 as compared to $99,000 for the nine months ended June 30, 2012. The increase was due to expenditures for personnel and suppliers related to the commercialization of Visualant’s ChromaID technology and the expenses incurred for the Joint Development Agreement with Sumitomo.

Selling, general and administrative expenses for the nine months ended June 30, 2013 increased $818,000 to $3,572,000 as compared to $2,754,000 for the nine months ended June 30, 2012. The increase was due to increased business develop, public relations and investor relation activities. Business development, public relation and investor relation expenditures include cash and share issuances to develop markets, license agreements and an investor base for the Company.

Net loss for the nine months ended June 30, 2013 was $5,463,000 as compared to a net loss of $1,925,000 for the nine months ended June 30, 2012 for the reasons discussed above. The net loss included non-cash expenses of $3,264,000, including (i) depreciation and amortization of $303,000; (ii) issuance of shares for services of $255,000; (iii) stock based compensation of $227,000; (iv) loss on derivative liability- warrants of $1,449,000; and (v) loss on purchase of warrant and additional investment right of $1,150,000.

We expect losses to continue as we commercialize our ChromaID™ technology.

Summary of Recent Business Operations for the Year Ended September 30, 2012

Net revenue for the year ended September 30, 2012 decreased $1,212,000 to $7,924,000 as compared to $9,136,000 for the year ended September 30, 2011. The reduction was due to a large sale by TransTech to an aerospace company in the year ended September 30, 2011, which was not repeated in the year ended September 30, 2012.

Gross margin was $334,000 for our license revenue and $1,246,000 from TransTech for a total of $1,580,000 as compared to $1,566,000 for the year ended September 30, 2011. The gross margin was 19.9% for the year ended September 30, 2012 as compared to 17.7% for the year ended September 30, 2011. The increase relates to the Sumitomo license revenue, offset by a reduction TransTech gross margin from 17.1% to 16.4% related to product mix. The TransTech gross margin was negatively impacted by the reduction in the large sale by TransTech to an aerospace company and somewhat lower margins on remaining product lines due to competition.

Research and development expenses for the year ended September 30, 2013 increased $43,000 to $177,000 as compared to $134,000 for the year ended September 30, 2012. The increase was due to expenditures for personnel related to the commercialization of Visualant’s ChromaID technology and the expenses incurred for the Joint Development Agreement with Sumitomo.

Selling, general and administrative expenses for the year ended September 30, 2012 decreased $67,000 to $3,625,000 as compared to $3,691,000 for the year ended September 30, 2011. We recorded $195,000 in expenses related to the Sumitomo transactions during the year ended September 30, 2012. During the year ended September 30, 2012, we recorded non-cash expenses of $1,196,000 and other business development and investor relation expenditures to expand the business.

Net loss for the year ended September 30, 2012 was $2,726,000 as compared to a net loss of $2,396,000 for the year ended September 30, 2011. The net loss included non-cash expenses of $1,302,000, including (i) depreciation and amortization of $356,000; (ii) issuance of shares for services of $327,000; (iii) stock based compensation of $266,000; (iv) loss on purchase of warrant of $500,000; (v) offset by the gain of extinguishment of debt of $394,000.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred net losses of $5,462,678 and $2,725,692 for the nine months ended June 30, 2013 and the year ended September 30, 2012, respectively. Our net cash used in operating activities was $2,468,603 for the nine months ended June 30, 2013.

We anticipate that we will record losses from operations for the foreseeable future. As of June 30, 2013, our accumulated deficit was $19,378,609.  We have limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, our Chief Executive Officer. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2012 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Our continuation as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Material Financing Transactions

Purchase Agreement with Special Situations and forty other Accredited Investors which closed June 14, 2013

On June 10, 2013, we entered into a Purchase Agreement, Warrants and Registration Rights Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of that transaction, which closed June 14, 2013, we issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share , and the investors obtained voting agreements from certain stockholders regarding an increase in the number of authorized shares of stock.   Since we had an insufficient number of authorized shares of common stock to permit the exercise of all of the Series A and Series B Warrants at the time of closing , the Warrants were issued subject to authorization and approval of an increase in the number of authorized shares of the Company by its stockholders at a special meeting of the stockholders, which was held on August 9, 2013.   At the stockholders’ special meeting, the stockholders approved an increase in the number of authorized shares of common stock of the Company from 200,000,000 shares to 500,000,000 shares.

We also agreed to file a registration statement on Form S-1 to register the resale of the 52,300,000 shares of common stock issued in the transaction plus a portion of the shares underlying the Series A Warrants, and to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable. The Company must pay damages if the registration statement is not declared effective within one hundred and twenty days of the June 14, 2013 closing of the transaction.  In addition, we agreed to file a subsequent registration statement on Form S-1 to register the resale of all remaining shares underlying the Series A and Series B Warrants within five business days of the special meeting of the stockholders of Visualant approving the increase in the number of authorized shares of common stock of the Company.

In connection with and as a condition to the closing of the Transaction, the Investors obtained voting agreements from existing stockholders holding an aggregate of 38,359,633 shares of our common stock.  The voting agreements required those stockholders to vote their shares in favor of an increase in the number of the Company’s authorized shares of common stock from 200,000,000 to 500,000,000 at the upcoming special meeting of stockholders.  At the special meeting of stockholders held on August 9, 2013, 69.9% of our stockholders approved an increase in the number of authorized shares of common stock from 200,000,000 to 500,000,000 and authorized an amendment to our articles of incorporation to reflect this change in share authorization.  The voting agreements obtained by the Investors were not utilized at the special stockholders meeting since there were a sufficient number of stockholders present at the meeting, either in person or by proxy, who voted in favor of the increase in our authorized shares of common stock.

Equity Line of Credit Transaction with Ascendiant dated June 17, 2011

On June 17, 2011, we entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of our common stock from time to time over a 24-month period, provided that certain conditions were met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

Under the terms of the Securities Purchase Agreement, Ascendiant was not obligated to purchase shares of our common stock unless and until certain conditions were met, including but not limited to the SEC declaring effective a Registration Statement (the “Registration Statement”) on Form S-1 and the Company maintaining an Effective Registration Statement which registered Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on June 17, 2011.

Once the registration was declared effective, we had the right to sell and issue to Ascendiant, and Ascendiant had the obligation to purchase from us, up to $3,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). We were entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, the Company was required to specify the dollar amount of shares that it intended to sell to Ascendiant, which was spread over a five-trading-day pricing period. For each draw, the Company was required to deliver the shares sold to Ascendiant by the second trading day following the pricing period.   Ascendiant was entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provided for the following terms and conditions:

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Purchase Price - 90% of our volume-weighted average price (“VWAP”) on each trading day during the five-trading-day pricing period, unless the lowest VWAP or closing bid price (“Market Price”) on the trading day before settlement was lower, in which case the Purchase Price shall be the Market Price less $.01.

•
Threshold Price – We may specify a price below which we will not sell shares during the applicable five-trading-day pricing period. If the VWAP falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/5 for each such day).

•
Maximum Draw - 20% of our total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $100,000).

•	Minimum Draw - None.

•	Minimum Time Between Draw Down Pricing Periods - Three trading days.

•	Minimum Use of Facility – We were not obligated to sell any shares of our common stock to Ascendiant during the Commitment Period.

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Commitment and Legal Fees – Commitment fees of 5% ($150,000), payable in shares of our common stock based on the following schedule: $75,000 worth of restricted shares to be delivered at initial closing, $25,000 worth of shares if and when the S-1 is declared effective, and $25,000 worth of shares at 30 and 60 days).  Legal fees were $7,500. We issued 1,490,943 shares for these commitment and legal fees.

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Indemnification - Ascendiant is entitled to customary indemnification from us for any losses or liabilities it suffers as a result of any breach by us of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any of our stockholders (except stockholders who are officers, directors or principal stockholders of the Company).

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Conditions to Ascendiant’s Obligation to Purchase Shares - Trading in our common stock must not be suspended by the SEC or other applicable trading market; we must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of our common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of our common stock.

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Termination - The Securities Purchase Agreement would terminate if our common stock was not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others); if we filed for protection from its creditors; or if the Registration Statement was not declared effective by the SEC by the date nine months following the date of the Securities Purchase Agreement. We had the right to terminate the Securities Purchase Agreement with five days’ notice two years from the Registration Statement being declared effective or August 29, 2013.

The Securities Purchase Agreement also contained certain representations and warranties of the Company and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that we have filed with the SEC) and that our issuance of the shares has not been registered with the SEC or qualified under any state securities laws. We provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. Our representations and warranties are qualified in their entirety (to the extent applicable) by our disclosures in the reports it files with the SEC. We also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

The shares issued by the Company to Ascendiant under the Securities Purchase Agreement were issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

We issued to Ascendiant 6,358,933 shares for $483,141 or $.076 per shares under the Securities Purchase Agreement excluding the commitment and legal fees.

Our equity line of credit with Ascendiant remains outstanding, with available credit of $2,516,859. We have no current intention of further utilizing this line of credit, which expires August 29, 2013.

Agreements with Gemini Master Fund, Ltd.  and Ascendiant Capital Partners, LLC  dated May 19, 2011

On May 19, 2011, we entered into a Securities Purchase Agreement or Agreement with Gemini and Ascendiant, pursuant to which we issued $1.2 million in principal amount of 10% convertible debentures (the “Original Debentures”), which were due May 1, 2012.   The purchase price for the debentures was 83.3% of the face amount, resulting in our receiving $1.0 million, less legal fees, placement agent fees and expenses.  Under the terms of the Agreement, the debentures, including the amount of accrued interest thereon, were convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.50 per share, or (ii) 70% of the average of the three lowest prices during the 20 trading days preceding the conversion date, subject to a floor conversion price of $0.35 per share, provided that the Company pays to the holder a compensatory amount in cash to adjust for the difference between the conversion price and $0.35 per share. The warrants for 2.4 million shares are exercisable at a price of $0.50 per share for five years. The Agreement also provided for an additional $1.0 million investment option by the Investors to purchase an additional $1.2 million in aggregate principal amount of debentures on or before the one-year anniversary date of the Agreement.  The conversion price of these additional debentures is equal to the lesser of (i) $1.00 per share, or (ii) 70% of the average of the three lowest prices during the 20 trading days preceding the conversion date, subject to a floor conversion price of $0.70 per share subject to adjustment.

We paid legal fees and expenses in the amount of $12,500. Visualant also paid $80,000 or 8.0% of the cash received and issued a five-year warrant for 192,000 shares in placement agent fees to Ascendiant Capital Markets LLC.

The due date of the Original Debentures was extended to September 30, 2012 pursuant to a First Amendment to the Agreement on March 12, 2012, and further extended to September 30, 2013 pursuant to a Second Amendment to the Agreement on August 16, 2012. The Agreement included an additional investment right granted to Gemini and Ascendiant, pursuant to which the Gemini and Ascendiant had the right at any time until September 30, 2013, to purchase up to $1.2 million in principal amount of Additional Debentures on the same terms and conditions as the Original Debentures, except that the conversion price on the Additional Debentures was expected to have a higher floor.  The conversion price on both the Original Debentures and the Additional Debentures were subject to a potential downward adjustment for any equity sales subsequent to the date of issuance. In conjunction with the purchase of the Additional Debentures, Gemini and Ascendiant also had the right to purchase additional warrants.

On August 28, 2012, we entered into a Warrant Purchase Agreement with Gemini and acquired the Gemini Warrant covering the purchase of up to 1.8 million shares, subject to adjustment, by paying $250,000 on August 28, 2012 and agreeing to pay $250,000 on or before November 30, 2012.

Ascendiant also had a warrant for the purchase of up to 600,000 shares of our common stock at an original exercise price of $.35 per share, which exercise price was subject to adjustment and which had been adjusted downward as of April 26, 2013, the date it was exercised by Ascendiant.

During the year ended September 30, 2012, we modified the terms of the outstanding Original Debentures with the Gemini and Ascendiant having an aggregate principal value of $1,200,000. The maturity date was extended to September 30, 2013, Gemini and Ascendiant converted principal and interest as outlined above at $0.05 per share, and the Company paid a premium to Gemini in the form of redeeming its outstanding warrants for $500,000. In addition, the additional investment and participation rights as defined in the Agreement granted to Gemini and Ascendiant were extended from September 30, 2012 to September 30, 2013. The fair value of the warrants was calculated using the Black-Scholes-Merton option valuation model. The following assumptions were used to determine the fair value of the Warrants using the Black-Scholes valuation model: a term of five years, risk-free rate of 3.92%, volatility of 100%, and dividend yield of zero. Interest expense was recorded for the loss of $500,000 related to the modification of the debentures.  The difference between the conversion price and the fair market value of the common stock on the commitment date resulted in a beneficial conversion feature recorded of $216,000. Total interest expense recognized, including the beneficial conversion feature was $313,534 during the year ended September 30, 2012.

On January 30, 2013, the Company and Gemini and Ascendiant entered into the following agreements dated January 23, 2013 but made effective as of the date of their execution by the parties. We entered into these agreements to eliminate the potential dilution. This decision was made as part of the funding transaction with accredited investors that closed on June 14, 2013.

(1) Warrant Purchase Agreement between the Company and Ascendiant pursuant to which we agreed to repurchase the Ascendiant Warrant for a purchase price of $300,000, which amount was due in full on March 31, 2013. No portion of the purchase price was paid by the due date and Ascendiant was issued a total of 4,564,068 shares of common stock on April 26, 2013 as a result of Ascendiant’s cashless exercise of the Ascendiant Warrant.  On April 26, 2013, we entered into an Option Agreement with Ascendiant pursuant to which we had the option to purchase from Ascendiant 4,000,000 of the 4,564,068 shares of common stock of the Company acquired by Ascendiant upon exercise of its warrant for a total purchase price of $300,000.  If purchased by us, the 4,000,000 shares were expected to be retired to treasury.  The option was required to be exercised and payment for the shares made on or before May 31, 2013.  On May 31, 2013, we exercised our option to purchase 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price.  To date, Ascendiant has delivered only 2,284,525 of the 4,000,000 Option Shares purchased by the Company and has failed to deliver the remaining 1,715,475 Option Shares. On June 17, 2013, we filed a complaint against Ascendiant in the Orange County Superior Court of California (Case No. 30-2013-00656770-CU-BC-CJC) for breach of contract, seeking damages, specific performance and injunctive relief. The matter is currently scheduled for hearing by the California Superior Court on September 24, 2013.

(2)  Amendment to Warrant Purchase Agreement between the Company and Gemini dated January 23, 2013 extending the due date for payment of the balance of the purchase price, including accrued interest thereon, from November 30, 2012 to March 31, 2013. We accrued interest at 18% on the $250,000 balance due to Gemini.  We were in default on our payment obligation to Gemini, which entitled Gemini to exercise its warrant, potentially resulting in substantial additional dilution to our shareholders. On May 31, 2013, we paid $250,000 plus interest of $35,175 under the Amendment to Warrant Purchase Agreement with Gemini, in exchange for which we acquired the warrant from Gemini and cancelled it.

(3)  AIR Termination Agreement between the Company and Gemini  (which had previously acquired Ascendiant’s AIR right in a private transaction between Gemini and Ascendiant) dated January 23, 2013 pursuant to which we acquired all additional investment rights or AIR of Gemini and Ascendiant under the Securities Purchase Agreement dated May 19, 2011 for the sum of $850,000, to be paid pursuant to the terms of a promissory note executed by the Company for the principal amount of $850,000.  The promissory note was payable in two installments of $425,000 each, together with accrued interest thereon at the rate of 5% per annum, due on June 30, 2013 and September 30, 2013. If the payments were not made, we owed 120% of the balance due plus interest. On June 26, 2013, we acquired all additional investment rights between the Company and Gemini under the AIR Agreement with the payment of $850,000 and interest of $17,349.

Security Purchase Agreement with Seaside Advisors LLC dated December 23, 2010

On December 23, 2010, we entered into a Securities Purchase Agreement with Seaside pursuant to which Seaside agreed to purchase restricted shares of our common stock from time to time over a 12-month period, provided that certain conditions were met.

Under the terms of the agreement with Seaside, we agreed to sell and issue to Seaside each month for a 12-month period commencing on the closing date, restricted shares of our common stock at a price equal to the lower of (i) 60% of the average trading price of the company’s stock during the 10 trading days immediately preceding each monthly closing date, or (ii) 70% of the average trading price for the trading day immediately preceding each monthly closing date. Visualant’s agreement to sell shares each month during said 12 month period was subject to certain conditions and limitations.  With respect to each subsequent closing, Visualant was not obligated to sell any of its common stock to Seaside at a price lower than $0.25 per share, and Seaside’s beneficial ownership of our common stock was not to exceed 9.9%. Seaside was not permitted to short sale our common stock.

Visualant paid Seaside’s legal fees and expenses in the amount of $25,000 for the initial closing, and agreed to pay $2,500 for each subsequent closing.  Visualant also agreed to pay 7.0% in finder’s fees (to be paid in connection with each draw down) and issue 10,113 common stock warrants exercisable at $0.21395 per share.

As of September 30, 2011, we sold to Seaside 2,529,314 shares at a purchase price of $0.302 per share, or an aggregate price of $763,650. In addition, we issued warrants to brokers for the purchase of 177,050 shares of common shares at the purchase price of $0.302 per share. The Securities Purchase Agreement expired December 23, 2011.

Employees

As of September 13 , 2013 we had sixteen full-time and two part-time employees. Our senior management is based out of the Seattle, Washington office.

DESCRIPTION OF PROPERTY

Corporate Offices

Our executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. On August 1, 2012, we entered into a lease which expires August 31, 2014. The monthly lease rate was $1,944 for the year ending August 31, 2013 and $2,028 for the year ending August 31, 2014. On June 14, 2013, we amended the lease and added Suite 450, increasing our monthly payment to $3,978 through August 31, 2013, $4,057 from September 1, 2013 to May 31, 2014 and $4,140 from June 1, 2014 through August 31, 2014.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations, at a monthly rental of $4,292. The lease was extended from March 2011 for an additional five year term at a monthly rental of $4,751. There are two additional five year renewals with a set accelerating increase of 10% per 5 year term.

SELECTED FINANCIAL DATA

The following table summarizes the financial data for our business. You should read this summary financial data in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our Consolidated Financial Statements and related notes, all included elsewhere in this prospectus.

We have derived the statements of operations data for the fiscal years ended September 30, 2012 and 2011 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the statements of operations data for the fiscal years ended September 30, 2010, 2009 and 2008 from our audited consolidated financial statements not included in this prospectus. We have derived the statements of operations data for the nine months ended June 30, 2013 and 2012 and the balance sheet data as of June 30, 2013 from our unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

(dollars in thousands)

	Nine Months
	Ended	Years Ended September 30,
	June 30, 2013	2012	2011	2010	2009	2008
(in thousands, except for share and per share data)
STATEMENT OF OPERATIONS DATA:
Revenue	$6,334	$7,924	$9,136	$2,543	$-	$-
Net loss	(5,463)	(2,726)	(2,396)	(1,147)	(951)	(945)
Net loss applicable to Visualant, Inc. common shareholders	(5,448)	(2,732)	(2,410)	(1,149)	(951)	(945)
Net loss per share	(0.05)	(0.04)	(0.06)	(0.04)	(0.03)	(0.05)
Weighted average number of shares	108,181,494	65,557,376	42,682,795	30,728,036	28,003,021	18,029,095

BALANCE SHEET DATA:
Total assets	5,592	5,320	4,313	4,144	12	2
Stockholder's (deficiency) equity	(1,782)	171	(1,610)	(1,900)	(1,366)	(2,135)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-looking statements in this prospectus reflect the good-faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed below and in Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the prospectus.

Summary of Recent Business Operations for the Nine Months Ended June 30, 2013

Net revenue for the nine months ended June 30, 2013 increased $808,000 to $6,334,000 as compared to $5,526,000 for the nine months ended June 30, 2012. The increase was due to license revenue of $667,000 from Sumitomo and sales of $5,667,000 at TransTech.  Net revenue for the nine months ended June 30, 2012 reflected $84,000 from Sumitomo and sales of $5,442,000 at TransTech. Sumitomo paid the Company an initial payment of $1 million under a License Agreement dated May 31, 2012 providing Sumitomo with an exclusive license of our technology in identified Asian territories. This license revenue was fully recognized by May 31, 2013. The TransTech increase primarily resulted from the release of new products, including radio frequency and asset tracking and kiosk printer products.

Gross margin was $667,000 for our license revenue and $860,000 from TransTech for a total of $1,527,000 as compared to $1,013,000 for the nine months ended June 30, 2012.The gross margin was 24.1% for the nine months ended June 30, 2013 as compared to 18.3% for the nine months ended June 30, 2012. The increase relates to the Sumitomo license revenue, offset by a reduction TransTech gross margin from 17.1% to 15.2% related to the release of new products , including radio frequency and asset tracking and kiosk printer products. New products have lower margins during the product launch and until sales increase.

Research and development expenses for the nine months ended June 30, 2013 increased $621,000 to $720,000 as compared to $99,000 for the nine months ended June 30, 2012. The increase was due to expenditures for personnel and suppliers related to the commercialization of Visualant’s ChromaID technology and the expenses incurred for the Joint Development Agreement with Sumitomo.

Selling, general and administrative expenses for the nine months ended June 30, 2013 increased $818,000 to $3,572,000 as compared to $2,754,000 for the nine months ended June 30, 2012. The increase was due to increased business develop, public relations and investor relation activities. Business development, public relation and investor relation expenditures include cash and share issuances to develop markets, license agreements and an investor base for the Company.

Net loss for the nine months ended June 30, 2013 was $5,463,000 as compared to a net loss of $1,925,000 for the nine months ended June 30, 2012 for the reasons discussed above. The net loss included non-cash expenses of $3,264,000 , including (i) depreciation and amortization of $303,000; (ii) issuance of shares for services of $255,000; (iii) stock based compensation of $227,000; (iv)  loss on derivative liability- warrants of $1,449,000; and (v) loss on purchase of warrant and additional investment right of $1,150,000.

We expect losses to continue as we commercialize our ChromaID™ technology.

Summary of Recent Business Operations for the Year Ended September 30, 2012

Net revenue for the year ended September 30, 2012 decreased $1,212,000 to $7,924,000 as compared to $9,136,000 for the year ended September 30, 2011. The reduction was due to a large sale by TransTech to an aerospace company in the year ended September 30, 2011, which was not repeated in the year ended September 30, 2012.

Gross margin was $334,000 for our license revenue and $1,246,000 from TransTech for a total of $1,580,000 as compared to $1,566,000 for the year ended September 30, 2011. The gross margin was 19.9% for the year ended September 30, 2012 as compared to 17.7% for the year ended September 30, 2011. The increase relates to the Sumitomo license revenue, offset by a reduction TransTech gross margin from 17.1% to 16.4% related to product mix. The TransTech gross margin was negatively impacted by the reduction in the large sale by TransTech to an aerospace company and somewhat lower margins on remaining product lines due to competition.

Research and development expenses for the year ended September 30, 2013 increased $43,000 to $177,000 as compared to $134,000 for the year ended September 30, 2012. The increase was due to expenditures for personnel related to the commercialization of Visualant’s ChromaID technology and the expenses incurred for the Joint Development Agreement with Sumitomo.

Selling, general and administrative expenses for the year ended September 30, 2012 decreased $67,000 to $3,625,000 as compared to $3,691,000 for the year ended September 30, 2011. We recorded $195,000 in expenses related to the Sumitomo transactions during the year ended September 30, 2012. During the year ended September 30, 2012, we recorded non-cash expenses of $1,196,000 consisting of (i) depreciation and amortization of $356,000; (ii) issuance of shares for services of $327,000 and (iii) stock based compensation of $266,000. We spent the following during the year ended September 30, 2012:

$195,000 in expenses related to the Sumitomo transactions to two former directors.
$140,000 in cash and shares for services to investor relation firms to develop the investor base.
$83,000 in cash and shares for services to a public relations firm to develop press for the company.
$49,000 in cash and shares for services for business development activities to develop markets for the company.

Net loss for the year ended September 30, 2012 was $2,726,000 as compared to a net loss of $2,396,000 for the year ended September 30, 2011. The net loss included non-cash expenses of $1,302,000 , including (i) depreciation and amortization of $356,000; (ii) issuance of shares for services of $327,000; (iii) stock based compensation of $266,000; (iv) loss on purchase of warrant of $500,000; (v) offset by the gain of extinguishment of debt of $394,000.

Summary of Recent Business Operations for the Year Ended September 30, 2011

Net revenue for the year ended September 30, 2011 increased $6,593,000 to $9,136,000 as compared to $2,543,000 for the year ended September 30, 2010.

Gross margin was $0 for our license revenue and $1,566,000 from TransTech for a total of $1,566,000 as compared to $447,000 for the year ended September 30, 2010. The gross margin was 17.1% for the year ended September 30, 2011 as compared to 17.6% for the year ended September 30, 2010. The TransTech gross margin decrease was related to product mix.

Research and development expenses for the year ended September 30, 2011 increased $43,000 to $134,000 as compared to $91,000 for the year ended September 30, 2010. The increase was due to expenditures for the development of Visualant’s ChromaID technology.

Selling, general and administrative expenses for the year ended September 30, 2011 increased $2,315,000 to $3,690,000 as compared to $1,377,000 for the year ended September 30, 2011. Visualant expenses increased $1,213,000 related to non-cash expenses of $1,204,000, including (i) depreciation and amortization of $385,000; (ii) issuance of shares and warrants for services of $660,000; and (iii) stock based compensation of $151,000 and other business development and investor relation expenditures to expand the business. TransTech expenses increased $1,102,000 related to owning TransTech for a full year.

Net loss for the year ended September 30, 2011 was $2,396,000 as compared to a net loss of $1,147,000 for the year ended September 30, 2010. The net loss included non-cash expenses of $1,204,000 and other business development and investor relation expenditures to expand the business. Business development and investor relation expenditures include cash and issuances to develop markets, license agreements and an investor base for the Company.

The net loss included non-cash expenses of $1,204,000, including (i) depreciation and amortization of $385,000; (ii) issuance of shares and warrants for services of $660,000; and (iii) stock based compensation of $151,000.

We closed the acquisition of TransTech of Aurora, OR on June 8, 2010 and recorded the results from June 8, 2010 to September 30, 2011.

Liquidity and Capital Resources

Summary

We have invented a way to shine light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns we have captured and this allows us to identify, detect, or diagnose materials that cannot be identified by the human eye. We refer to this pattern of reflected light as a ChromaID™. We design ChromaID Scanner devices made with electronic, optical, and software parts to produce and capture the light.

Our first product, the ChromaID F12 Lab Kit, scans and identifies solid surfaces. We are marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

We expect losses to continue as we commercialize our ChromaID™ technology. Our cash used in operations for the nine months ended June 30, 2013 was $(2,487,000).

The net proceeds from the above-referenced Transaction with Special Situations and the other Investors which closed June 14, 2013, were used in part to pay the obligations discussed previously to: (i) James Gingo to pay the final note payment to James Gingo related to the TransTech stock acquisition, (ii) Gemini Master Fund, Ltd. for the warrant repurchase, (iii) Ascendiant Capital Markets for the option exercise price, and (iv) Gemini Master Fund, Ltd. for the June 30, 2013 payment under the AIR Termination Agreement.  The balance of the proceeds from the Transaction will be used by us for technology development, operating expenses and to pay our debts.  We entered into the agreements with Gemini and Ascendiant dated January 23, 2013 but made effective as of the date of their execution by the parties to eliminate the potential dilution. This decision was made as part of the funding transaction with accredited investors that closed on June 14, 2013.

We expect to need to obtain additional financing in the future. There can be no assurance that we will be able to secure funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing, we may need to restructure our operations, and divest all or a portion of our business.

As part of the transaction with accredited investors which closed June 14, 2013, the Company issued to the investors Series A Warrants for 52,300,00 common shares at $0.15 per share and Series B Warrants for 52,300,000 common shares at $0.20 per share.  If fully exercised, the warrants would provide the following liquidity (before fees) to fund the Company’s operations:

Series A Warrants - up to $7,845,000 and
Series B Warrants - up to $10,460,000.

We expect to consider other funding options if the warrants are not exercised or if we experience any delays in the commercialization of our ChromaID™ technology.

Summary of Financings

We have  previously financed our corporate operations and our technology development through the issuance of convertible debentures, the sale common stock, issuance of common stock in conjunction with an equity line of credit, and loans by our Chief Executive Officer (from April 1, 2013 to June 14, 2013).

The financing transactions and any related revisions are reviewed in the Business section of this prospectus. We have not had any material capital commitments.

We finance TransTech operations from operations and a Secured Credit Facility with BFI Finance Corp.

The following summarizes our liquidity and current and prior financings:

	Nine
	Months Ended	Year Ending,
	June 30, 2013	September 30, 2012	September 30, 2011	September 30, 2010
Analysis of Cash Flow-
Cash flow (used in) operations	$(2,487,000)	$(58,000)	$(1,312,000)	$(441,000)
Cash flow (used in) provided by investing activities	(11,000)	(100,000)	(108,000)	54,000
Cash flow provided by financing activities	3,067,000	1,207,000	1,428,000	466,000

Net change in cash	$569,000	$1,049,000	$8,000	$79,000

Cash	$1,710,000	$1,141,000	$92,000	$84,000
Net working capital (deficit)	164,000	(2,362,000)	(3,202,000)	(2,667,000)
Long term debt	3,000	4,000	1,015,000	1,676,000

	Nine
	Months Ended	Year Ending,
Investor/ Lendor	June 30, 2013	September 30, 2012	September 30, 2011	September 30, 2010

Shares of Common Stock-

Coach Capital LLC Convertible Debenture and warrant exercise	-	-	2,500,000	-

Seaside	-	-	2,529,000	-

Gemini Convertible Debentures	14,032,000	6,725,000	312,000	-

Ascendiant Convertible Debentures	5,739,000	3,373,000	-	-

Ascendiant Equity Line of Credit	993,000	5,357,000	1,500,000	-

Sumitomo Precision Products Co, Ltd.	-	17,308,000	-	-

Special Situations and 40 other Accredited Purchase Agreement	52,300,000	-	-	-

Other	-	-	961,000	-

Total shares issued from financings	73,064,000	32,763,000	7,802,000	-

Proceeds from Financings-

Coach Capital LLC Convertible Debenture and warrant exercise	$-	$-	$125,000	$250,000

Seaside	-	-	761,000	-

Gemini Convertible Debentures	102,000	20,000	900,000	-

Ascendiant Convertible Debentures	23,000	19,000	300,000	-

Ascendiant Equity Line of Credit	100,000	377,000	182,000	-

Sumitomo Precision Products Co, Ltd.	-	2,250,000	-	-

Special Situations and 40 other Accredited Purchase Agreement	5,230,000	-	-	-

Other	-	-	156,000	50,000

Total proceeds from financings	$5,455,000	$2,666,000	$2,424,000	$300,000

TransTech Secured Credit Facility with BFI Finance Corp.	$110,000	$62,000	$(137,000)	$188,000

As of June 30, 2013

We had cash of $1,710,000 and net working capital of approximately $164,000 (excluding the derivative liability- warrants of $4,184,000) as of June 30, 2013.

On June 10, 2013, we entered into a Purchase Agreement, Warrants and Registration Rights Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction which closed June 14, 2013, we issued to the Investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share, and the investors obtained voting agreements from certain stockholders regarding an increase in the number of authorized shares of stock. The transaction was closed to strengthen our balance sheet, to pay the liabilities discussed below, and provide working capital to support the rapid movement of our ChromaID technology into the marketplace. In addition, we have Special Situations as an investor. If exercised, the warrants are expected to provide the following liquidity (before fees):

Series A Warrant- up to $7,845,000
Series B Warrant- up to $10,460,000

The net proceeds from the above-referenced transaction with Special Situations and the other Investors which closed June 14, 2013, were used in part to pay the obligations discussed previously to: (i) James Gingo to pay the final note payment to James Gingo related to the TransTech stock acquisition, (ii) Gemini Master Fund, Ltd. for the warrant repurchase, (iii) Ascendiant Capital Markets for the option exercise price, and (iv) Gemini Master Fund, Ltd. for the June 30, 2013 payment under the AIR Termination Agreement.  The balance of the proceeds from the Transaction will be used by us for technology development, operating expenses and to pay our debts.   This decision was made as part of the funding transaction with accredited investors that closed on June 14, 2013.

We expect to need to obtain additional financing in the future. There can be no assurance that we will be able to secure funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing, we may need to restructure our operations, and divest all or a portion of our business.

As of September 30, 2012

We had cash of $1.1 million, a net working capital deficit of approximately $2.4 million and total indebtedness of $1.6 million as of September 30, 2012.

We issued 17,308,000 shares to Sumitomo for $2,250,000 related to their equity investment which closed May 31, 2012.
We issued 10,098,000 shares related to financing transactions with Gemini and Ascendiant that we previously discussed.
We issued 5,357,000 shares to shares to Ascendiant and received $377,000 under the equity line of credit that we previously discussed.

As of September 30, 2011

We had cash of $92,000, a net working capital deficit of approximately $3.2 million and total indebtedness of $2.6 million as of September 30, 2011.

We issued 2,500,000 shares to Coach Capital related to the financing transaction previously discussed.
We issued 2,529,000 shares to Seaside for $761,000 related to the financing transaction previously discussed.
We issued 312,000 shares to Gemini and received $1,200,000 from Gemini and Ascendiant in the financing transaction that we previously discussed.
We issued 1,500,000 shares and received $182,000 under the equity line of credit that we previously discussed.

Recent and Expected Losses

We have experienced net losses since inception. There can be no assurance that we will achieve or maintain profitability.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to interest rate risks with our Secured Credit Facility at BFI Business Finance. The Company does not trade in hedging instruments or other than trading instruments and is exposed to interest rate risks. We believe that the impact of a 10% increase or decline in interest rates would not be material to our financial condition and results of operations.

LEGAL PROCEEDINGS

There are no pending legal proceedings against us that are expected to have a material adverse effect on our cash flows, financial condition or results of operations.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or hire are as follows:

Business Experience Descriptions

Name	Age	Positions and Offices Held	Since

Directors-
Ronald P. Erickson	69	Chief Executive Officer and President, Management Director	April 24, 2003

Jon Pepper	62	Independent Director	April 19, 2006

Marco Hegyi	55	Chairman of the Board, Independent Director	February 14, 2008

Ichiro Takesako	54	Management Director	December 28, 2012

Executive Officers-
Mark Scott	60	Chief Financial Officer and Secretary	May 1, 2010

Richard Mander, Ph.D.	53	Vice President, Product Management and Technology	June 26, 2012

Todd Martin Sames	59	Vice President of Business Development	September 5, 2012

Jeffrey Kruse	55	President of TransTech Systems, Inc.	July 17, 2013

Mr. Erickson is also an Executive Officer.

Our Management Directors

RONALD P. ERICKSON has been a director and officer of the Company since April 24, 2003. He was appointed to the positions of CEO and President on November 10, 2009. Previously, Mr. Erickson was appointed President and Chief Executive Officer of the Company on September 29, 2003, and resigned from these positions on August 31, 2004. Mr. Erickson was Chairman of the Board from August 31, 2004 until May 2011.

A senior executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of Visualant. He is formerly Chairman, CEO and Co-Founder of Blue Frog Media, a mobile media and entertainment company; Chairman and CEO of eCharge Corporation, an Internet based transaction procession company,  Chairman, CEO and Co-founder of GlobalTel Resources, a provider of telecommunications services; Chairman, Interim President and CEO of Egghead Software, Inc. the large software reseller where he was an original investor; Chairman and CEO of NBI, Inc.; and Co-founder of MicroRim, Inc. the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies.  In addition to his business activities Mr. Erickson serves on the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington.

Mr. Erickson is our founder and was appointed as a Director because of his extensive experience in developing technology companies.

ICHIRO TAKESAKO has served as a director since December 28, 2012. Mr. Takesako has held executive positions with Sumitomo Precision Products Co., Ltd or Sumitomo since 1983. Mr. Takesako graduated from Waseda University, Tokyo, Japan where he majored in Social Science and graduated with a Degree of Bachelor of Social Science.

In the past five years, Mr. Takesako has held the following executive position in Sumitomo and its affiliates:

June 2008:	appointed as General Manager of Sales and Marketing Department of Micro Technology Division
April 2009:	appointed as General Manager of Overseas Business Department of Micro Technology Division, in charge of M&A activity of certain business segment and assets of Aviza Technology, Inc.
July 2010:	appointed as Executive Director of Sumitomo Process Technology Systems, 100% owned subsidiary of Sumitomo stationed in Newport, Wales
August 2011:	appointed as General Manager, Corporate Strategic Planning Group
April 2013:	appointed as General Manager of Business Development Department

Mr. Takesako was appointed as a Director based on his position with Sumitomo and Sumitomo's significant partnership with the Company.

Our Independent Directors

JON PEPPER has served as an independent director since April 19, 2006. Mr. Pepper founded Pepcom in 1980. Mr. Pepper continues as the founding partner of Pepcom, an industry leader at producing press-only technology showcase events around the country. Prior to that Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that was distributed to leading influencers worldwide. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was formerly a well-regarded journalist and columnist; his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men's Journal, Working Woman, PC Week, Popular Science and many other well-known publications. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen.

Mr. Pepper was appointed as a Director because of his marketing skills with technology companies.

MARCO HEGYI has served as an independent director since February 14, 2008 and as Chairman of the Board since May 2011.  Mr. Hegyi has been a principal with the Chasm Group since 2006, where he has provided business-consulting services.  As a management consultant, Mr. Hegyi has applied his extensive technology industry experience to help early-stage companies.  Over the last four years he has focused on business planning, operational management and financial supervision.

Prior to working as a consultant in 2006, Mr. Hegyi served as Senior Director of Global Product Management at Yahoo!.  Prior to Yahoo!, Mr. Hegyi was at Microsoft leading program management for Microsoft Windows and Office beta releases aimed at software developers from 2001 to 2006.  While at Microsoft, he formed new software-as-a-service concepts and created operating programs to extend the depth and breadth of the company’s unparalleled developer eco-system, including managing offshore, outsource teams in China and India, and being the named inventor of a filed Microsoft patent for a business process in service delivery.

During Mr. Hegyi’s career he has served as President and CEO of private and public companies, Chairman and director of boards, finance, compensation and audit committee chair, chief operating officer, vice-president of sales and marketing, senior director of product management, and he began his career as a systems software engineer.  His patents issued to date include Configuring and allocating software product technical services, United States US 7904875, issued March 8, 2011; Systems and Methods for Processing Eggs, United States US 8455026, issued June 4, 2013; and, Systems and Methods for Processing Eggs, United States US 8455030, issued June 4, 2013.

Mr. Hegyi earned a Bachelor of Science degree in Information and Computer Sciences from the University of California, Irvine, and has completed advanced studies in innovation marketing, advanced management, and strategy at Harvard Business School, Stanford University, UCLA Anderson Graduate School of Management, and MIT Sloan School of Management.

Mr. Hegyi was asked to join the Visualant board because of his background in successfully commercializing innovative technologies.  His specific experience in marketing, engineering and administration, in both early-stage and established companies, have also provided assistance to the company.

Other Executive Officers

MARK SCOTT has significant financial, capital market and relations experience in public microcap gold, silver and technology companies.  Mr. Scott currently serves as (i) Chief Financial Officer, Secretary and Treasurer of Visualant, Inc., a position he has held since May 2010 (ii) Chief Financial Officer, Secretary and Treasurer of WestMountain Gold since February 28, 2011 and as a consultant from December 2010; (iii) Chief Financial Officer of Sonora Resources Corp., a consulting position he has held since June 2011; and (iv) Chief Financial Officer of U.S. Rare Earths, Inc. a consulting position he has held since December 2011.

Mr. Scott previously served as Chief Financial Officer and Secretary of IA Global, Inc. from October 2003 to June 2011. Previously, he held executive financial positions with Digital Lightwave; Network Access Solutions; and Teltronics, Inc. He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. Mr. Scott is also a certified public accountant and received a Bachelor of Arts in Accounting from the University of Washington.

RICHARD MANDER, Ph.D. joined the Company as Vice President of Product Management and Technology on June 26, 2012. He is known as an inspiring leader with a track record of building innovative and high quality consumer electronic products.

Mr. Mander previously served as Vice President of Product Management and Senior Director of Operations Engineering at Contour from November 2009 to June 2012. Previously, he was CEO of Carousel Information Management Solutions from August 2008 to February 2010. He has also held senior roles at HumanWare, Navman, Zanzara, and Apple. Mr. Mander earned a Ph.D. in Educational Psychology from Stanford University, M.A. from the University of Auckland, and B.A. from University of Canterbury.

TODD MARTIN SAMES joined the Company as Vice President, Business Development on September 5, 2012.  Mr. Sames is responsible for driving new licensing agreements for the company’s technology with a wide-range of original device manufacturers.

Mr. Sames brings over 25 years of technology sales and management experience to the expanding Visualant team. From 2010 to 2012, Mr. Sames held a Director position at INX, where he ultimately led in the creation of a new Business Unit. The project resulted in a successful new line of video conferencing, telecommunication, and security solutions for Cisco Systems. From 2007 to 2010, Mr. Sames held a Regional Management position at BT Conferencing, Video.

Mr. Sames has also established partnerships with other well-known companies such as Polycom, LifeSize, and TANDBERG. During his tenure conducting corporate sales at Egghead Software, Todd closed and managed Fortune 1000 accounts with Disney, Unocal, Lockheed and General Electric in addition to several other companies.

JEFFREY KRUSE became President of TransTech Systems in July of 2013.  He joined TransTech Systems in October 2002 as their General Manager.

Mr. Kruse served as the Vice President of Business Development for Tiscor, Inc. from May 2000 to October 2002.  In 2000 he also served as a Principal Consultant for Computer Task Group, Inc.  From 1998 to 2000 Mr. Kruse was Vice President of Marketing for Logibro, Inc.  He had joined Logibro as the Executive Vice President of their US subsidiary, Tech 7 Systems, serving in this position from 1997 to 1998.   Previous to Tech 7, Mr. Kruse held the position of Executive Vice President of Intelligent Controls, Inc. from 1985 to 1997.  Prior employment includes various positions in finance and operations.  Mr. Kruse has an MBA from the University of Puget Sound and a BA from Whitworth University.

Family Relationships

As of September 13 , 2013, there are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

◦
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	◦	Engaging in any type of business practice; or

	◦	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

•
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

•
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee, and the Compensation Committee. The Committees were formed July 22, 2010. The Audit and Compensation Committees are comprised solely of non-employee, independent directors. The Nominations and Governance Committee has one management director, Ronald Erickson, as Chairman. Charters for each committee are available on our website at www.visualant.net. The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Nominating
Marco Hegyi (Chairman)	Marco Hegyi (Chairman)	Ron Erickson (Chairman)
Jon Pepper	Jon Pepper	Marco Hegyi
Jon Pepper

Director Independence

The Board has affirmatively determined that each of Messrs. Pepper and Hegyi is an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though we are not currently listed on NASDAQ. We expect to appoint an independent Audit Committee Chairman during 2013.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year ended September 30, 2012 served as an officer, former officer, or employee of the Company or participated in a related party transaction that would be required to be disclosed in this prospectus. Further, during this period, no executive officer of the Company served as:

•
a member of the Compensation Committee or equivalent of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	a director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.
Code of Conduct and Ethics

We have adopted conduct and ethics standards titled the Code of Conduct and Ethics or Code of Conduct, which are available at www.visualant.net under the Investors tab. These standards were adopted by the Board to promote our transparency and integrity. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board.

Our Code of Conduct includes the following:

- promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

- promotes the full, fair, accurate, timely and understandable disclosure of our financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

- promotes compliance with applicable SEC and governmental laws, rules and regulations;

- deters wrongdoing; and

- requires prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

EXECUTIVE COMPENSATION

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years ended September, 2012, 2011 and 2010.

Summary Compensation Table

						Non-Equity
						Incentive
					Stock	Plan	Option	Other
			Salary	Bonus	Awards	Compensation	Awards	Compensation	Total
Name	Principal Position		($)	($)	($)	($)	($) (7)	($)	($)
Salary-
Ronald P. Erickson (1)	Chief Executive Officer	9/30/2012	$160,000	$-	$-	$-	$-	$-	$160,000
		9/30/2011	$62,500	$-	$-	$-	$-	$-	$62,500
		9/30/2010	$-	$-	$40,000	$-	$52,662	$-	$92,662

Mark Scott (2)	Chief Financial Officer	9/30/2012	$104,000	$-	$-	$-	$-	$-	$104,000
	Secretary	9/30/2011	$74,000	$-	$-	$-	$-	$-	$74,000
		9/30/2010	$10,000	$-	$20,000	$-	$-	$-	$30,000

James Gingo (3)	Chief Executive Officer,	9/30/2012	$200,016	$-	$-	$-	$-	$8,001	$208,017
	TransTech Systems, Inc.	9/30/2011	$200,016	$-	$-	$-	$-	$8,001	$208,017
		9/30/2010	$62,649	$-	$-	$-	$-	$-	$62,649

Richard Mander, Ph.D. (4)	Vice President of Product Management	9/30/2012	$40,615	$-	$-	$-	$-	$3,000	$43,615
	and Technology	9/30/2011	$-	$-	$-	$-	$-	$-	$-
		9/30/2010	$-	$-	$-	$-	$-	$-	$-

Todd Martin Sames (5)	Vice President of Business Development	9/30/2012	$10,000	$-	$-	$-	$-	$-	$10,000
		9/30/2011	$-	$-	$-	$-	$-	$-	$-
		9/30/2010	$-	$-	$-	$-	$-	$-	$-

Bradley E. Spark (6)	Former Chief Executive Officer	9/30/2012	$-	$-	$-	$-	$-	$-	$-
	Director	9/30/2011	$-	$-	$-	$-	$-	$-	$-
		9/30/2010	$28,000	$-	$-	$-	$-	$-	$28,000

(1)           During the year ended September 30, 2010, Mr. Erickson was not paid a salary. During the year ended September 30, 2011, Mr. Erickson was paid a monthly salary of $12,500 from May 1, 2011.  During the year ended September 30, 2012, Mr. Erickson accrued a monthly salary of $12,500 from October 1, 2011 to May 31, 2012 and $15,000 from June 1, 2012 to September 30, 2012.  As of September 30, 2012, Mr. Erickson had accrued but unpaid salary of $73,600, which was paid during the year ended September 30, 2013. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Erickson, but there was no formal deferral agreement. There was no accrued interest paid on the $73,600. The 2010 stock award amount for Mr. Erickson reflects 2,000,000 shares of restricted common stock issued by us on May 10, 2010. The restricted common stock was issued at the closing bid price of $.02 per share on May 7, 2010.

(2)           During the year ended September 30, 2010, Mr. Scott was paid a monthly salary of $2,000 from May 1, 2010 to September 30, 2010. During the year ended September 30, 2011, Mr. Scott was paid a monthly salary of $2,000 from October 1, 2010 to January 31, 2011 and $8,000 from February 1, 2011 to September 30, 2011.  During the year ended September 30, 2012, Mr. Scott was paid a monthly salary of $8,000 from October 1, 2011 to May 31, 2012 and $10,000 from June 1, 2012 to September 30, 2012. The 2010 stock award amount for Mr. Scott reflects 1,000,000 shares of restricted common stock issued by us on May 10, 2010. The restricted common stock was issued at the closing bid price of $.02 per share on May 7, 2010.

(3)           During the year ended September 30, 2010, Mr. Gingo was paid a monthly salary of $16,667 from June 8, 2010 to September 30, 2010.   TransTech was acquired June 8, 2010.  During the years ended September 30, 2011 and 2012, Mr. Gingo was paid a monthly salary of $16,667. Mr. Gingo’s Employment Agreement expired June 8, 2013.  Mr. Gingo no longer serves as a director of the Company, and is no longer an employee, officer or director of TransTech. Mr. Gingo was provided perquisites and other personal benefits, including medical insurance and a 401k plan.

(4)           During the year ended September 30, 2012, Mr. Mander was paid a monthly salary of $12,500 from June 26, 2012 to September 30, 2012. Mr. Mander is paid $1,000 per month for medical expenses.

(5)           During the year ended September 30, 2012, Mr. Sames was paid a monthly salary of $10,000 from September 5, 2012 to September 30, 2012.

(6)           On November 12, 2009, Mr. Sparks resigned as our Chief Executive Officer and President.  He held these positions since November 2006.   On September 6, 2012, Mr. Sparks resigned from the Board of Directors. In addition, we signed a Settlement and Release Agreement with Mr. Sparks, The Settlement Agreement required (i) payment of $50,750 (paid) and issuance of 513,696 shares of our common stock for full payment on a note and related accrued interest of $66,780; (ii) payment of $39,635 to Mr. Sparks for a note, accrued interest and other unpaid expenses (paid); and (iii) issuance of 4,000,000 restricted shares of our common stock to Mr. Spark for unpaid compensation in the amount of $721,333 for 2010 and prior years. The above is in full settlement of all outstanding liabilities due to Mr. Sparks. The compensation was previously disclosed for the years ending September 30, 2007, 2008 and 2009. See Certain Relationships and Related Parties for additional details.

(7)           These amounts reflects the dollar amount recognized for financial statement reporting purposes for the year ended September 30, 2010, in accordance with FASB ASC Topic 718 of awards pursuant to the 2005 Stock Option Plan. There were no grants issued in 2011 and 2012.

Grants of Stock Based Awards in Fiscal Year Then Ended September 30, 2012

The Compensation Committee did not provide performance-based incentive compensation to the Named Executive Officers during 2012 based on our financial condition and the awards issued in 2010.

Outstanding Equity Awards as of Fiscal Year Then Ended September 30, 2012

Option Awards (1)	Stock Awards
	Number of	Number of	Number of					Number of	Market or
	Securities	Securities	Securities			Number of	Market Value	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	Units or Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		of Stock	Units of	Rights That	Units, or Other
	Options	Options	Unearned	Exercise	Option	That Have Not	Stock That	Have Not	Rights That Have
	Exercisable	Unexerciseable	Options	Price	Expiration	Vested	Have Not Vested	Vested	Not Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Ronald P. Erickson	3,000,000	-	-	$0.15	5/9/2020	-	$-	-	$-

1)	Mr. Erickson’s stock option grant vested quarterly over two years.

Option Exercises and Stock Vested

Our Named Executive Officers did not exercise any stock options during the years ended September, 2012, 2011 and 2010.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment Agreements

We do not have employment agreements with our Named Executive Officers.

Potential Payments Upon Termination or Change in Control

We do not have any potential payments upon termination or change in control with our Names Executive Officers.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors during the year ended September 30, 2012.

	Stock	Option	Other
Name	Awards (1)	Awards (1)	Compensation (2)	Total
Bradley E. Sparks (3)	$4,000	$-	$-	$4,000
Marco Hegyi	-	190,000	-	190,000
Dr. Masahiro Kawahata (3)	8,000	-	130,650	138,650
Jon Pepper	6,000	-	-	6,000
Yoshitami Arai (3)	8,000	-	64,350	72,350
James Gingo (3)	-	-	-	-
Paul R. Bonderson Jr. (3)	6,000	-	-	6,000

Total	$32,000	$190,000	$195,000	$417,000

(1)            Reflects the dollar amount recognized for financial statement reporting purposes for the year then ended September 30, 2012 in accordance with FASB ASC Topic 718. The stock awards (Bradley Sparks- 50,000 shares, Kawahata- 100,000 shares, Pepper- 75,000 shares, Arai-100,000 shares and Bonderson- 75,000 shares) were issued at the fair value of $0.08 per share based the closing share price on February 23, 2012, the date of the Compensation Committee Meeting. On February 24, 2012, the Board of Directors authorized to Marco Hegyi, our Chairman of the Board, the grant of qualified and non-qualified options to purchase 1,900,000 shares of our common stock at the fair value price of $0.10 per share. The stock option grants vested 750,000 on February 24, 2012 and 250,000 shares per quarter over two years and expire in ten years. If there is a change in control, the stock option grant is fully vested.

(2)            Reflects fees to Dr. Kawahata and Mr. Arai, two former Directors as a finder fee for their services in closing the Sumitomo transactions. We paid $60,000 on June 25, 2012 and $135,000 on July 25, 2012.

(3)            Mr. Sparks resigned from the Board of Directors effective September 6, 2012. Mr. Bonderson resigned from the Board of Directors effective April 21, 2012. On December 28, 2012, the Board of Directors ratified the resignation of Dr. Masahiro Kawahata as an independent director effective as of November 30, 2012.  On December 28, 2012, the Board ratified the resignation of Yoshitami Arai as an independent director effective as of December 26, 2012. Mr. Gingo’s Employment Agreement expired June 8, 2013.

Compensation Paid to Board Members

Our independent non-employee directors are not compensated in cash.  The only compensation has been in the form of stock awards (see Director Summary Compensation Table just above).  There is no stock compensation plan for independent non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of September 13 , 2013 by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each officer named in the summary compensation table elsewhere in this report; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address of each beneficial owner of more than 5% of common stock is as follows:

	Shares Beneficially Owned
	Amount	Percentage
Directors and Officers-
Ronald P. Erickson (1)	12,328,373	4.2%
Mark Scott (2)	2,268,500	*
Marco Hegyi	2,775,000	*
Jon Pepper	1,650,000	*
Richard Mander	333,333	*
Todd Sames	433,333	*
Jeffrey Kruse	433,333	*
Sumitomo Precision Products Co., Ltd./ Ichiro Takesako	17,307,693	5.9%
Total Directors and Officers (8 in total)	37,529,565	12.9%

* Less than 1%.

(1) Reflects 12,328,373 shares of common shares beneficially owned and stock options grants totaling 4,000,000 shares that Mr. Erickson has the right to acquire in sixty days. This total excludes 5,000,000 shares and Series A and B Warrants totaling 10,000,000 shares that are registered in this offering.

(2) Reflects 1,268,500 shares of common shares beneficially owned and stock option grants totaling 1,000,000 shares that Mr. Scott has the right to acquire in sixty days. This total excludes 100,000 shares and Series A and B Warrants totaling 200,000 shares that are registered in this offering.

	Shares Beneficially Owned
	Number	Percentage
Greater Than 5% Ownership

Ronald P. Erickson (1)	12,328,373	4.2%
500 Union Street , Suite 420
Seattle, WA 98101

Sumitomo Precision Products Co., Ltd./ Ichiro Takesako (2)	17,307,693	5.9%
1-10 Fuso-cho
Amagasaki
Hyogo 660-0891 Japan

Special Situations Technology Funds, L.P./ Adam Stettner (3)	-	*
527 Madison Avenue
Suite 2600
New York, NY 10022

* Less than 1%.

(1)           Reflects the shares beneficially owned by Ronald Erickson as stated in a Schedule 13D filed with the SEC on June 14, 2013, and which has subsequently confirmed the ownership.

(2)           Reflects the shares beneficially owned by Sumitomo Precision Products Co., Ltd as stated in a Schedule 13D filed with the SEC on June 23, 2012, and which has subsequently confirmed the ownership.

(3)           This total excludes 15,900,000 shares and Series A and B Warrants totaling 31,800,000 shares that are registered in this offering to Special Situations Technology Funds, L.P.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationship- Joint Development Agreement with Sumitomo Precision Products Co., Ltd.

On May 31, 2012, we entered into a Joint Research and Product Development Agreement with Sumitomo , a publicly-traded Japanese corporation, for the commercialization of our ChromaID™ technology.   On March 29, 2013, we entered into an Amendment to Joint Research and Product Development Agreement or Amended Agreement with Sumitomo . The Amended Agreement extends the Joint Development Agreement from March 31, 2013 to December 31, 2013. The extension was necessary to achieve redefined objectives related to the commercialization of our ChromaID™ technology. The major remaining work is to complete a marketing study to define V7 of the ChromaID™ technology.

Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share that was funded on June 21, 2012.   Sumitomo also paid the Company an initial payment of $1 million in accordance for an exclusive License Agreement which covers Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). A running royalty for the license granted under the License Agreement will be negotiated at the completion of the Joint Development Agreement. The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

Sumitomo is publicly traded in Japan and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

We have recorded $100,000 in accounts payable- related parties as of March 31, 2013 for amounts due Sumitomo under the Joint Development Agreement for a one-time payment which was due March 31, 2013. As of September 13, 2013, we owe Sumitomo $66,000. There is no interest due on this payment. We received three demonstration units and related technology for this payment.

Certain Relationship- Purchase Agreement with Special Situations and forty other Accredited Investors

On June 10, 2013, we entered into a Purchase Agreement, Warrants and Registration Rights Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction which closed June 14, 2013, we issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share, and the investors obtained voting agreements from certain stockholders regarding an increase in the number of authorized shares of stock.  Since we had an insufficient number of authorized shares of common stock to permit the exercise of all of the Series A and Series B Warrants at the time the transaction closed , the Warrants were issued subject to authorization and approval of an increase in the number of authorized shares of the Company by its stockholders at a special meeting of the stockholders to be held in August 2013 (which was held on August 9, 2013).   We also agreed to file a registration statement on Form S-1 to register the resale of all shares issued in the transaction plus a portion of the shares underlying the Series A Warrants, and to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable. We must pay damages if the registration statement is not declared effective within one hundred and twenty days of the June 14, 2013 closing of the transaction .  In addition, we agreed to file a subsequent registration statement on Form S-1 to register the resale of all remaining shares underlying the Series A and Series B Warrants within five business days of the special meeting of the stockholders of Visualant. Inc. approving the increase in the number of authorized shares, which was held on August 9, 2013.

We paid legal fees and expenses in the amount of $35,000 to a law firm for Special Situations in connection with the transaction. We also paid sales commission and expenses of $466,600 to GVC Capital and issued 5,230,000 placement agent warrants exercisable at $0.10 per share, with an obligation to issue up to 5,230,000 additional placement agent warrants exercisable at $0.15 per share.  The $0.15 placement agent warrants shall issue only upon the exercise of the Series A Warrants by the investors, and are issuable ratably based upon the number of Warrants exercised by the investors.  The placement agent warrants have a term of five years from the date of closing of the Transaction.

In connection with and as a condition of the Private Placement, the investors obtained voting agreements from existing stockholders holding an aggregate of 38,359,633 shares of our common stock requiring those stockholders to vote their shares in favor of an increase in the number of our authorized shares of common stock from 200,000,000 to no less than 500,000,000 at a Special Shareholder Meeting.

Related Party Transactions with James Gingo

We acquired a 100% interest in TransTech by issuing a Promissory Note or Note on June 8, 2010 to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent per annum from the date of the Note. The Note was secured by a security interest in the stock and assets of TransTech. We paid the final note payment of $1,000,000 and interest of $30,397 on June 12, 2013. Mr. Gingo’s Employment Agreement expired June 8, 2013.  He resigned from the Board of Directors effective June 21, 2013, and is no longer employed by the Company or TransTech. Prior to June 21, 2013, Mr. Gingo guaranteed the Secured Credit Facility with BFI Finance Corp. The balance due under this Secured Credit Facility was $678,259 as of March 31, 2013. We have recorded accrued expenses- related parties of $0 and $5,849 for accrued interest as of June 30, 2013 and September 30, 2012, respectively.

Related Party Transactions with Ronald P. Erickson

An affiliate of Mr. Erickson, our Chief Executive Officer, Juliz I Limited Partnership, loaned the Company operating funds during fiscal 2009.  The Demand Notes totaled $34,630 and accrued interest at 8% per annum. We paid the Demand Notes plus accrued interest of $9,708 during the year ended September 30, 2012.

Additionally, Mr. Erickson incurred expenses on behalf of the Company for a total of $24,322 during the 2009 fiscal year.  The balance was converted into a Demand Note as of September 30, 2009 and accrued interest at 8% per annum. We paid the Demand Note plus accrued interest of $5,294 during the year ended September 30, 2012.

We have recorded accounts payable- related parties as of $0 and $73,600 for payroll or expenses as of June 30, 2013 and September 30, 2012, respectively.

Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest have made advances and loans to us in the total principal amount of $960,000 on or before the date hereof at an average annual interest rate of 4.2%. In addition, Mr. Erickson and/or entities in which Mr. Erickson has a beneficial interest also have unreimbursed 2013 expenses and unpaid salary and interest from 2013 on the outstanding principal amount of the Loans totaling approximately $65,000 as of June 14, 2013. Mr. Erickson and related entities converted $500,000 of the advances and loans as part of the PPM which closed June 14, 2013. The remaining amounts were paid to Mr. Erickson and related entities prior to June 30, 2013.

Related Party Transactions with Bradley Sparks

On November 12, 2009, Mr. Sparks resigned as our Chief Executive Officer and President.  He held these positions since November 2006.  Mr. Sparks accrued, but was not paid, compensation of $20,000 per month. In addition, Mr. Sparks entered into (i) a demand note dated February 27, 2007 for $50,000 plus loan fees of $750.  Interest accrued on the note at a rate of 18% per annum, with a penalty interest rate of 30%; and (ii) a demand note dated September 30, 2009 for $22,478. Interest accrued at 8% per annum, with a default interest rate of 12%.

On September 6, 2012, Mr. Sparks resigned from the Board of Directors. In addition, we signed a Settlement and Release Agreement or Sparks Agreement with Mr. Sparks, The Sparks Agreement required (i) payment of $50,750 (paid) and issuance of 513,696 shares of our common stock for full payment on a note and related accrued interest of $66,780; (ii) payment of $39,635 to Mr. Sparks for a note, accrued interest and other unpaid expenses (paid); and (iii) issuance of 4,000,000 restricted shares of our common stock to Mr. Spark for unpaid compensation in the amount of $721,333. The above is in full settlement of all outstanding liabilities due to Mr. Sparks.

Mr. Sparks is the cousin of Ronald Erickson, our Chief Executive Officer.

Related Party Transactions with Dr. Masahiro Kawahata and Yoshitami Arai

We paid $195,000 for fees to Dr. Kawahata and Mr. Arai, two former Directors, as a finder fee for their services in closing the Sumitomo transactions. We paid $60,000 on June 25, 2012 and $135,000 on July 25, 2012. On December 28, 2012, the Board of Directors ratified the resignation of Dr. Masahiro Kawahata as an independent director effective as of November 30, 2012.  On December 28, 2012, the Board ratified the resignation of Yoshitami Arai as an independent director effective as of December 26, 2012.

Related Party Transaction with Mark Scott

Mr. Mark Scott, our Chief Financial Offer, invested $10,000 in the Private Placement which closed June 14, 2013.

DESCRIPTION OF SECURITIES

Common Stock

Our common stock is $.001 par value, 500,000,000 shares authorized and as of September 13, 2013, we had 166,679,149 issued and outstanding, held by 156 shareholders of record. The number of stockholders, including beneficial owners holding shares through nominee names is approximately 1,375. Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by the Company.   As of September 13, 2013, we had 112,602,050 shares of common stock reserved for issuance upon exercise of outstanding warrants.

American Stock Transfer and Trust Company is the transfer agent and registrar for our Common Stock.

Preferred Stock

On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined.

Stock Incentive Plan

On April 29, 2011, the 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. We were authorized to issue options for, and have reserved for issuance, up to 7,000,000 shares of common stock under the 2011 Stock Incentive Plan. On March 21, 2013, we were authorized to issue options for up to 14,000,000 shares under the 2011 Stock Incentive Plan at the Annual Stockholder Meeting.

Change in Control Provisions

Our articles of incorporation provide for a maximum of nine directors, and the size of the Board cannot be increased by more than three directors in any calendar year.  There is no provision for classification or staggered terms for the members of the Board of Directors.

Our articles of incorporation also provide that except to the extent the provisions of Nevada General Corporation Law require a greater voting requirement, any action, including the amendment of the Company’s articles or bylaws, the approval of a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the Company’s property other than in the usual and regular course of business, shall be authorized if approved by a simple majority of stockholders, and if a separate voting group is required or entitled to vote thereon, by a simple majority of all the votes entitled to be cast by that voting group.

Our bylaws provide that only the Chief Executive Officer or a majority of the Board of Directors may call a special meeting.  The bylaws do not permit the stockholders of the Company to call a special meeting of the stockholders for any purpose.

Amendment of Bylaws

Our Board of Directors has the authority to amend our bylaws; however, the stockholders, under the provisions of our articles of incorporation as well as our bylaws, have the concurrent power to amend the bylaws.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Our common stock trades on OTCQB Exchange under the symbol "VSUL". The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated:

Quarter Ended	High	Low
December 31, 2012	$0.20	$0.08
March 31, 2013	$0.15	$0.07
June 30, 2013	$0.15	$0.08

December 31, 2011	$0.13	$0.05
March 31, 2012	$0.12	$0.05
June 30, 2012	$0.16	$0.08
September 30, 2012	$0.18	$0.07

December 31, 2010	$0.74	$0.23
March 31, 2011	$0.70	$0.33
June 30, 2011	$0.57	$0.21
September 30, 2011	$0.24	$0.08

December 31, 2009	$0.17	$0.04
March 31, 2010	$0.16	$0.05
June 30, 2010	$0.40	$0.05
September 30, 2010	$0.40	$0.14

As of September 12 , 2013, the closing price of our common stock was $0.09 per share. As of September 13 , 2013, there were 166,679,149 shares of common stock outstanding.

Holders

As of September 13 , 2013, we had 156 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent. The number of stockholders, including the beneficial owners’ shares through nominee names, is approximately 1,375.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

Dividends

We have never paid any cash dividends and intend, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Other Information

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our (i) Amended and Restated Articles of Incorporation, filed as Exhibit 3.2 to our Amended Form S1 filed on September 13, 2013; (ii) Amended and Restated Bylaws dated August 10, 2012 and filed August 17, 2012; and (iii) Form of Purchase Agreement, Warrants, and Registration Rights Agreement dated June 10, 2013 by and between Visualant, Inc. and Special Situations Technology Funds and forty accredited investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

Dismissal of Madsen & Associates CPA's, Inc.

On September 26, 2012, we dismissed Madsen & Associates CPA's, Inc. as our independent registered public accounting firm. The decision to change accountants was approved by our Audit Committee.

The Madsen reports on our consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of Madsen on our financial statements for fiscal years 2010 and 2011 contained an explanatory paragraph which noted that there was substantial doubt about our ability to continue as a going concern.

During our fiscal years ended December 31, 2010 and 2011 and through September 26, 2012, (i) there were no disagreements with Madsen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Madsen’s satisfaction, would have caused Madsen to make reference to the subject matter of such disagreements in its reports on our consolidated financial statements for such years, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K other than: At September 30, 2010, we reported no material weakness in internal control over financial reporting. At September 30, 2011 and during the interim periods through June 30, 2012, we reported a material weakness in internal control. While we have an audit committee, the financial expert is not independent and attended 50% of the committee meetings. We are currently reviewing the financial expert situation.

Engagement of PMB Helin Donovan LLP

On September 26, 2012 we, upon the Audit Committee’s approval, engaged the services of PMB Helin Donovan LLP as our new independent registered public accounting firm to audit our consolidated financial statements as of September 30, 2012 and for the year then ended. PMB performed no prior work on our financial statements.  PMB has performed reviews of the unaudited consolidated quarterly financial statements included in our quarterly reports on Form 10-Q going forward.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Under Nevada law, a corporation may include in its articles of incorporation (“Articles”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages as a result of any act or failure to act in his capacity as a director, except that no such provision may eliminate or limit the liability of a director (a) for any breach of his fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the Nevada General Corporation Law, or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the Nevada Revised Statues or NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:  (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Article X of the Company’s Amended and Restated Articles of Incorporation, the personal liability of all its directors is eliminated to the fullest extent allowed by Nevada law.  In addition, a director shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability (a) for acts or omissions that involve intentional misconduct or a knowing violation of law; (b) for conducting violating the Nevada General Corporation Law; or (c) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article XI of the Articles of Incorporation also provides for indemnification of the Company’s directors and officers, and authorizes the Company to purchase and maintain insurance or make other financial arrangements on behalf of any director, officer, agent or employee of the corporation, for any liability asserted against him and for expenses incurred by him in his capacity as a director, officer, employee or agent, arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Company currently has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended or Securities A and the Securities and Exchange Act of 1934, as amended or Exchange Act.

Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by us can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site at http://www.sec.gov.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2013	September 30, 2012
ASSETS		(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$1,509,829	$1,141,165
Restricted cash	200,000	-
Accounts receivable, net of allowance of $40,750 and $16,750, respectively	809,856	1,012,697
Prepaid expenses	63,463	222,978
Inventories	690,629	344,692
Refundable tax assets	30,045	29,316
Total current assets	3,303,822	2,750,848

EQUIPMENT, NET	442,270	469,001

OTHER ASSETS
Intangible assets, net	855,689	1,110,111
Goodwill	983,645	983,645
Other assets	6,161	6,161

TOTAL ASSETS	$5,591,587	$5,319,766

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$2,297,387	$1,593,861
Accounts payable - related parties	103,691	73,737
Accrued expenses	55,859	391,311
Accrued expenses - related parties	-	5,849
Deferred revenue	-	666,667
Convertible notes payable	-	750,000
Derivative liability - warrants	4,184,000	-
Notes payable - current portion of long term debt	683,101	1,631,903
Total current liabilities	7,324,038	5,113,328

LONG TERM LIABILITIES:
Long term debt	2,455	4,015

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' (DEFICIT) EQUITY:
Preferred stock - $0.001 par value, 50,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.001 par value, 500,000,000 shares authorized, 166,677,149
and 90,992,954 shares issued and outstanding at 6/30/13 and 9/30/12, respectively	166,679	90,993
Additional paid in capital	17,430,415	13,995,554
Accumulated deficit	(19,378,609)	(13,915,931)
Total stockholders' (deficit) equity	(1,781,515)	170,616
Noncontrolling interest	46,609	31,807

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$5,591,587	$5,319,766

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended,		Nine Months Ended,
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

REVENUE	$2,060,250	$1,813,625	$6,333,552	$5,525,785
COST OF SALES	1,642,240	1,457,420	4,807,196	4,512,899
GROSS PROFIT	418,010	356,205	1,526,356	1,012,886
RESEARCH AND DEVELOPMENT EXPENSES	341,231	23,000	720,022	99,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,018,083	1,076,134	3,570,911	2,754,050
OPERATING LOSS	(941,304)	(742,929)	(2,764,577)	(1,840,164)

OTHER INCOME (EXPENSE):
Interest expense	(38,605)	(12,261)	(154,642)	(128,503)
Other income	5,296	7,610	25,206	19,758
Loss on change - derivative liability warrants	(1,448,710)	-	(1,448,710)	-
Loss on purchase of warrants and additional investment right	-	-	(1,150,000)	-
Total other expense	(1,482,019)	(4,651)	(2,728,146)	(108,745)

LOSS BEFORE INCOME TAXES	(2,423,323)	(747,580)	(5,492,723)	(1,948,909)

Income taxes - current benefit	(13,910)	(9,965)	(30,045)	(24,159)

NET LOSS	(2,409,413)	(737,615)	(5,462,678)	(1,924,750)

NONCONTROLLING INTEREST	(6,476)	(786)	(14,802)	2,750

NET (LOSS) ATTRIBUTABLE TO VISUALANT, INC. AND SUBSIDIARIES COMMON SHAREHOLDERS	$(2,402,937)	$(736,829)	$(5,447,876)	$(1,927,500)

Basic and diluted income (loss) per common share attributable to Visualant, Inc. and subsidiaries common shareholders-
Basic and diluted income (loss) per share	$(0.02)	$(0.01)	$(0.05)	$(0.03)

Weighted average shares of common stock outstanding- basic and diluted	124,638,584	67,597,374	108,181,494	59,398,032

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended,
	June 30, 2013	June 30, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,462,678)	$(1,927,500)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Depreciation and amortization	303,270	258,870
Issuance of capital stock for services and expenses	254,500	229,000
Issuance of warrants for services and expenses	25,000	-
Issuance of capital stock for accrued liabilities	136,630	11,454
Stock based compensation	227,335	250,069
(Loss) on sale of assets	(10,572)	(7,189)
Loss on purchase of warrants and additional investment right	850,000	-
Loss on change - derivative liability warrants	1,448,710	-
Provision for losses on accounts receivable	29,281	-
Changes in operating assets and liabilities:
Accounts receivable	301,700	111,804
Prepaid expenses	159,515	39,128
Inventory	(345,937)	61,114
Accounts payable - trade and accrued expenses	264,039	478,206
Deferred revenue	(666,667)	916,667
Income tax receivable	(729)	(15,080)
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,486,603)	406,543

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(23,746)	5,301
Proceeds from sale of equipment	12,201	8,302
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES:	(11,545)	13,603

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	109,337	(1,734)
Repayment of debt	(1,899,500)	(26,822)
Proceeds from the issuance of common stock	4,852,372	2,626,669
Repayments of capital leases	(10,199)	(9,489)
Change in noncontrolling interest	14,802	(15,478)
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,066,812	2,573,146

NET INCREASE IN CASH AND CASH EQUIVALENTS	568,664	2,993,292

CASH AND CASH EQUIVALENTS, beginning of period	1,141,165	92,313

CASH AND CASH EQUIVALENTS, end of period	$1,709,829	$3,085,605

Supplemental disclosures of cash flow information:
Interest paid	$109,545	$12,458
Taxes paid	$-	$-

Non-cash investing and financing activities:
Debenture converted to common stock	$750,000	$200,000
Note payable issued for additional investment right	$850,000	$-
Acquisition of leased equipment	$-	$597

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Visualant, Inc. (the “Company” or “Visualant”) was incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 500,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined. The Company’s executive offices are located in Seattle, Washington.

The Company has invented a way to shine light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns the Company has captured and this allows the Company to identify, detect, or diagnose materials that cannot be identified by the human eye. The Company refers to this pattern of reflected light as a ChromaID™. The Company designs ChromaID Scanner devices made with electronic, optical, and software parts to produce and capture the light.

The Company’s first product, the ChromaID F12 Lab Kit, scans and identifies solid surfaces. The Company is marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

Through our wholly owned subsidiary, TransTech Systems, Inc., based in Aurora, Oregon, the Company provides value added security and authentication solutions to corporate and government security and law enforcement markets throughout the United States.

On June 10, 2013, the Company entered into a Purchase Agreement, Warrants, Registration Rights Agreement and Voting Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction which closed on June 14, 2013, the Company issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share. The transaction was entered into to strengthen our balance sheet, complete the purchase of our TransTech subsidiary, and provide working capital to support the rapid movement of our ChromaID technology into the marketplace.

The Company has a Joint Development Agreement through December 31, 2013 with Sumitomo Precision Products Co., Ltd., which focuses on the commercialization of the ChromaID™ technology as well as a License Agreement providing Sumitomo with an exclusive license of the ChromaID™ technology in identified Asian territories. Sumitomo is publicly traded in Japan and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

To date, the Company been issued five patents by the United States Office of Patents and Trademarks.  See page F-8 for more detailed information regarding the Company's patents and business.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $5,462,678 and $2,725,692 for the nine months ended June 30, 2013 and the year ended September 30, 2012, respectively. Our net cash used in operating activities was $2,468,603 for the nine months ended June 30, 2013.

The Company anticipates that it will record losses from operations for the foreseeable future. As of June 30, 2013, our accumulated deficit was $19,378,609.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, our Chief Executive Officer. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2012 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Inter-Company items and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. Beginning December 31, 2010 and through December 31, 2013, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS - Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

INVENTORIES - Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $10,000 reserve for impaired inventory as of June 30, 2013 and September 30, 2012.

EQUIPMENT - Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5-20 years.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY – The Company amortizes the intangible assets and intellectual property acquired in connection with the acquisition of TransTech, over sixty months on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue, either under agreement or through expected continued business activities.  Intangible assets and intellectual property acquired from RATLab LLC and Javelin are recorded likewise.

GOODWILL – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company performs annual assessments and has determined that no impairment is necessary.

LONG-LIVED ASSETS – The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	June 30, 2013

Liabilities:
Derivative Instruments - Warrants	$-	$4,184,000	$-	$4,184,000

Total	$-	$4,184,000	$-	$4,184,000

Liabilities measured at fair value on a recurring basis are summarized as follows:

June 30, 2013
Market price and estimated fair value of common stock:	$0.090
Exercise price	$0.15-0.20
Expected term (years)	3-5 years
Dividend yield	-
Expected volatility	82%
Risk-free interest rate	1.3%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities at June 30, 2013 and 2012 based upon the short-term nature of the assets and liabilities.

Derivative Instruments - Warrants
The Company issued 104,600,000 warrants in connection with the June 2013 Private Placement of 52,300,000 shares of common stock.  The strike price of these warrants is $0.15 to $0.20 per share.  These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  These warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of the Company’s common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

The proceeds from the Private Placement were allocated between the Common Shares and the Warrants issued in connection with the Private Placement based upon their estimated fair values as of the closing date at June 14, 2013, resulting in the aggregate amount of $2,494,710 to the Stockholders’ Equity and $2,735,290 to the warrant derivative.  During 2013, the Company recognized $1,448,710 of other expense resulting from the increase in the fair value of the warrant liability at June 30, 2013.

REVENUE RECOGNITION – TransTech revenue is derived from other products and services. Revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned. The Sumitomo License fee is being recorded as revenue over the life the Joint Development Agreement discussed below. The Company recorded deferred revenue of $0 and $666,667 as of June 30, 2013 and September 30, 2012, respectively.

STOCK BASED COMPENSATION - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES - Income tax benefit is based on reported loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws where that company operates out of. The Company recognizes refundable and deferred assets to the extent that management has determined their realization. As of June 30, 2013 and September 30, 2012, the Company had refundable tax assets related to TransTech of $30,045 and $29,316, respectively.

NET LOSS PER SHARE – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of June 30, 2013, there were options outstanding for the purchase of 11,005,000 common shares, warrants for the purchase of 112,357,050 common shares, and an undetermined number shares of common stock related to convertible debt, which could potentially dilute future earnings per share. As of June 30, 2012, there were options outstanding for the purchase of 9,020,000 common shares, warrants for the purchase of 4,977,051 common shares, and an undetermined number shares of common stock related to convertible debt, which could potentially dilute future earnings per share.

DIVIDEND POLICY - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

4.	DEVELOPMENT OF CHROMAID™ TECHNOLOGY

The Company’s ChromaID™ Technology

The Company has invented a way to project light at a material (solid surface, liquid, or gas) and measure the amount of light that is reflected back. The pattern of this reflected light is compared to other patterns the Company has captured and this allows the Company to identify, detect, or diagnose materials that cannot be identified by the human eye. The Company refers to this pattern of reflected light as a ChromaID™. The Company designs ChromaID scanning devices made with electronic, optical, and software parts to produce and capture the light.

The Company’s first product, the ChromaID F12 Lab Kit, scans and identifies solid surfaces. The Company is marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security card, reader, and scanner manufacturers, food processing, and electronic gaming.

The Company’s Patents

On August 9, 2011, the Company was issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, the Company was issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, the Company was issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 9, 2012, the Company was issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, the Company was issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article To Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

The Company is pursuing an aggressive patent strategy to expand our unique intellectual property in the United States and Japan and other countries.

5.	JOINT DEVELOPMENT AGREEMENT WITH SUMITOMO PRECISION PRODUCTS CO., LTD.

On May 31, 2012, the Company entered into a Joint Research and Product Development Agreement with Sumitomo , a publicly-traded Japanese corporation, for the commercialization of our ChromaID™ technology.   On March 29, 2013, the Company entered into an Amendment to Joint Research and Product Development Agreement with Sumitomo . The Amended Agreement extends the Joint Development Agreement from March 31, 2013 to December 31, 2013 and focuses on the commercialization of our ChromaID™ technology.

Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share that was funded on June 21, 2012.  SPP also paid the Company an initial payment of $1 million for an exclusive License Agreement which covers select countries in Asia. A running royalty for the license granted under the License Agreement will be negotiated at the completion of the Joint Development Agreement. The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

Sumitomo is publicly traded in Japan and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

6.	ACQUISITION OF TRANSTECH SYSTEMS, INC.

Our wholly owned subsidiary, TransTech Systems, is based in Aurora, Oregon, and was founded in 1994. TransTech provides value-added security and authentication solutions to corporate and government security and law enforcement markets throughout the United States.   With recorded revenues of $7.6 million in 2012, TransTech has a respected national reputation for outstanding product knowledge, sales and service excellence.

The Company closed the acquisition of TransTech on June 8, 2010. The Company acquired its 100% interest in TransTech by issuing a Promissory Note to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent per annum from the date of the Note. The Note was secured by a security interest in the stock and assets of TransTech, and was payable over a period of three years. The final balance of $1,000,000 on the Note and accrued interest of $30,397 were paid to Mr. Gingo on June 12, 2013, to complete the purchase price for the TransTech stock.

On June 8, 2010 in connection with the acquisition of TransTech, the Company issued a total of 3,800,000 shares of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, and Paul Bonderson, a TransTech investor.  The parties valued the shares in this transaction at $76,000 or $0.02 per share, the closing bid price during negotiations.

This acquisition was entered into to accelerate market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring the Company’s proprietary ChromaID technology.

7.	ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $809,856 and $1,012,697, net of allowance, as of June 30, 2013 and September 30, 2012, respectively. The Company had no customers in excess of 10% of our consolidated revenues for the nine months ended June 30, 2013. The Company had one customer (11.6%) with accounts receivable in excess of 10% as of June 30, 2013. The Company does expect to have customers with consolidated revenues or accounts receivable balances of 10% of total accounts receivable in the foreseeable future.

8.	INVENTORIES

Inventories were $690,629 and $344,692 as of June 30, 2013 and September 30, 2012, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There is a $10,000 reserve for impaired inventory as of June 30, 2013 and September 30, 2012.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	FIXED ASSETS

Property and equipment as of June 30, 2013 consisted of the following:

	Estimated	June 30, 2013
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$119,998	$87,039	$207,037
Leasehold improvements	5-20 years	603,612	-	603,612
Furniture and fixtures	3-10 years	73,539	101,260	174,799
Software and websites	3-7 years	63,782	44,849	108,631
Less: accumulated depreciation		(435,409)	(216,400)	(651,809)
		$425,522	$16,748	$442,270

Fixed assets, net of accumulated depreciation, were $442,270 and $469,001 as of June 30, 2013 and September 30, 2012, respectively. Accumulated depreciation was $651,809 and $606,509 as of June 30, 2013 and September 30, 2012, respectively. Total depreciation expense was $49,160 and $43,823 for the nine months ended June 30, 2013 and 2012, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

10.	INTANGIBLE ASSETS

Intangible assets as of June 30, 2013 and September 30, 2012 consisted of the following:

	Estimated	June 30,	September 30,
	Useful Lives	2013	2012

Customer contracts	5 years	$983,645	$983,645
Technology	5 years	712,500	$712,500
Less: accumulated amortization		(840,456)	(586,034)
Intangible assets, net		$855,689	$1,110,111

Total amortization expense was $254,422 and $215,047 for the nine months ended June 30, 2013 and 2012, respectively.

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the RATLab intellectual property associated with the assets acquired was $450,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the Javelin intellectual property acquired was $262,500 estimated by using a discounted cash flow approach based on future economic benefits associated with the assests acquired. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

11.	ACCOUNTS PAYABLE

Accounts payable were $2,297,387 and $1,593,861 as of June 30, 2013 and September 30, 2012, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.  TransTech had 3 vendors (37.5%, 19.2%, and 11.6%) with accounts payable in excess of 10% of its accounts payable as of June 30, 2013. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

12.	ACCRUED EXPENSES

Accrued expenses were $55,859 and $391,311 as of June 30, 2013 and September 30, 2012, respectively. As of September 30, 2012 liabilities consisted of accrued interest and $250,000 due to Gemini Master Fund, Ltd. for the repurchase of a warrant under a Warrant Repurchase Agreement dated August 28, 2012.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	CONVERTIBLE NOTES PAYABLE

Agreements with Gemini Master Fund, Ltd. and Ascendiant Capital Partners, LLC

On May 31, 2013, the Company paid $250,000 plus interest of $35,175 under the Amendment to Warrant Purchase Agreement with Gemini dated January 23, 2013. The Company has acquired the warrant from Gemini and cancelled it.

On June 26, 2013, the Company acquired all additional investment rights (“AIR”) between the Company and Gemini under the AIR Agreement dated January 23, 2013 with the payment of $850,000 and interest of $17,349.

The Company’s equity line of credit with Ascendiant remains outstanding, with available credit of $2,516,859. The Company has no current intention to utilize this line of credit, which expires August 29, 2013.

14.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long term debt as of June 30, 2013 and September 30, 2012 consisted of the following:

	June 30,	September 30,
	2013	2012

BFI Business Finance Secured Credit Facility	$477,812	$568,475
TransTech capitalized leases, net of capitalized interest	7,744	17,943
Note payable to Umpqua Bank	200,000	-
Related party notes payable-
James Gingo Promissory Note	-	1,000,000
Lynn Felsinger	-	49,500
Total debt	685,556	1,635,918
Less current portion of long term debt	(683,101)	(1,631,903)
Long term debt	$2,455	$4,015

BFI Finance Corp Secured Credit Facility

On December 9, 2008 TransTech entered into a $1,000,000 secured credit facility with BFI Business Finance to fund its operations.   On June 26, 2013 but effective June 12, 2013, the secured credit facility was renewed until December 12, 2013, with a floor for prime interest of 4.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $700,000. The Company agreed to repay the $183,000 inventory balance monthly with a final payment by November 30, 2013. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by the Company.

The Company’s revolving credit facility requires a lockbox arrangement, which provides for all receipts to be swept daily to reduce borrowings outstanding under the credit facility.

Note Payable to Umpqua Bank

On May 20, 2013, the Company entered into a $200,000 Note Payable with Umpqua Bank.  The Note Payable has a maturity date of May 31, 2014 and provides for interest of 2.79%, subject to adjustment annually. The Note Payable is collateralized by restricted cash of $200,000.

Capitalized Leases

TransTech has capitalized leases for equipment. The leases have a remaining lease term of 3-28 months. The aggregate future minimum lease payments under capital leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended June 30,	Total
2014	$105,611
2015	65,292
2016	38,008
2017	-
2018	-
Beyond	-
Total	$208,911

The imputed interest rate in the capitalized leases is approximately 10.5%.

Related Party Notes Payable

The Company closed the acquisition of TransTech on June 8, 2010. The Company acquired its 100% interest in TransTech by issuing a Promissory Note to James Gingo, the President and sole shareholder of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent per annum from the date of the Note. The Note was secured by a security interest in the stock and assets of TransTech, and was payable over a period of three years. The final balance of $1,000,000 on the Note and accrued interest of $30,397 were paid to Mr. Gingo on June 12, 2013, to complete the purchase price for the TransTech stock.

Aggregate maturities for notes payable, capitalized leases and long term debt by year are as follows:

Years Ended June 30,	Total
2014	$683,101
2015	2,455
2016	-
2017	-
2018	-
Total	$685,556

15.	EQUITY

The following equity issuances occurred during the nine months ended June 30, 2013:

Unless otherwise indicated, all of the following private placements of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933 (and also qualified for exemption under 4(5), formerly 4(6) of the Securities Act of 1933, except as noted below). All of the shares issued were issued in private placements not involving a public offering, are considered to be “restricted stock” as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

On October 8, 2012, Ascendiant converted $50,000 of principal and interest of $6,959 into 1,139,178 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011. A notice filing under Regulation D was filed with the SEC in October 10, 2012.

On October 17, 2012, the Company issued to Ascendiant 993,049 shares for $100,000 or $.101 per share under the Securities Purchase Agreement dated June 17, 2011. A notice filing under Regulation D was filed with the SEC in October 19, 2012.

On October 26, 2012 the Company issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services. The shares were valued at $0.13 per share. The Company expensed $19,500 during the nine months ended June 30, 2013.The shares do not have registration rights. A notice filing under Regulation D was filed with the SEC in October 30, 2012.

0n November 28, 2012, Ascendiant converted $50,000 of principal and interest of $7,644 into 1,152,877 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011. A notice filing under Regulation D was filed with the SEC in November 29, 2012.

On January 24, 2013, Gemini converted $300,000 of principal and $50,630 of accrued interest into 7,012,603 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011. A notice filing under Regulation D was filed with the SEC on January 29, 2013.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 24, 2013, Ascendiant converted $50,000 of principal and $8,438 of accrued interest into 1,168,767 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011. A notice filing under Regulation D was filed with the SEC on January 29, 2013.

On January 28, 2013, Gemini converted $300,000 of principal and $50,959 of accrued interest into 7,019,178 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011. A notice filing under Regulation D was filed with the SEC on January 30, 2013.

On February 11, 2013, the Company entered into a Consulting Services Agreement with Integrated Consulting Services for strategic advice on our product roadmap. The Company issued a warrant for the purchase of 250,000 shares of common stock.  The warrants are exercisable at $.10 per share and expire February 10, 2016. The Company valued the warrant at $0.10 per share and expensed $25,000 during the nine months ended June 30, 2013. Pursuant to the Consulting Services Agreement, the Company agreed to issue an additional warrant for the purchase of 250,000 shares of common stock on August 12, 2013.

On February 13, 2013, the Company issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services. The shares were valued at $0.10 per share. The Company expensed $15,000 during the nine months ended June 30, 2013.The shares do not have registration rights. A notice filing under Regulation D was filed with the SEC in February 15, 2013.

On February 13, 2013, the Company issued 150,000 shares of restricted common stock to David Markowski, an investor for services related to the acquisition of TransTech. The shares were valued at $0.10 per share. The Company expensed $15,000 during the nine months ended June 30, 2013. The shares do not have registration rights. A notice filing under Regulation D was filed with the SEC in February 15, 2013.

On February 13, 2013, the Company issued 2,000,000 shares of restricted common stock to two employees (1,200,000 shares for Ronald Erickson our Chief Executive Officer and 200,000 for Mark Scott, our Chief Financial Officer) and two directors (400,000 shares for Marco Hegyi and 200,000 shares for Jon Pepper) for services during 2012. The shares were valued at $0.10 per share. The Company expensed $200,000 during the nine months ended June 30, 2013. The shares do not have registration rights. A notice filing under Regulation D was filed with the SEC in February 15, 2013.

On March 1, 2013, the Company issued 50,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services. The shares were valued at $0.10 per share. The Company expensed $5,000 during the nine months ended June 30, 2013. The shares do not have registration rights. A notice filing under Regulation D was filed with the SEC in April 4, 2013.

On April 26, 2013, Ascendiant was issued a total of 4,564,068 shares of common stock as a result of Ascendiant’s cashless exercise of a warrant (“Ascendiant Warrant”).  On January 23, 2013, the Company had agreed to repurchase the Ascendiant Warrant for a purchase price of $300,000, payment of which was due March 31, 2013; however, the Company did not complete that purchase, thereby enabling Ascendiant to exercise the Ascendiant Warrant on April 26, 2013. A notice filing under Regulation D was filed with the SEC May 3, 2013.

On April 30, 2013, the Company issued 120,000 shares of restricted common stock to David Markowski, an investor for services related to the acquisition to TransTech. The shares were valued at $0.10 per share. The Company expensed $12,000 during the nine months ended June 30, 2013. The shares do not have registration rights. A notice filing under Regulation D was filed with the SEC May 16, 2013.

We entered into an Option Agreement with Ascendiant dated April 26, 2013, pursuant to which we had the option to purchase from Ascendiant 4,000,000 shares of our common stock (the “Option Shares”) for an aggregate purchase price of $300,000. On May 31, 2013, the Company exercised its option to purchase the 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price.  To date, Ascendiant has delivered only 2,284,525 of the 4,000,000 Option Shares purchased by the Company, and has failed to deliver the remaining 1,715,475 Option Shares. See Note 18 for additional details on legal proceedings.

On June 10, 2013, the Sterling Group forfeited a warrant to purchase 300,000 shares of common stock at $0.20 per share.

On June 10, 2013, the Company entered into a Purchase Agreement, Warrants, Registration Rights Agreement and Voting Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction which closed June 14, 2013, the Company issued to the investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share.  Since we currently have an insufficient number of authorized shares of common stock to permit the exercise of all of the Warrants, the Warrants were issued subject to authorization and approval of an increase in the number of authorized shares of the Company by its stockholders at a special meeting of the stockholders to be held in August 2013.  A notice filing under Regulation D was filed with the SEC June 18, 2013.

The Company also issued 5,230,000 placement agent warrants exercisable at $0.10 per share GVC Capital, with an obligation to issue up to 5,230,000 additional placement agent warrants exercisable at $0.15 per share.  The $0.15 placement agent warrants shall issue only upon the exercise of the Series A Warrants by the Investors, and are issuable ratably based upon the number of Warrants exercised by the Investors.  The placement agent warrants have a term of five years from the date of closing of the Transaction.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the warrants issued as of June 30, 2013 were as follows:

	June 30, 2013
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	3,369,050	$0.307
Issued	110,080,000	0.100
Exercised	-	-
Forfeited	(300,000)	(0.200)
Expired	(792,000)	(0.500)
Outstanding at end of period	112,357,050	$0.173
Exerciseable at end of period	112,357,050

A summary of the status of the warrants outstanding as of June 30, 2013 is presented below:

	June 30, 2013
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life	Price	Exerciseable	Price
6,080,000	4.37	$0.100	6,080,000	$0.100
52,300,000	4.88	0.150	52,300,000	0.150
52,300,000	4.88	0.200	52,300,000	0.200
1,059,073	0.62	0.20-0.29	1,059,073	0.20-0.29
117,977	0.80	0.30-0.39	117,977	0.30-0.39
500,000	0.63	0.40-0.49	500,000	0.40-0.49
112,357,050	4.75	$0.173	112,357,050	$0.173

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the period ended June 30, 2013 were as follows:

Dividend yield	0%
Expected life	3-5 years
Expected volatility	143%
Risk free interest rate	1.5%

At June 30, 2013, vested warrants of 112,357,050 had an aggregate intrinsic value of $0.

16.	STOCK OPTIONS

Description of Stock Option Plan

On April 29, 2011, the 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. The Company was authorized to issue options for, and has reserved for issuance, up to 7,000,000 shares of common stock under the 2011 Stock Incentive Plan. On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 14,000,000 shares.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Determining Fair Value Under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

Stock option grants totaling 5,100,000 shares of common stock have been made to three directors and four employees for services provided during 2012. These options were authorized for issuance under the 2011 Stock Incentive Plan and were effective March 21, 2013, when the Company was authorized to issue options up to 14,000,000 shares under the 2011 Stock Incentive Plan at the Annual Stockholder Meeting.

There are currently 11,005,000 options to purchase common stock at an average exercise price of $0.131 per share outstanding at June 30, 2013 under the 2011 Stock Incentive Plan. The Company recorded $221,692 and $232,567 of compensation expense, net of related tax effects, relative to stock options for the nine months ended June 30, 2013 and 2012 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00).

Stock option activity for the nine months ended June 30, 2013 and the year ended September 30, 2012:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2011	6,920,000	$0.296	$2,050,800
Granted	2,200,000	0.104	229,000
Exercised	-	-	-
Forfeitures	(3,200,000)	0.470	(1,503,000)
Outstanding as of September 30, 2012	5,920,000	0.131	$776,800
Granted	5,100,000	0.130	663,000
Exercised	-	-	-
Forfeitures	(15,000)	0.240	(3,600)
Outstanding as of June 30, 2013	11,005,000	$0.131	1,436,200

The following table summarizes information about stock options outstanding and exercisable at June 30, 2013:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
0.090	500,000	6.50 years	0.090	375,000	0.090
0.100	1,900,000	8.25 years	0.100	2,000,000	0.100
0.120	200,000	1.00 years	0.120	100,000	0.120
0.130	5,100,000	6.43 years	0.130	3,633,333	0.130
0.150	3,100,000	6.55 years	0.150	3,100,000	0.150
0.240	205,000	2.00 years	0.240	165,000	0.240
	11,005,000	7.29 years	$0.131	9,373,333	$0.135

There is no aggregate intrinsic value of the exercisable options as of June 30, 2013.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest have made advances and loans to us in the total principal amount of $960,000 on or before the date hereof at an average annual interest rate of 4.2%. In addition, Mr. Erickson and/or entities in which Mr. Erickson has a beneficial interest also have unreimbursed 2013 expenses and unpaid salary and interest from 2013 on the outstanding principal amount of the Loans totaling approximately $65,000 as of June 14, 2013. Mr. Erickson and related entities converted $500,000 of the advances and loans as part of the PPM which closed June 14, 2013. The remaining amounts were paid to Mr. Erickson and related entities by June 30, 2013. The PPM is discussed in Note 15.

Mr. Mark Scott, our Chief Financial Offer, invested $10,000 in the Private Placement which closed June 14, 2013 and is disclosed in Note 15.

Other related party transactions are discussed in Note 14.

18.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on its cash flows, financial condition or results of operations.

On May 31, 2013, the Company exercised its option to purchase the 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price.  To date, Ascendiant has delivered only  2,284,525 of the 4,000,000 Option Shares purchased by the Company and has failed to deliver the remaining 1,715,475 Option Shares. On June 17, 2013, the Company filed a complaint (the “Complaint”) against Ascendiant Capital Partners, LLC (“Ascendiant”) in the Orange County Superior Court of California (Case No. 30-2013-00656770-CU-BC-CJC) for breach of contract, seeking damages, specific performance and injunctive relief against Ascendiant. In its Complaint, the Company alleged that Ascendiant breached its obligations under the Option Agreement by delivering to the Company only 2,284,525 of the 4,000,000 Option Shares and failing to deliver the remaining 1,715,475 Option Shares. The Company filed a motion for preliminary injunction with the California Superior Court, seeking preliminary injunctive relief requiring Ascendiant to transfer the remaining 1,715,475 Option Shares to Visualant or, in the alternative, enjoining Ascendiant from transferring, selling, or otherwise encumbering the Option Shares.  The Compliant is currently being reviewed by the California Superior Court.

EMPLOYMENT AGREEMENTS

Mr. Erickson, Mr. Scott and other named executive officers of Visualant do not have employment agreements.

LEASES

The Company is obligated under various non-cancelable operating leases for their various facilities and certain equipment.

Corporate Offices

The Company’s executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. On August 1, 2012, the Company entered into a lease which expires August 31, 2014. The monthly lease rate was $1,944 for the year ending August 31, 2013 and $2,028 for the year ending August 31, 2014. On June 14, 2013, the Company amended the lease and added Suite 450, increasing our monthly payment to $3,978 through August 31, 2013, $4,057 from September 1, 2013 to May 31, 2014 and $4,140 from June 1, 2014 through August 31, 2014.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. They lease a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations, at a monthly rental of $4,292. The lease was extended from March 2011 for an additional five year term at a monthly rental of $4,751. There are two additional five year renewals with a set accelerating increase of 10% per 5 year term.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate future minimum lease payments under operating leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended June 30,	Total
2014	$105,611
2015	65,292
2016	38,008
2017	-
2018	-
Beyond	-
Total	$208,911

19.	SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available.

Subsequent to June 30, 2013, the following material transactions occurred:

On July 3, 2013, the Company filed a registration statement on Form S-1 covering 70,300,000 shares. The common stock being registered for resale consists of (i) 52,300,000 shares of common stock issued to Special Situations and forty other accredited investors (collectively, the “Investors”) pursuant to a Private Placement which closed June 14, 2013; and (ii) 18,000,000 shares of common stock issuable upon exercise of a portion of the five-year Warrants to purchase shares of common stock at $0.15 per share issued as part of the above-referenced Private Placement.

At a special meeting of shareholders held on August 9, 2013 the stockholders of the Company approved of an increase in the authorized shares of common stock from 200,000,000 to 500,000,000 and thereafter to amend the articles of the Company to reflect this change in share authorization.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Visualant, Inc.:

We have audited the accompanying balance sheets of Visualant, Inc. (the “Company”) as of September 30, 2012 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended September 30, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visualant, Inc. as of September 30, 2012, and the results of its operations and its cash flows for the year ended September 30, 2012, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
PMB Helin Donovan, LLP /s/ PMB Helin Donovan, LLP November 10, 2012 Seattle, Washington

MADSEN & ASSOCIATES CPA’S, INC. Certified Public Accountants and Business Consultants	684 East Vine St. #3 Murray, Utah 84107 Telephone 801-268-2632

Board of Directors
Visualant, Incorporated and Subsidiaries
Seattle, Washington

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Visualant, Incorporated and subsidiaries as of September 30, 2011 and the related statements of operations, stockholders' equity, and cash flows for the year ended September 30, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visualant, Incorporated and subsidiaries as of September 30, 2011 and the results of operations, and cash flows the year September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

s/s Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc., Salt Lake City, Utah,
November 29, 2011

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2012	September 30, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,141,165	$92,313
Accounts receivable, net of allowance of $16,750 and $16,750, respectively	1,012,697	823,724
Prepaid expenses	222,978	283,204
Inventories	344,692	454,588
Refundable tax assets	29,316	9,080
Total current assets	2,750,848	1,662,909

EQUIPMENT, NET	469,001	522,668

OTHER ASSETS
Intangible assets, net	1,110,111	1,143,090
Goodwill	983,645	983,645
Other assets	6,161	1,091

TOTAL ASSETS	$5,319,766	$4,313,403

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$1,593,861	$1,206,100
Accounts payable - related parties	73,737	8,093
Accrued expenses	391,311	155,267
Accrued expenses - related parties	5,849	783,732
Deferred revenue	666,667	-
Convertible notes payable	750,000	1,175,000
Note payable - current portion of long term debt	1,631,903	1,537,191
Total current liabilities	5,113,328	4,865,383

LONG TERM LIABILITIES:
Long term debt	4,015	1,014,582

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock - $0.001 par value, 50,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.001 par value, 200,000,000 shares authorized, 90,992,954
and 49,065,669 shares issued and outstanding at 9/30/12 and 9/30/11, respectively	90,993	49,066
Additional paid in capital	13,995,554	9,524,577
Accumulated deficit	(13,915,931)	(11,184,033)
Total stockholders' equity (deficit)	170,616	(1,610,390)
Noncontrolling interest	31,807	43,828

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$5,319,766	$4,313,403

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended,
	September 30, 2012	September 30, 2011

REVENUE	$7,923,976	$9,136,216
COST OF SALES	6,344,247	7,570,006
GROSS PROFIT	1,579,729	1,566,209
RESEARCH AND DEVELOPMENT EXPENSES	176,944	133,941
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,624,711	3,691,760
OPERATING LOSS	(2,221,926)	(2,259,491)

OTHER INCOME (EXPENSE):
Interest expense	(463,735)	(212,571)
Loss on purchase of outstanding warrants	(500,000)	-
Gain on extinguishment of debt	394,057	-
Other income	36,597	67,458
Total other expense	(533,081)	(145,113)

LOSS BEFORE INCOME TAXES	(2,755,007)	(2,404,604)

Income taxes - current benefit	(29,315)	(9,080)

NET LOSS	(2,725,692)	(2,395,524)

NONCONTROLLING INTEREST	6,206	14,231

NET LOSS ATTRIBUTABLE TO VISUALANT, INC. AND SUBSIDIARIES COMMON SHAREHOLDERS	$(2,731,898)	$(2,409,756)

Basic and diluted loss per common share attributable to Visualant, Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(0.04)	$(0.06)

Weighted average shares of common stock outstanding- basic and diluted	65,557,376	42,682,795

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

					Total
			Additional		Stockholders'
	Common Stock		Paid in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of September 30, 2010	38,229,374	$38,229	$6,835,647	$(8,774,277)	$(1,900,401)

Stock compensation expense - employee options	-	-	23,586	-	23,586
Stock compensation expense - non-employee options	-	-	129,641	-	129,641
Issuance of common stock for services	1,289,692	1,290	589,014	-	590,304
Issuance of common stock for RATLab LLC acquisition	1,000,000	1,000	199,000	-	200,000
Issuance of common stock	4,862,462	4,861	1,063,387	-	1,068,248
Issuance of common stock for debenture conversion	2,885,730	2,886	422,115	-	425,001
Issuance of common stock for accrued liabilities	798,411	799	262,188	-	262,987
Net loss	-	-	-	(2,409,756)	(2,409,756)
Comprehensive loss					(2,409,756)

Balance as of September 30, 2011	49,065,669	49,066	9,524,577	(11,184,033)	(1,610,390)

Stock compensation expense - employee options	-	-	27,746	-	27,746
Stock compensation expense - non-employee options	-	-	238,426	-	238,426
Issuance of common stock for services	3,400,000	3,400	323,100	-	326,500
Issuance of common stock	22,664,705	22,664	2,604,005	-	2,626,669
Issuance of common stock for debenture conversion	9,273,795	9,276	415,724	-	425,000
Issuance of common stock for accrued liabilities	825,089	823	37,870	-	38,693
Issuance of common stock for debt extinguishment	4,513,696	4,514	446,856		451,370
Issuance of common stock for asset purchase	1,250,000	1,250	161,250		162,500
Beneficial conversion feature	-	-	216,000	-	216,000
Net loss	-	-	-	(2,731,898)	(2,731,898)
Comprehensive loss					(2,731,898)

Balance as of September 30, 2012	90,992,954	$90,993	$13,995,554	$(13,915,931)	$170,616

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended,
	September 30, 2012	September 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,731,898)	$(2,409,756)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Depreciation and amortization	356,348	384,919
Issuance of capital stock for services and expenses	326,500	660,251
Issuance of capital stock for accrued liabilities	38,693	-
Stock based compensation	266,172	151,118
Amortization of debt discount	-	11,153
Beneficial conversion feature	216,000	-
Gain on sale of assets	(7,690)	(3,911)
Gain on extinguishment of debt	(394,057)	-
Loss on repurchase of outstanding warrants	500,000	-
Changes in operating assets and liabilities:
Accounts receivable	(188,973)	59,844
Prepaid expenses	60,226	(251,833)
Inventory	109,896	168,182
Other assets	(5,070)	-
Accounts payable - trade and accrued expenses	749,248	(81,758)
Deferred revenue	666,667	-
Income tax receivable	(20,236)	(500)
CASH (USED IN) OPERATING ACTIVITIES	(58,174)	(1,312,291)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(109,167)	(121,060)
Proceeds from sale of equipment	9,058	13,377
Purchase of investments-deposit	-	50
NET CASH (USED IN) INVESTING ACTIVITIES:	(100,109)	(107,633)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on line of credit	62,098	(136,957)
Repayment of debt	(956,935)	(650,000)
Proceeds from the issuance of common stock	2,626,669	943,233
Repayments of capital leases	(12,676)	(23,221)
Proceeds from the issuance of convertible debt	-	1,300,000
Purchase of outstanding warrants	(500,000)	-
Change in noncontrolling interest	(12,021)	(4,755)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,207,135	1,428,300

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,048,852	8,376

CASH AND CASH EQUIVALENTS, beginning of period	92,313	83,937

CASH AND CASH EQUIVALENTS, end of period	$1,141,165	$92,313

Supplemental disclosures of cash flow information:
Interest paid	$135,828	$164,503
Taxes paid	$-	$3,041

Non-cash investing and financing activities:
Debenture converted to common stock	$425,000	$425,000
Issuance of common stock for acquisition	$-	$200,000
Issuance of common stock for conversion of liabilities	$-	$262,987
Issuance of note payable for acquisition	$-	$100,000
Acquisition of leased equipment	$597	$-
Issuance of common stock for asset purchase	$162,500	$-
Issuance of common stock for debt extinguishment	$451,370	$-

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Visualant, Inc. (the “Company” or “Visualant”) was incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 200,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined. The Company’s executive offices are located in Seattle, Washington.

The Company developed a unique patented Visualant Spectral Pattern Matching™ technology . This technology directs structured light onto a physical substance to capture a Visualant Spectral Signature ™ called a ChromaID™. When matched against existing databases, the ChromaID can be used to identify, detect, or diagnose markers invisible to the human eye. ChromaID scanners can be integrated into a variety of mobile or fixed-mount form factors, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests.

The Company entered into a one year Joint Development Agreement on May 31, 2012 with Sumitomo Precision Products Co., Ltd. (" Sumitomo "), which focuses on the commercialization of the Spectral Pattern Matching technology and a License Agreement providing Sumitomo with an exclusive license of the Spectral Pattern Matching technology in identified Asian territories.

Sumitomo is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

Through the Company’s wholly owned subsidiary, TransTech based in Aurora, Oregon, the Company provides value added security and authentication solutions to corporate and government security and law enforcement markets throughout the United States.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses of $2,725,692 and $2,395,525 for the years ended September 30, 2012 and 2011, respectively. The Company’s current liabilities exceeded its current assets by approximately $2.4 million as of September 30, 2012.  Our net cash used in operating activities was $58,174 for the year ended September 30, 2012.

As of September 30, 2012, the Company had $1,141,165 in cash. The Company needs to obtain additional financing to implement its business plan and service our debt repayments. However, there can be no assurance that financing or additional funding will be available to the Company on favorable terms or at all. If the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2012, our accumulated deficit was $13.9 million.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2012 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Inter-Company items and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. Beginning December 31, 2010 and through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  As of September 30, 2012, the Company had no uninsured cash.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS - Accounts receivable consists primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

INVENTORIES - Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $10,000 reserve for impaired inventory as of September 30, 2012 and 2011.

EQUIPMENT - Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5-20 years.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY - The Company amortizes the intangible assets and intellectual property acquired in connection with the acquisition of TransTech Systems, Inc. (“TransTech”), over sixty months on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue, either under agreement or through expected continued business activities.  Intangible assets and intellectual property acquired from RATLab LLC (“RATLab”) and Javelin LLC (“Javelin”) are recorded likewise.

GOODWILL – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company performs annual assessments and has determined that no impairment is necessary.

LONG-LIVED ASSETS - The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

FAIR VALUE MEASUREMENTS- Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy contains three levels as follows:

Level 1 - Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 - Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in nonactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3 - Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Assets and Liabilities that are Measured at Fair Value on a Recurring Basis. The Company accounts for fair value measurements in accordance with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measurement and expands disclosure about fair value measurement. The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

REVENUE RECOGNITION – TransTech revenue is derived from other products and services. Revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned. The Sumitomo License fee is being recorded as revenue over the life the Joint Development Agreement discussed below. The Company recorded deferred revenue of $666,667 and $0 as of September 30, 2012 and 2011, respectively.

STOCK BASED COMPENSATION - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

INCOME TAXES - Income tax benefit is based on reported loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws where that company operates out of. The Company recognizes refundable and deferred assets to the extent that management has determined their realization. As of September 30, 2012 and September 30, 2011, the Company had refundable tax assets related to TransTech of $29,316 and $9,080, respectively.

NET LOSS PER SHARE – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of September 30, 2012, there were options outstanding for the purchase of 5,920,000 common shares, warrants for the purchase of 3,369,050 common shares, and an undetermined number shares of common stock related to convertible debt, which could potentially dilute future earnings per share. As of September 30, 2011, there were options outstanding for the purchase of 6,920,000 common shares, warrants for the purchase of 4,569,050 common shares, an undetermined number shares of common stock related to convertible debt, which could potentially dilute future earnings per share.

DIVIDEND POLICY - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements applicable to the Company are summarized below.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 12, 2011, the FASB issued ASU 2011-04, Fair Value Measurement, which requires measurement uncertainty disclosure in the form of a sensitivity analysis of unobservable inputs to reasonable alternative amounts for all Level 3 recurring fair value measurements. ASU 2011-04 became effective for interim and annual periods beginning on or after December 15, 2011. The Company adopted this guidance in the third quarter of Fiscal 2012. The adoption of this guidance requires additional disclosures, but did not have any impact on the Company’s consolidated results of operations, financial position, or cash flows.

On June 16, 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which revised the manner in which entities present comprehensive income in their financial statements. ASU 2011-05 is effective for fiscal years beginning after December 15, 2011 (our Fiscal 2013). The Company does not believe that the adoption of this will have a significant impact on its consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, which simplified the manner in which entities test goodwill for impairment. After assessment of certain qualitative factors, if it is determined to be more likely than not that the fair value of a reporting unit is less than its carrying amount, entities must perform a quantitative analysis of the goodwill impairment test. Otherwise, the quantitative test becomes optional. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011 (our Fiscal 2013). The Company does not believe that the adoption of this will have a significant impact on its consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

4.	DEVELOPMENT OF SPECTRUM PATTERN MATCHING TECHNOLOGY

The Company has developed a unique patented Visualant Spectral Pattern Matching™ technology . This technology directs structured light onto a physical substance to capture a Visualant Spectral Signature ™ called a ChromaID™. When matched against existing databases, the ChromaID can be used to identify, detect, or diagnose markers invisible to the human eye. ChromaID scanners can be integrated into a variety of mobile or fixed-mount form factors, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests.

Visualant Spectral Pattern Matching and the ChromaID profile were developed over a seven year period by Professors Dr. Tom Furness and Dr. Brian Showngerdt of RATLab LLC under contract to Visualant. The technology is now being transferred into products and a ScanHead module. Visualant has partnered with Sumitomo Precision Products to manufacture the ScanHead and reduce the technology to a reliable and cost effective form. The first demonstration of this is the Cyclops6 ChromaID Scanner which was demonstrated at the Japanese Instrumentation Manufacturing Association trade show in Tokyo in October 2012. The Cyclops 6 ChromaID Scanner can be used to evaluate the technology for flat surface applications and has sensitivity from 350nm to 1450nm.

Visualant is pursuing an aggressive patent strategy to expand our unique intellectual property in the United States and Japan. The following patents have been issued to date:

On September 6, 2011, the Company announced that it was issued US Patent No. 7,996,173, entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks.

On January 19, 2012, the Company announced that it was issued US Patent No. 8,081,304, entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks.

On March 20, 2012, the Company announced that it was issued US Patent No. 8,076,630, entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks.

On November 1, 2012, the Company announced that it was issued US Patent No. 8,285,510 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks.

On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC (“RATLab”). The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia. With this acquisition, the Company consolidated all intellectual property relating to the Spectral Pattern Matching technology except for environmental field of use.  The Company acquired the Visualant related assets of the RATLab for (i) 1,000,000 shares of our common stock at closing valued at $0.20 per share, the price during the negotiation of this agreement; (ii) $250,000 (paid); and (iii)  payment of the outstanding promissory note owing to Mr. Furness in the amount of $65,000 with accrued interest of $24,675 (paid).

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 31, 2012, the Company closed the acquisition of the environmental field of use of its Spectral Pattern Matching technology from Javelin LLC (“Javelin”). The Company acquired the Visualant related assets of Javelin for (i) 1,250,000 shares of our common stock at closing valued at thirteen ($0.13) per share, the price during the negotiation of this agreement; and (ii)  $100,000, with $20,000 payable at closing and $80,000 to be paid in four equal installments over a period of eight months. In addition, Company entered into a Business Development Agreement which will pay Javelin ten percent (10%) on the gross margin received by Visualant from license agreements and joint venture developments sourced by Javelin.

5.	JOINT DEVELOPMENT AGREEMENT WITH SUMITOMO PRECISION PRODUCTS CO., LTD.

On May 31, 2012, the Company entered into a Joint Research and Product Development Agreement (the “Joint Development Agreement”) with Sumitomo Precision Products Co., Ltd. (“ Sumitomo ”), a publicly-listed Japanese corporation for the commercialization of Visualant’s Spectral Pattern Matching technology.  A copy of the Joint Development Agreement was filed by the Company with its Form 8-K filed June 4, 2012.

Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share that was funded on June 21, 2012.   Sumitomo also paid the Company an initial payment of $1 million in accordance with the terms of the License Agreement filed by the Company with its Form 8-K filed June 4, 2012. A running royalty for the license granted under the License Agreement will be negotiated at the completion of the Joint Development Agreement.

Sumitomo is publicly traded on the Tokyo and Osaka Stock Exchanges and has operations in Japan, United States, China, United Kingdom, Canada and other parts of the world.

6.	ACQUISITION OF TRANSTECH

The Company closed the acquisition of TransTech of Aurora, Oregon on June 8, 2010. On this date, the Company entered into a Stock Purchase, Security and Stock Pledge Agreements which are included as Exhibits to the Form 10-Q filed with the SEC on August 12, 2010.

TransTech, founded in 1994, is a distributor of access control and authentication systems serving the security and law enforcement markets.   With recorded revenues of $7.6 million in 2012, TransTech has a respected national reputation for outstanding product knowledge, sales and service excellence.

This acquisition is expected to accelerate market entry and penetration through the acquisition of well-operated and positioned distributors of security and authentication systems like TransTech, thus creating a natural distribution channel for products featuring the company’s proprietary Spectral Pattern Matching technology.

The Company acquired its 100% interest in TransTech by issuing a Promissory Note (“Note”) to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent (3.5%) per annum from the date of the Note. The Note is secured by a security interest in the stock and assets of TransTech, and is payable over a period of three (3) years.

On June 8, 2010, the Company issued a total of 3,800,000 shares of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, and Paul Bonderson, a TransTech investor.  The parties valued the shares in this transaction at $76,000 or $0.02 per share, the closing bid price during negotiations.

7.	ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $1,012,697 and $823,724, net of allowance, as of September 30, 2012 and 2011, respectively. The Company had no customers in excess of 10% of our consolidated revenues for the year ended September 30, 2012. The Company had no customers with accounts receivable in excess of 10% as of September 30, 2012. The Company does expect to have customers with consolidated revenues or accounts receivable balances of 10% of total accounts receivable in the foreseeable future.

8.	INVENTORIES

Inventories were $344,692 and $454,588 as of September 30, 2012 and 2011, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There is a $10,000 reserve for impaired inventory as of September 30, 2012 and 2011.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $469,001 and $522,668 as of September 30, 2012 and 2011, respectively. Accumulated depreciation was $606,509 and $554,884 as of September 30, 2012 and 2011, respectively. Total depreciation expense, was $60,869 and $79,355 for the years ended September 30, 2012 and 2011, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of September 30, 2012 was comprised of the following:

	Estimated	September 30, 2012
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$119,331	$87,039	$206,370
Leasehold improvements	5-20 years	603,612	-	$603,612
Furniture and fixtures	3-10 years	55,307	101,260	$156,567
Software and websites	3- 7 years	64,112	44,849	$108,961
Less: accumulated depreciation		(400,516)	(205,993)	$(606,509)
		$441,846	$27,155	$469,001

Property and equipment as of September 30, 2011 was comprised of the following:

	Estimated	September 30, 2011
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	3-10 years	$134,616	$87,039	$221,655
Leasehold improvements	20 years	600,000	-	$600,000
Furniture and fixtures	3-10 years	45,676	101,260	$146,936
Software and websites	3- 7 years	64,112	44,849	$108,961
Less: accumulated depreciation		(374,021)	(180,863)	$(554,884)
		$470,383	$52,285	$522,668

10.	INTANGIBLE ASSETS

Intangible assets as of September 30, and 2012 and 2011 consisted of the following:

	Estimated	September 30,	September 30,
	Useful Lives	2012	2011

Customer contracts	5 years	$983,645	$983,645
Technology	5 years	712,500	$450,000
Less: accumulated amortization		(586,034)	(290,555)
Intangible assets, net		$1,110,111	$1,143,090

Total amortization expense was $295,479 and $224,979 for the year ended September 30, 2012 and 2011, respectively.

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the RATLab intellectual property associated with the assets acquired was $450,000 estimated by using a discounted cash flow approach based on future economic benefits.. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the Javelin intellectual property acquired was $262,500 estimated by using a discounted cash flow approach based on future economic benefits associated with the assets acquired. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	ACCOUNTS PAYABLE

Accounts payable were $1,593,861 and $1,206,100 as of September 30, 2012 and 2011, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.  TransTech had 3 vendors (30.1%, 13.7%, and 12.4%) with accounts payable in excess of 10% of its accounts payable as of September 30, 2012. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

12.	CONVERTIBLE NOTES PAYABLE

On May 19, 2011, the Company entered into a Securities Purchase Agreement (“Agreement”) with Gemini Master Fund, Ltd. (“Gemini”) and Ascendiant Capital Partners, LLC (“Ascendiant”) (Gemini and Ascendiant are collectively referred to as the “Investors”), pursuant to which the Company issued $1.2 million in principal amount of 10% convertible debentures (the “Original Debentures”) which were due May 1, 2012.  The due date of the Original Debentures was extended to September 30, 2012 pursuant to a First Amendment to the Agreement on March 12, 2012, and further extended to September 30, 2013 pursuant to a Second Amendment to the Agreement on August 16, 2012. In addition, the Company issued 5-year warrants to the Investors to collectively purchase 2,400,000 shares of our common stock. The purchase price for the debentures was 83.3% of the face amount, resulting in the Company receiving $1.0 million, less legal fees, placement agent fees and expenses as set forth below. The Agreement includes an additional investment right granted to the Investors, pursuant to which the Investors have the right at any time until September 30, 2013, to purchase up to $1.2 million in principal amount of additional debentures (the “Additional Debentures”) on the same terms and conditions as the Original Debentures, except that the conversion price on the Additional Debentures may have a higher floor.  The conversion price on both the Original Debentures and the Additional Debentures are subject to a potential downward adjustment for any equity sales subsequent to the date of issuance. In conjunction with the purchase of the Additional Debentures, the Investors also have the right to purchase additional warrants. The full terms of the transactions with Gemini and Ascendiant are set forth in the transaction agreements, copies of which are filed with this 10-K as Exhibits 10.1 through 10.10.

On August 28, 2012, the Company entered into a Warrant Purchase Agreement with Gemini and acquired the Gemini Warrant covering the purchase of up to 1.8 million shares, subject to adjustment, by paying $250,000 on August 28, 2012 and agreeing to pay $250,000 on or before November 30, 2012.

As of September 30, 2012, Gemini has $600,000 and Ascendiant has $150,000 remaining in principal amount of Original Debentures outstanding plus accrued interest thereon that is convertible into common shares. Ascendiant also has a warrant for the purchase of up to 600,000 shares of our common stock at an original exercise price of $.35 per share, which exercise price is subject to adjustment and which has been adjusted downward as of the date hereof.  See Exhibit 10.6 filed herewith. In addition, the additional investment and participation rights as defined in the Agreement granted to the Investors were extended from September 30, 2012 to September 30, 2013.

The Company paid legal fees and expenses in the amount of $12,500. Visualant also paid $80,000 or 8.0% of the cash received and issued a five-year warrant for 192,000 shares in placement agent fees to Ascendiant Capital Markets LLC.

The Company filed a registration statement on Form S-1, which was declared effective on August 29, 2011, to register 15,340,361 shares of its common stock, including (i) up to 5,400,000 shares of our common stock for Gemini issuable on conversion and the exercise of a warrant issued to Gemini and (ii) up to 1,992,000 shares of our common stock for Ascendiant issuable on conversion of debt and the exercise of a warrant issued to Ascendiant.  As of September 30, 2012, 7,036,975 shares of the Company’s common stock have been issued to Gemini upon conversion of $300,000 of the convertible debentures and interest of $20,780 at an average of $0.05 per share.  As of September 30, 2012, 3,373,425 shares of the Company’s common stock have been issued to Ascendiant upon conversion of $150,000 of the convertible debentures and interest of $18,671 at an average of $0.05 per share.

During the year ended September 30, 2012, the Company modified its outstanding debentures with an aggregate principal value of $1,200,000. The maturity date has been extended to September 30, 2013, the Investors have converted principal and interest as outlined above at $0.05 and the Company paid a premium to the debenture holders in the form of redeeming the outstanding warrants for $500,000. The fair value of the warrants was calculated using the Black-Scholes-Merton option valuation model. The following assumptions were used to determine the fair value of the Warrants using the Black-Scholes valuation model: a term of five years, risk-free rate of 3.92%, volatility of 100%, and dividend yield of zero. Interest expense has been recorded for the loss of $500,000 related to the modification of the debentures.  The difference between the conversion price and the fair market value of the common stock on the commitment date resulted in a beneficial conversion feature recorded of $216,000. Total interest expense recognized, including the beneficial conversion feature was $313,534 during the year ended September 30, 2012.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The conversion of the convertible notes payable and the related warrants will likely result in a substantial dilution of the value of the common shares for all shareholders.

13.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long term debt as of September 30, 2012 and 2011 consisted of the following:

	September 30,	September 30,
	2012	2011

BFI Finance Corp Secured Credit Facility	$568,475	$506,377
TransTech capitalized leases, net of capitalized interest	17,943	31,216
Related party notes payable-
James Gingo Promissory Note	1,000,000	1,650,000
RATLab LLC	-	150,000
Bradley E. Sparks	-	73,228
Lynn Felsinger	49,500	82,000
Ronald P. Erickson and affiliated parties	-	58,952
Total debt	1,635,918	2,551,773
Less current portion of long term debt	(1,631,903)	(1,537,191)
Long term debt	$4,015	$1,014,582

BFI Finance Corp Secured Credit Facility

On December 9, 2008 TransTech entered into a $1,000,000 secured credit facility with BFI Finance Corp to fund its operations.  The rate is prime interest + 2.5%, with a floor for prime interest of 5.5%.  On June 12, 2012, the secured credit facility was renewed for 6 months, with a floor for Prime of 4.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $700,000, and 35% of inventory value, not to exceed $300,000, for a total cap of $1,000,000. As of September 30, 2012, the outstanding balance under this facility was $568,475. The secured credit facility is guaranteed by James Gingo, the President of TransTech.

The Company’s revolving credit facility requires a lockbox arrangement, which provides for all receipts to be swept daily to reduce borrowings outstanding under the credit facility.

Capitalized Leases

TransTech has capitalized leases for equipment. The leases have a remaining lease term of 9-34 months. The aggregate future minimum lease payments under capital leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended September 30,	Total
2013	$13,928
2014	3,332
2015	683
2016	-
2017	-
Total	17,943
Less current portion of capitalized leases	(13,928)
Long term capital leases	$4,015

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The imputed interest rate in the capitalized leases is approximately 10.5%.

Related Party Notes Payable

The Company acquired its 100% interest in TransTech by issuing a Promissory Note (“Note”) to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent (3.5%) per annum from the date of the Note. The Note is secured by a security interest in the stock and assets of TransTech, and is payable over a period of three (3) years as follows:

(i)        The sum of $650,000, the amount of any accrued interest due on the Bonderson debt of $600,000 owed by James Gingo to the Bonderson Family Living Trust (“Bonderson Debt”) and interest on the unpaid balance, shall be paid to Seller on the earlier of: (A) the one (1) year anniversary of the closing date; or (B) on the closing of $2,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.  On June 8, 2011, the Company paid $650,000 and accrued interest of $80,500 to Mr. Gingo.

(ii)       The sum of $650,000, the amount of any accrued interest due on the Bonderson debt owed by James Gingo and interest on the unpaid balance shall be paid to Seller on the earlier of: (A) the two (2) year anniversary of the closing date; or (B) on the closing of $5,000,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date. On July 31, 2012, the Company paid the $650,000 and accrued interest of $66,136 due to Mr. Gingo.

(iii)      The remaining balance of the Note and interest thereon shall be paid to Seller on the earlier of: (A) the three year anniversary of the closing date; or (B) on the closing of $7,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.

On April 30, 2009, accounts payable owed to Lynn Felsinger, a consultant, totaling $82,000 were converted into a demand note. As of September 30, 2012, the outstanding note payable totaled $49,500.

An affiliate of Mr. Erickson, our Chief Executive Officer, Juliz I Limited Partnership, loaned the Company operating funds during fiscal 2009.  The Company repaid the loan during the year ended September 30, 2012.

Additionally, Mr. Erickson incurred expenses on behalf of the Company for a total of $24,322 during the 2009 fiscal year.  This balance was converted into a loan as of September 30, 2009. The Company repaid the loan during the year ended September 30, 2012.

Aggregate maturities for notes payable, capitalized leases and long term debt by year are as follows:

Years Ended September 30,	Total
2013	$1,631,903
2014	3,332
2015	683
2016	-
2017	-
Total	$1,635,918

14.	EQUITY

Unless otherwise indicated, all of the following private placements of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933 (and also qualified for exemption under 4(5), formerly 4(6) of the Securities Act of 1933, as noted below). All of the shares issued were issued in private placements not involving a public offering, are considered to be “restricted stock” as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

The Company had the following equity transactions during the year ended September 30, 2011:

On November 17, 2010, the Company issued 20,000 shares of restricted shares of the Company’s common stock to Robert Jones for advisory services. The shares were valued at $0.24 per share, the closing price on November 17, 2010.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 23, 2010, the Company entered into a Securities Purchase Agreement (“Agreement”) with Seaside pursuant to which Seaside agreed to purchase restricted shares of the Company’s common stock from time to time over a 12-month period, provided that certain conditions are met.

Under the terms of the Agreement, the Company agreed to sell and issue to Seaside each month for a 12-month period commencing on the closing date, restricted shares of the Company’s common stock at a price equal to the lower of (i) 60% of the average trading price of the company’s stock during the 10 trading days immediately preceding each monthly closing date, or (ii) 70% of the average trading price for the trading day immediately preceding each monthly closing date. Visualant’s agreement to sell shares each month during said 12 month period is subject to certain conditions and limitations.  With respect to each subsequent closing, Visualant will not be obligated to sell any of its common stock to Seaside at a price lower than $0.25 per share, and Seaside’s beneficial ownership of the Company’s common stock will not exceed 9.9%. Seaside is not permitted to short sale the Company’s common stock.

Visualant paid Seaside’s legal fees and expenses in the amount of $25,000 for the initial closing, and agreed to pay $2,500 for each subsequent closing.  Visualant also has agreed to pay 7.0% in finder’s fees (to be paid in connection with each draw down) and issue 10,113 common stock warrants exercisable at $0.21395 per share.

The Agreement may be terminated by Seaside upon written notice to the Company, if at any time prior to the final subsequent closing the Company consummates a financing to which Seaside is not a party.

The Agreement also contains certain representations and warranties of Visualant and Seaside, including customary investment-related representations provided by Seaside, as well as acknowledgements by Seaside that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  Visualant provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.  Seaside’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC.  Visualant also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Agreement.

As of September 30, 2011, the Company sold to Seaside 2,529,314 shares at a purchase price of $0.302 per share, or an aggregate price of $763,650. In addition, the Company issued warrants to brokers for the purchase of 177,050 shares of common shares at the purchase price of $0.302 per share.

On January 27, 2011, the Company issued 275,000 restricted shares of the Company’s common stock to directors for services provided during 2010. The shares were valued at $0.448 per share, the closing price for the thirty days prior to January 27, 2011.

On January 27, 2011, the Company entered into a Contract for Corporate Advisory Services with Core consulting Group. Under the agreement dated December 6, 2010, the Company issued 381,500 of restricted shares of the Company’s common stock at $0.45 per share, the closing price on December 6, 2010. On April 27, 2011, the Company issued an additional 381,500 of restricted shares of our common stock at $0.45 per share, the closing price on December 6, 2010.

On January 27, 2011, Monahan & Biagi, PLLC converted $136,726 of accrued legal bills into 341,815 shares of our common stock at $0.40 per share, the closing price on January 22, 2011, the date the conversion was requested.

On February 14 and 17, 2011, Asher converted $50,000 of convertible debentures into173,378 shares of common stock at $0.2884 per share.

On February 23, 2011, Masahiro Kawahata, a director converted $90,906 of accrued expenses into 211,409 shares of the Company common stock at $0.43 per share, the closing price on February 23, 2011, the date the conversion was requested.

On February 23, 2011, the Company issued a warrant for the purchase of 1,000,000 shares of our common stock to Coach for advisory services. The warrant was issued at $0.25 per share. The warrant expires February 22, 2014 and is callable if registered and with five closing trading prices of the Company’s common stock over $0.75 per share.

On February 23, 2011, the Company issued a warrant for the purchase of 500,000 shares of our common stock to the Sterling Group for advisory services. The warrant was issued at $0.50 per share. The warrant expires February 22, 2014 and is callable if registered and with five closing trading prices of our common stock over $0.75 per share.

On April 1, 2011, Coach converted $250,000 and interest of $28,758 into 1,858,387 shares of common stock.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 1, 2011, the Company entered into a Consulting Agreement with Cerillion N4 Partners. Under the agreement, the Company issued 4,000 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with InvestorIdeas.com. Under the agreement, the Company issued 57,692 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with National Securities Corporation. Under the agreement, the Company issued 60,000 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with Aquiline Group, Inc. Under the agreement, the Company issued 75,000 shares at $0.52 per share, the price on March 31, 2011.

On May 31, 2011, Coach exercised its warrant and received 833,333 shares of common stock. On December 7, 2009, the Company closed $250,000 of financing from Coach pursuant to a Convertible Promissory Note. In addition, Coach received warrants to purchase 833,333 shares of the Company’s common stock at $0.15 per share.  The warrant expired 3 years from the date of issuance.

On May 18, 2011, the Company entered into an Agreement with Mr. Gima. Under the agreement, we issued 10,000 shares at 0.52 per share.

On May 20, 24 and 26, 2011, Asher converted $50,000 of convertible debentures into 296,130 shares of common stock at $0.169 per share.

On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC by agreeing to issue 1,000,000 of our common stock valued at $0.20 per share, the price during the negotiation of this agreement.

On June 17, 2011, the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of the Company’s common stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

As of September 30, 2012, the Company has issued to Ascendiant 5,365,884 shares for $383,141 or $.071 per shares under the Securities Purchase Agreement dated June 17, 2011.  In addition, the Company issued to Ascendiant during 2011 and 2012 a total of 1,490,943 shares for $193,370 or $.131 per shares under the Securities Purchase Agreement excluding the commitment and legal fees.

On June 17, 2011, the Company extended its April 1, 2011 Agreement with Aquiline Group, Inc. Under the agreement, the Company issued 25,000 shares at $0.52 per share, the price on March 31, 2011.

On July 14, 17 and 20, 2011 Asher converted $50,000 into 491,506 shares of common stock at $.102 per share.

On August 23, 2011, the Company filed an amended Registration Statement on Form S-1 for 15,340,361 shares of common stock. The Registration Statement primarily registers shares for Seaside, Gemini, Ascendiant, Coach and Sterling Group and was declared effective by the SEC on August 29, 2011.

The Company had the following equity transactions during the year ended September 30, 2012:

 On October 5, 2011, the Company entered into a Financial Consultant Agreement (“Agreement”) with D. Weckstein and Co, Inc. (“Weckstein”) The Agreement expires July 31, 2016. Under the Agreement, Weckstein was awarded 1,000,000 shares of common stock on November 7, 2011. The shares were valued at $0.07 per share, the closing price on November 7, 2011. In addition, the Company paid $10,000 to Weckstein

On December 15, 2011, the Company issued 100,000 shares of restricted common stock to Todd Weaver for product development work. The shares were valued at $0.12 per share, the closing price on November 29, 2011, and do not have registration rights.

On February 7, 2012, the Company issued 1,000,000 restricted shares to Coventry Capital LLC related to an Advisory Agreement. The shares were valued at $.10 per share.

On February 24, 2012, the Company issued 400,000 shares of common stock to five directors for services provided during 2011. The shares were issued under the 2011 Stock Incentive Plan.

On April 1, 2011, the Company entered into an Investor Banking Agreement with National Securities Corporation. On March 12, 2012, the Company issued warrants for up to 204,000, 366,000 and 30,000 shares of common stock to National Securities Corporation, Steven Freifeld and Vince Calicchia, respectively. The warrants are exercisable at $.10 per share and expire March 11, 2015.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 2, 2012, the Company filed a Registration Statement on Form S-1 for 7,600,000 shares of common stock. The Registration Statement primarily registered shares for Ascendiant, Coventry Capital LLC and National Securities Corporation and affiliates and was declared effective by the SEC on April 18, 2012.

On May 16, 2012 the Company issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC for services. The shares were valued at $0.10 per share. The shares do not have registration rights.

On May 31, 2012, the Company executed a Stock Purchase Agreement with Sumitomo whereby Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share that was funded on June 21, 2012. The shares do not have registration rights.

On July 31, 2012, the Company closed the acquisition of the environmental field of use of its Spectral Pattern Matching technology from Javelin LLC or Javelin. The Company acquired the Visualant related assets of Javelin for (i) 1,250,000 shares of our common stock at closing valued at thirteen ($0.13) per share, the price during the negotiation of this agreement; and (ii)  $100,000, with $20,000 payable at closing and $80,000 to be paid in four equal installments over a period of eight months.

On September 6, 2012, the Company signed a Settlement and Release Agreement (“Sparks Agreement”) with Mr. Sparks, the former CEO and Director and a cousin of Ronald Erickson. The Sparks Agreement required (i) payment of $50,750 (paid) and issuance of 513,696 shares of our common stock for full payment on a note and related accrued interest of $66,780; (ii) payment of $39,635 to Mr. Sparks for a note, accrued interest and other liabilities (paid); and (iii) issuance of 4,000,000 restricted shares of our common stock to Mr. Spark for unpaid compensation in the amount of $721,333. The above is full settlement of all outstanding liabilities due to Mr. Sparks.

On September 18, 2012 the Company issued 500,000 shares of restricted common stock to NVPR, LLC for services. The shares were valued at $0.13 per share. The shares do not have registration rights.

On September 28, 2012 the Company issued 250,000 shares of restricted common stock to Clayton McKeekin for services. The shares were valued at $0.13 per share. The shares do not have registration rights.

As of September 30, 2012, 7,036,975 shares of the Company’s common stock have been issued to Gemini upon conversion of $300,000 of the convertible debentures and interest of $20,780 at an average of $0.05 per share.

As of September 30, 2012, 3,373,425 shares of the Company’s common stock have been issued to Ascendiant upon conversion of $150,000 of the convertible debentures and interest of $18,671 at an average of $0.05 per share.

On October 22, 2012, the Company filed an Amended Registration Statement on Form S-1 for 7,600,000 shares of common stock. The Registration Statement primarily registered shares for Ascendiant, Coventry Capital LLC and National Securities Corporation and affiliates and was declared effective by the SEC on October 25, 2012.

Warrants, and any potential adjustments, are discussed in this Footnote and Footnote 12, Convertible Notes Payable.

A summary of the warrants issued as of September 30, 2012 were as follows:

	September 30, 2012
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	4,569,050	0.410
Issued	600,000	0.100
Exercised	-	-
Forfeited	-	-
Expired	(1800000)	(0.500)
Outstanding at end of period	3,369,050	0.307
Exerciseable at end of period	3,369,050

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of the warrants outstanding as of September 30, 2012 is presented below:

	September 30, 2012
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life	Price	Exerciseable	Price
600,000	2.50	$0.100	600,000	$0.100
1,359,073	1.26	0.20-0.29	1,359,073	0.20-0.29
117,977	1.55	0.30-0.39	117,977	0.30-0.39
500,000	1.38	0.40-0.49	500,000	0.40-0.49
792,000	3.63	0.500	792,000	0.500

3,369,050	2.27	$0.307	3,369,050	$0.307

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the year ended September 30, 2012 were as follows:

Assumptions
Dividend yield	0%
Expected life	3
Expected volatility	143%
Risk free interest rate	2%

At September 30, 2012, vested warrants totaling 3,369,050 shares had an aggregate intrinsic value of $572,739.

15.	STOCK OPTIONS

Description of Stock Option Plan

On April 29, 2011, the 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. The Company has 6,100,000 options to purchase common stock available to issue under the 2011 Stock Incentive Plan.

Determining Fair Value Under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

On November 9, 2011, Bradley E. Sparks forfeited a grant to purchase 1,000,000 shares of common stock at $0.75 per share.

On November 29, 2011, Jeff Kruse and Steve Waddle, employees of TransTech, were each granted an option to purchase 100,000 shares of common stock at $0.12 per share. The grants vest quarterly over three years and expire November 28, 2014.

On February 15, 2012, Marco Hegyi forfeited a grant to purchase 2,000,000 shares of common stock at $0.50 per share.

On February 24, 2012, the Company issued 400,000 shares of common stock to five directors for services provided during 2011. The shares were issued under the 2011 Stock Incentive Plan.

On February 24, 2012, Marco Hegyi, our Chairman of the Board, was granted an option to purchase 1,900,000 shares of common stock at $0.10 per share. The grant vests 750,000 shares on February 24, 2012 and 250,000 shares per quarter. The grant vests upon a change in control and expires February 23, 2022.

On May 11, 2012, the Company issued a stock option grant for 100,000 shares of common stock to a consultant at $0.15 per share. The stock option grant vested immediately.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 11, 2012, a consultant forfeited a stock option grant for 100,000 shares of common stock at $.15 per share.

During 2012, the Company agreed to grant, subject to shareholder approval at the 2013 annual shareholder meeting, of an increase in the number of shares available under the Company’s Stock Incentive Plan, stock option grants totaling 5,000,000 shares of common stock to five directors and three employees for services provided during 2012. The shares were granted under the 2011 Stock Incentive Plan.

There are currently 5,920,000 options to purchase common stock at $0.131 per share outstanding at September 30, 2012 under the 2011 Stock Incentive Plan. The Company recorded $266,172 and $153,227 of compensation expense, net of related tax effects, relative to stock options for the year ended September 30, 2012 and 2011 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00). As of September 30, 2012, there is approximately $96,180 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately two years.

Stock option activity for the years ended September 30, 2012 and 2011 are summarized as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2010	4,735,000	$0.289	$1,366,250
Granted	2,320,000	0.339	785,800
Exercised	-	-	-
Forfeitures	(135,000)	(0.750)	(101,250)
Outstanding as of September 30, 2011	6,920,000	0.296	2,050,800
Granted	2,200,000	0.104	229,000
Exercised	-	-	-
Forfeitures	(3,200,000)	(0.470)	(1,503,000)
Outstanding as of September 30, 2012	5,920,000	$(0.131)	$776,800

The following table summarizes information about stock options outstanding and exercisable at September 30, 2012:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
0.090	500,000	7.75 years	$0.090	375,000	$0.090
0.100	1,900,000	9.50 years	0.100	1,250,000	0.100
0.120	200,000	2.25 years	0.120	50,000	0.120
0.150	100,000	2.75 years	0.150	100,000	0.150
0.150	3,000,000	7.75 years	0.150	3,000,000	0.150
0.240	220,000	3.25 years	0.240	128,333	0.240
	5,920,000	7.86 years	$0.131	4,903,333	$0.141

There is no aggregate intrinsic value of the exercisable options as of September 30, 2012.

16.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

See Note 13 for discussion of notes payable issued to the Company’s former CEO and President during the quarter ended March 31, 2007.   Other than the note payable, related interest and payroll related accruals, all amounts are recorded in the related party accounts payable balance.  As of the filing date, Mr. Erickson beneficially owns 5,423,773 shares of common stock.

Mr. Sparks resigned from the Board of Directors effective September 6, 2012.  On September 6, 2012, the Company entered into a Settlement and Release Agreement with Mr. Sparks pursuant to which the Company agreed to (i) pay to Mr. Sparks the sum of $50,750 and issue 513,696 shares of the Company’s common stock as satisfaction in full of amounts owed pursuant to a note issued in 2007 and related accrued interest; and (ii) pay to Mr. Sparks the sum of $39,635 and issue 4,000,000 shares of the Company’s common stock as satisfaction in full of amounts owed to pursuant to a note issued in 2009, related accrued interest, and other liabilities, including accrued compensation of $721,333.  The full Settlement and Release Agreement was filed as Exhibit 10.1 to Form 8-K/A1 filed by the Company on September 12, 2012.

The Company paid $195,000 for fees to Dr. Kawahata and Mr. Arai, two Directors, as a finder fee for their services in closing the Sumitomo transactions. The Company paid $60,000 on June 25, 2012 and $135,000 on July 25, 2012.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on its cash flows, financial condition or results of operations.

EMPLOYMENT AGREEMENTS

Mr. Erickson, Mr. Scott and other named executive officers of Visualant do not have employment agreements.

Agreement with James Gingo

On June 8, 2010, the Company entered into an Employment Agreement (“Gingo Agreement”) with Mr. Gingo. The Gingo Agreement has a three year term beginning on June 8, 2010 at the annual base salary of $200,000 per year. The Gingo Agreement provides for participation in the Company’s benefit programs available to other employees (including group insurance arrangements). Also under the Gingo Agreement, Mr. Gingo is eligible for discretionary performance bonuses up to 50% of his annual salary based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development. If Mr. Gingo’s employment is terminated without Cause (as defined in the Gingo Agreement), Mr. Gingo will be entitled to a payment equal to one year’s annual base salary paid over the next year.

LEASES

The Company is obligated under various non-cancelable operating leases for their various facilities and certain equipment.

Corporate Offices

The Company’s executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. On August 1, 2012, we entered into a lease which expires August 31, 2014. The monthly lease rate is $1,944 for the year ending August 31, 2013 and $2,028 for the year ending August 31, 2014.

TransTech Facilities

TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations, at a monthly rental of $4,292. The lease was extended from March 2011 for an additional five year term at a monthly rental of $4,751. There are two additional five year renewals with a set accelerating increase of 10% per 5 year term.  TransTech also leases additional 500 square feet of off-site space at $250 per month from a related party.

The aggregate future minimum lease payments under operating leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended September 30,	Total
2013	$78,396
2014	81,348
2015	57,012
2016	23,755
2017	-
Beyond	-
Total	$240,511

NOTE 18.	INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from United States sources.

Pretax losses arising from United States operations were approximately $1,522,000 for the year ended September 30, 2012. Pretax losses arising from United States operations were approximately $2,534,000 for the year ended September 30, 2011.

The Company has non- US net operating loss carryforwards of approximately $11,877,200, which expire in 2019-2030 and US of approximately $11,877,200 which expire in 2019-2030. Because it is not more likely than not that sufficient tax earnings will be generated to utilize the net operating loss carryforwards, a corresponding valuation allowance of approximately $1,164,000 and $1,151,000 was established as of September 30, 2012 and 2011, respectively. Additionally, under the Tax Reform Act of 1986, the amounts of, and benefits from, net operating losses may be limited in certain circumstances, including a change in control.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that the Company will be able to utilize any net operating loss carryforwards in the future.

For the year ended September 30, 2012, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses and warrants issued for services.

The principal components of the Company’s deferred tax assets at September 30, 2012 are as follows:

	2012	2011
U.S. operations loss carry forward at statutory rate of 42.6%	$(1,163,832)	$(1,151,090)
Less Valuation Allowance	1,163,832	1,151,090
Net Deferred Tax Assets	-	-
Change in Valuation allowance	$-	$-

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the period ended September 30, 2012 and 2011 is as follows:

	2012	2011
Federal Statutory Rate	-42.6%	-42.6%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	42.6%	42.6%
Effective Tax Rate	0.0%	0.0%

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued.

19.	SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued.

As of November 13, 2012, 4,512,603 shares of the Company’s common stock have been issued to Ascendiant upon conversion of $200,000 of the convertible debentures and interest of $25,630 at an average of $0.05 per share.

As of November 13, 2012, the Company has issued to Ascendiant 6,358,933 shares for $483,141 or $.076 per shares under the Securities Purchase Agreement dated June 17, 2011.

REPORT ON MANAGEMENT'S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Management assessed the corporation's system of internal control over financial reporting as of September 30, 2012, in relation to criteria for effective internal control over financial reporting as described in "Internal Control--Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of September 30, 2012, its system of internal control over financial reporting is not effective based on the criteria of the "Internal Control--Integrated Framework".

/s/ Ronald P. Erickson	/s/ Mark Scott
Ronald P. Erickson	Mark Scott
Chief Executive Officer	Chief Financial Officer

Seattle, WA
November 13, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses payable by us in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions, if any are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$3,300
Accounting fees and expenses	2,500
Legal fees and expenses	15,000
Registrar and transfer agent fees and expenses	2,000
Miscellaneous	3,200

Total expenses	$26,000

Item 14. Indemnification of Directors and Officers

Under Nevada law, a corporation may include in its articles of incorporation (“Articles”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of his fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the Nevada General Corporation Law, or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the Nevada Revised Statues or NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:  (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Article X of the Company’s Amended and Restated Articles of Incorporation, the personal liability of all its directors is eliminated to the fullest extent allowed by Nevada law.  In addition, a director shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability (a) for acts or omissions that involve intentional misconduct or a knowing violation of law; (b) for conducting violating the Nevada General Corporation Law; or (c) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article XI of the Articles of Incorporation also provides for indemnification of the Company’s directors and officers, and authorizes the Company to purchase and maintain insurance or make other financial arrangements on behalf of any director, officer, agent or employee of the corporation, for any liability asserted against him and for expenses incurred by him in his capacity as a director, officer, employee or agent, arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Company has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended.

Item 15. Recent Sales of Unregistered Securities

Unless otherwise indicated, all of the following sales or issuances of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933 (and also qualified for exemption under 4(5), formerly 4(6) of the Securities Act of 1933, except as noted below). All of the shares issued were issued in transactions not involving a public offering, are considered to be restricted stock as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.

We have compensated consultants and service providers with restricted common stock during the development of our technology and when our capital resources were not adequate to provide payment in cash.

All of the following transactions were to accredited investors (with the exception of a few issuances which are noted below). All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35.

We had the following equity transactions during the year ended September 30, 2010:

During the quarter ended December 31, 2009, we issued 300,000 shares of common stock as annual grants for service on the Company’s Board of Directors to directors (75,000 shares each to Yoshitami Arai, Dr. Masahiro Kawahata, Marco Hegyi and Jon Pepper), 100,000 shares of common stock to David Markowski for consulting services related to the potential acquisition of TransTech, and 300,000 shares to RATLab employees for the development of our technology (150,000 each to Dr. Tom Furness and Dr. Brian Schowengerdt) at $.07 per share.

On May 10, 2010, the Board of Directors issued to Mark Scott, our Chief Financial Officer, 1,000,000 shares of restricted common stock for his services as Chief Financial Officer. The shares were issued at the closing bid price of $0.02 per share on May 7, 2010.

On May 10, 2010, the Board of Directors issued to Ron Erickson, our Chief Executive Officer or his designee, 2,000,000 shares of restricted common stock and granted options to purchase 3,000,000 shares at $0.15 per share for his services as Chief Executive Officer. The restricted common stock was issued at the closing bid price of $0.02 per share on May 7, 2010. The grant of options vested quarterly over two years and expires on May 6, 2020. This common stock issuance and the grant of options replace the 5,000,000 unissued shares previously approved by the Board of Directors on December 21, 2009.

On May 18, 2010, the Board of Directors issued 600,000 shares of restricted common stock to consultants for the conversion of liabilities or for services provided (150,000 to Lynn Felsinger for administrative services, 100,000 Rick Rukowski for marketing services, 150,000 to Ross Melville, a RATLab employee for the development of our technology and 200,000 to Cognition Partners for marketing services).  The parties valued the shares in this transaction at $0.02 per share, the closing bid price of our common stock during negotiations.   It is the Company’s understanding that Lynn Felsinger and Ross Melville were not accredited investors. However, both of them were involved in the Company’s business and operations, and the Company believed that each of them had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of an investment in the Company.

On June 1, 2010, the Board of Directors issued 666,667 shares of restricted common stock to Lost Nation Capital LLC, a party affiliated with James Biagi, our corporate counsel, for the conversion of $100,000 in accrued legal expenses at $0.15 per share.

On June 8, 2010, the Board of Directors issued 3,000,000, 100,000 and 100,000 of restricted common stock of the Company to James Gingo, Jeffrey Kruse and Steve Waddle, executives of TransTech, respectively, as part of their compensation. These issuances were a part of the consideration for the acquisition by the Company of TransTech.The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations. We closed the acquisition of TransTech on June 8, 2010.

On June 8, 2010, the Board of Directors issued 600,000 shares of restricted common stock of the Company to Paul Bonderson, a TransTech investor and a member of the Board, as a portion of the consideration for the acquisition by the Company of TransTech. The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations. We closed the acquisition of TransTech on June 8, 2010.

On June 8, 2010, the Board of Directors issued 300,000 shares of restricted common stock of the Company to David Markowski for consulting services related to the acquisition of TransTech. The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 11, 2010, the Company issued a warrant for the purchase of 300,000 shares of common stock of the Company to the Sterling Fund for financial advisory services related to funding and acquisition activities. The warrant was valued at $0.02 per share using the Black-Scholes-Merton option valuation model. The warrant expired on June 10, 2013 and was callable if registered and with five closing trading prices of the Company’s common stock over $0.50 per share.

We had the following equity transactions during the year ended September 30, 2011:

On November 17, 2010, we issued 20,000 shares of restricted shares of our common stock to Robert Jones for investor relation services. The shares were valued at $0.24 per share, the closing price on November 17, 2010.

On December 23, 2010, we entered into a Securities Purchase Agreement or Agreement with Seaside Advisors LLC or Seaside pursuant to which Seaside agreed to purchase restricted shares of our common stock from time to time, provided that certain conditions were met.   Under the terms of the Agreement, we agreed to sell and issue to Seaside each month for a 12-month period commencing on the closing date, restricted shares of our common stock at a price equal to the lower of (i) 60% of the average trading price of our common stock during the 10 trading days immediately preceding each monthly closing date, or (ii) 70% of the average trading price for the trading day immediately preceding each monthly closing date. Our agreement to sell shares each month during said 12 month period was subject to certain conditions and limitations.   We paid Seaside’s legal fees and expenses in the amount of $25,000 for the initial closing, and agreed to pay $2,500 for each subsequent closing.

As of September 30, 2011, we sold to Seaside 2,529,314 shares at a purchase price of $0.302 per share, or an aggregate price of $763,650. In addition, we issued warrants to brokers on the transaction for the purchase of 177,051 (John O’Brien, John Lane and Scott Ashbury) shares of common shares at the purchase price of $0.302 per share.

On January 27, 2011, we issued 275,000 restricted shares of our common stock for service on the Company’s Board of Directors to directors (50,000 shares each to Yoshitami Arai, Dr. Masahiro Kawahata, Marco Hegyi, Jon Pepper and Bradley Sparks and 25,000 to Paul Bonderson) for board services provided during 2010. The shares were valued at $0.448 per share, the closing price for the thirty days prior to January 27, 2011.

On January 27, 2011, we entered into a Contract for corporate advisory services for investor relation activities with Core Consulting Group, Inc. Under the agreement dated December 6, 2010, we issued 381,500 of restricted shares of our common stock at $0.45 per share, the closing price on December 6, 2010. On April 27, 2011, we issued an additional 381,500 of restricted shares of our common stock at $0.45 per share, the closing price on December 6, 2010.

On January 27, 2011, Monahan & Biagi, PLLC, a party affiliated with James Biagi, our corporate counsel, converted $136,726 of accrued legal bills into 341,815 shares of our common stock at $0.40 per share, the closing price on January 22, 2011, the date of the conversion.

On February 14 and 17, 2011, Asher Enterprises, Inc. converted $50,000 of convertible debentures into 173,378 shares of common stock at $0.2884 per share.

On February 23, 2011, Dr. Masahiro Kawahata, a director converted $90,906 of accrued expenses related to the development of our technology and the development of our Japanese market into 211,409 shares of the Company common stock at $0.43 per share, the closing price on February 23, 2011, the date the conversion was requested.

On February 23, 2011, we issued a warrant for the purchase of 1,000,000 shares of our common stock to Coach Capital LLC for financial advisory services. The warrant was issued at $0.25 per share. The warrant expires February 22, 2014 and is callable if registered and with five closing trading prices of the Company’s common stock over $0.75 per share.

On February 23, 2011, we issued a warrant for the purchase of 500,000 shares of our common stock to the Sterling Group for financial advisory services related to funding and acquisition activities. The warrant was issued at $0.50 per share. The warrant expires February 22, 2014 and is callable if registered and with five closing trading prices of our common stock over $0.75 per share.

On April 1, 2011, Coach Capital LLC converted $250,000 and interest of $28,758 into 1,858,387 shares of common stock at $0.15 per share.

On April 1, 2011, we entered into a Consulting Agreement with Cerillion N4 Partners for grant writing consulting. Under the agreement, we issued 4,000 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, we entered into an Agreement with InvestorIdeas.com for investor relation services. Under the agreement, we issued 57,692 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, we entered into an Agreement with National Securities Corporation for investment banking services. Under the agreement, we issued 60,000 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, we entered into an Agreement with Aquiline Group, Inc. for investor relation services. Under the agreement, we issued 75,000 shares at $0.52 per share, the price on March 31, 2011.

On May 31, 2011, Coach Capital LLC or Coach exercised its warrant described below and were issued 833,333 shares of common stock. On December 7, 2009, the Company closed $250,000 of financing from Coach pursuant to a Convertible Promissory Note and received warrants to purchase 833,333 shares of our common stock at $0.15 per share.

On May 18, 2011, we entered into an Agreement with Lance Gima for the development of forensic applications for our technology. Under the agreement, we issued 10,000 shares at $0.52 per share.  It is the Company’s understanding that Mr. Gima was not an accredited investor. However, he was involved in the Company’s business, and the Company believed that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of an investment in the Company.

On May 20, 24 and 26, 2011, Asher Enterprises, Inc. converted $50,000 of convertible debentures into 296,130 shares of common stock at $0.169 per share.

On June 7, 2011, we closed the acquisition of all Visualant related assets of the RATLab LLC by issuing 1,000,000 of our common stock valued at $0.20 per share, the price during the negotiation of this agreement.

On June 17, 2011, we entered into a Securities Purchase Agreement with Ascendiant Capital Partners LLC or Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of our common stock from time to time over a 24-month period, provided that certain conditions were met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

As of September 30, 2011, we issued to Ascendiant 774,599 shares for $66,991 or $.086 per share under the Securities Purchase Agreement dated June 17, 2011.  In addition, we issued to Ascendiant during 2011 a total of 1,490,943 shares for $193,370 or $.131 per share under the Securities Purchase Agreement for commitment and legal fees.

On June 17, 2011, we extended our April 1, 2011 Agreement with Aquiline Group, Inc. for investor relation services. Under the agreement, we issued 25,000 shares at $0.52 per share, the price on March 31, 2011.

On July 14, 17 and 20, 2011, Asher Enterprises, Inc. converted $50,000 into 491,506 shares of common stock at $.102 per share.

We had the following equity transactions during the year ended September 30, 2012:

 On October 5, 2011, we entered into a Financial Consultant Agreement or Agreement with D. Weckstein and Co, Inc. (“Weckstein”) for financial consulting and investment banking services. The Agreement expires July 31, 2016. Under the Agreement, Weckstein was awarded 1,000,000 shares of our common stock on November 7, 2011. The shares were valued at $0.07 per share, the closing price on November 7, 2011. In addition, we paid $10,000 to Weckstein.

On December 15, 2011, we issued 100,000 shares of restricted common stock to Todd Weaver for product development work. The shares were valued at $0.12 per share, the closing price on November 29, 2011, and do not have registration rights.  It is the Company’s understanding that Mr. Weaver was not an accredited investor. However, he was involved in the Company’s business, and the Company believed that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of an investment in the Company.

On February 7, 2012, we issued 1,000,000 restricted shares to Coventry Capital LLC related to an Advisory Agreement for financial advisory services. The shares were valued at $.10 per share.

On February 24, 2012, we issued 400,000 shares of common stock to five directors (100,000 shares for Yoshitami Arai and Dr. Masahiro Kawahata, 75,000 shares for Jon Pepper and Paul Bonderson and 50,000 shares for Bradley Sparks) for services provided on the Board of Directors of the Company during 2011. The shares were issued under the 2011 Stock Incentive Plan.

On April 1, 2011, we entered into an Investor Banking Agreement with National Securities Corporation for investment banking services. On March 12, 2012, we issued warrants for up to 204,000, 366,000 and 30,000 shares of common stock to National Securities Corporation, Steven Freifeld and Vince Calicchia, respectively. The warrants are exercisable at $.10 per share and expire March 11, 2015.

On May 16, 2012, we issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC for investor relation services. The shares were valued at $0.10 per share. The shares do not have registration rights.

On May 31, 2012, we executed a Stock Purchase Agreement with Sumitomo whereby Sumitomo invested $2,250,000 in exchange for 17,307,693 shares of restricted common shares priced at $0.13 per share that was funded on June 21, 2012. The shares do not have registration rights.

On July 31, 2012, we closed the acquisition of the environmental field of use for our Spectral Pattern Matching technology from Javelin LLC or Javelin. The Company acquired the Visualant related assets of Javelin for (i) 1,250,000 shares of our common stock at closing valued at thirteen ($0.13) per share, the price during the negotiation of this agreement; and (ii)  $100,000, with $20,000 payable at closing and $80,000 to be paid in four equal installments over a period of eight months (paid).

On September 6, 2012, we signed a Settlement and Release Agreement or Sparks Agreement with Mr. Sparks, the former CEO and Director and a cousin of Ronald Erickson. The Sparks Agreement required (i) payment of $50,750 (paid) and issuance of 513,696 shares of our common stock for full payment on a note and related accrued interest of $66,780; (ii) payment of $39,635 to Mr. Sparks for a note, accrued interest and other liabilities (paid); and (iii) issuance of 4,000,000 restricted shares of our common stock to Mr. Spark for unpaid compensation in the amount of $721,333. The above is full settlement of all outstanding liabilities due to Mr. Sparks.

On September 18, 2012, we issued 500,000 shares of restricted common stock to NVPR, LLC for public relation services. The shares were valued at $0.13 per share. The shares do not have registration rights.

On September 28, 2012 we issued 250,000 shares of restricted common stock to Clayton McMeekin for investor relation services. The shares were valued at $0.13 per share. The shares do not have registration rights.

As of September 30, 2012, 7,036,975 shares of our common stock have been issued to Gemini upon conversion of $300,000 of the convertible debentures and interest of $20,780 at an average of $0.05 per share.  The convertible debenture had a variable conversion price that was based upon the Company’s stock price during the 20 trading days prior to the conversion date.

As of September 30, 2012, 3,373,425 shares of our common stock have been issued to Ascendiant upon conversion of $150,000 of the convertible debentures and interest of $18,671 at an average of $0.05 per share. The convertible debenture had a variable conversion price that was based upon the Company’s stock price during the 20 trading days prior to the conversion date.

On June 17, 2011, we entered into a Securities Purchase Agreement with Ascendiant Capital Partners LLC or Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of our common stock from time to time over a 24-month period, provided that certain conditions were met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

As of September 30, 2012, we issued to Ascendiant 5,365,884 shares for $383,141 or $.071 per share under the Securities Purchase Agreement dated June 17, 2011.  In addition, the Company issued to Ascendiant during 2011 a total of 1,490,943 shares for $193,370 or $.131 per share under the Securities Purchase Agreement for commitment and legal fees.

The Company had the following equity transactions during the period from October 1, 2012 through August 16, 2013:

On October 8, 2012, Ascendiant converted $50,000 of principal and interest of $6,959 into 1,139,178 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011.

On June 17, 2011, we entered into a Securities Purchase Agreement with Ascendiant Capital Partners LLC or Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of our common stock from time to time over a 24-month period, provided that certain conditions were met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

As of September 30, 2012, we issued to Ascendiant 6,358,933 shares for $483,141 or $.076 per share under the Securities Purchase Agreement dated June 17, 2011.  In addition, the Company issued to Ascendiant during 2011 a total of 1,490,943 shares for $193,370 or $.131 per share under the Securities Purchase Agreement for commitment and legal fees.

On October 26, 2012 we issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC for investor relation services. The shares were valued at $0.13 per share. We expensed $19,500 during the nine months ended June 30, 2013. The shares do not have registration rights .

On November 28, 2012, Ascendiant converted $50,000 of principal and interest of $7,644 into 1,152,877 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011 .

On January 24, 2013, Gemini converted $300,000 of principal and $50,630 of accrued interest into 7,012,603 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011 .

On January 24, 2013, Ascendiant converted $50,000 of principal and $8,438 of accrued interest into 1,168,767 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011 .

On January 28, 2013, Gemini converted $300,000 of principal and $50,959 of accrued interest into 7,019,178 shares of common stock at $.050 per share under the Securities Purchase Agreement dated May 19, 2011 .

On February 11, 2013, we entered into a Consulting Services Agreement with Integrated Consulting Services for strategic advice on our product roadmap. We issued a warrant for the purchase of 250,000 shares of our common stock.  The warrants are exercisable at $.10 per share and expire February 10, 2016. We valued the warrant at $0.10 per share and expensed $25,000 during the nine months ended June 30, 2013. Pursuant to the Consulting Services Agreement, we agreed to issue an additional warrant for the purchase of 250,000 shares of our common stock on August 12, 2013.

On February 13, 2013, we issued 150,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services. The shares were valued at $0.10 per share. We expensed $15,000 during the six months ended March 31, 2013.The shares do not have registration rights .

On February 13, 2013, we issued 150,000 shares of restricted common stock to David Markowski for services related to the acquisition of TransTech. The shares were valued at $0.10 per share. We expensed $15,000 during the nine months ended June 30, 2013. The shares do not have registration rights .

On February 13, 2013, we issued 2,000,000 shares of restricted common stock to two employees (1,200,000 shares for Ronald Erickson our Chief Executive Officer and 200,000 for Mark Scott, our Chief Financial Officer) and two directors (400,000 shares for Marco Hegyi and 200,000 shares for Jon Pepper) for services during 2012. The shares were valued at $0.10 per share. We expensed $200,000 during the nine months ended June 30, 2013. The shares do not have registration rights .

On March 1, 2013, we issued 50,000 shares of restricted common stock to Manna Advisory Services, LLC, for investor relation services. The shares were valued at $0.10 per share. We expensed $5,000 during the nine months ended June 30, 2013. The shares do not have registration rights .

On April 26, 2013, Ascendiant was issued a total of 4,565,068 shares of common stock as a result of Ascendiant’s cashless exercise of a warrant.   The warrant had an adjustable exercise price based on the Company’s stock price during the 3 trading days prior to the time of exercise as well as for any subsequent sales of stock or stock equivalents at an effective price less than the then exercise price of the warrant.  On January 23, 2013, we agreed to repurchase the Ascendiant Warrant for a purchase price of $300,000, payment of which was due by March 31, 2013; however, we did not complete that purchase, thereby enabling Ascendiant to exercise the Ascendiant Warrant on April 26, 2013 .

We entered into an Option Agreement with Ascendiant dated April 26, 2013, pursuant to which we had the option to purchase from Ascendiant 4,000,000 shares of our common stock (the “Option Shares”) for an aggregate purchase price of $300,000.  On May 31, 2013, the Company exercised its option to purchase the 4,000,000 Option Shares from Ascendiant and paid to Ascendiant the $300,000 purchase price.  To date, Ascendiant has returned 2,284,525 of the 4,000,000 Option Shares and has failed to deliver the remaining 1,715,475 Option Shares. On June 17, 2013, we filed a complaint (the “Complaint”) against Ascendiant Capital Partners, LLC (“Ascendiant”) in the Orange County Superior Court of California (Case No. 30-2013-00656770-CU-BC-CJC) for breach of contract, seeking damages, specific performance and injunctive relief against Ascendiant. In its Complaint, we allege that Ascendiant breached its obligations under the Option Agreement by delivering to us only 2,284,525 of the 4,000,000 Option Shares and failing to deliver the remaining 1,715,475 Option Shares. The Company has filed a motion for preliminary injunction with the California Superior Court (the “Motion”), seeking preliminary injunctive relief requiring Ascendiant to transfer the remaining 1,715,475 Option Shares to Visualant or, in the alternative, enjoining Ascendiant from transferring, selling, or otherwise encumbering the Option Shares.  The Compliant is currently being reviewed by the California Superior Court.

On April 30, 2013, we issued 120,000 shares of restricted common stock to David Markowski for services related to the acquisition of TransTech. The shares were valued at $0.10 per share. We expensed $12,000 during the nine months ended June 30, 2013. The shares do not have registration rights .

On June 10, 2013, we entered into a Purchase Agreement, Warrants and Registration Rights Agreement with Special Situations and forty other accredited investors pursuant to which we issued 52,300,000 shares of common stock at $0.10 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction which closed June 14, 2013, we issued to the Investors (i) five year Series A Warrants to purchase a total of 52,300,000 shares of common stock at $0.15 per share; and (ii) five year Series B Warrants to purchase a total of 52,300,000 shares of common stock at $0.20 per share, and the investors obtained voting agreements from certain stockholders regarding an increase in the number of authorized shares of stock.  Since we  had an insufficient number of authorized shares of common stock to permit the exercise of all of the Warrants, the Warrants were issued subject to authorization and approval of an increase in the number of authorized shares of the Company by its stockholders at a special meeting of the stockholders to be held in August 2013.  At a special meeting of stockholders held on August 9, 2013, our stockholders approved of an increase in the authorized shares from 200,000,000 to 500,000,000 and thereafter to amend the articles of the Company to reflect this change in share authorization .

We also issued 5,230,000 placement agent warrants exercisable at $0.10 per share GVC Capital, with an obligation to issue up to 5,230,000 additional placement agent warrants exercisable at $0.15 per share.  The $0.15 placement agent warrants shall issue only upon the exercise of the Series A Warrants by the Investors, and are issuable ratably based upon the number of Warrants exercised by the Investors.  The placement agent warrants have a term of five years from the date of closing of the transaction .

Item 16. Exhibits

See the Exhibit Index immediately below the signature page to this Registration Statement.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)         If the registrant is relying on Rule 430B:

 (A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)        If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 13 , 2013.

VISUALANT, INC.

By:	/s/ Ronald P. Erickson
Ronald P. Erickson Chief Executive Officer and President

Each person whose signature appears below hereby constitutes and appoints Ronald P. Erickson or Mark Scott, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this  13th day of September , 2013 by the persons and in the capacities indicated below.

SIGNATURES	TITLE	DATE

/s/ Ronald P. Erickson	Chief Executive Officer, President and Director	September 13 , 2013
Ronald P. Erickson	(Principal Executive Officer)

/s/ Mark Scott	Chief Financial Officer and Secretary	September 13 , 2013
Mark Scott	(Principal Financial/Accounting Officer)

/s/ Marco Hegyi	Chairman of the Board, Independent Director	September 13 , 2013
Marco Hegyi

/s/ Jon Pepper	Independent Director	September 13 , 2013
Jon Pepper

/s/ Ichiro Takesako	Management Director	September 13 , 2013
Ichiro Takesako

NO.	EXHIBIT DESCRIPTION

3.1	Amended and Restated Bylaws. Filed as an exhibit to the Company’s Form 8-K dated August 10, 2012 and filed with the SEC on August 17, 2012, and incorporated by reference.

3.2
Amended and Restated Articles of Incorporation dated December 28, 2012 . Filed as an exhibit to the Company’s Form 8-KA dated March 21, 2013 and filed with the SEC on September 10 , 2013, and incorporated by reference. Also filed herewith.

3.3
Certificate and Amendment to Articles of Incorporation for Visualant, Inc. dated August 12, 2013. Filed as an exhibit to the Company’s Form 8-K dated August 12, 2013 and filed with the SEC on August 14, 2013, and incorporated by reference. Also filed herewith.

4.1
Visualant, Inc. 2011 Stock Incentive Plan filed as an exhibit to the Company’s Definitive Proxy Statement on Schedule 14A filed on January 31, 2011, File No. 000-30262-11560322, and incorporated herein by reference.

5.1	Opinion of Fifth Avenue Law Group, PLLC . Filed herewith.

10.1	Stock Purchase Agreement dated June 8, 2010 by and between Visualant, Inc. and TransTech Systems, Inc. Filed as an Exhibit Form 10-Q filed on August 12, 2010, and incorporated herein by reference.

10.2	Promissory Note dated June 8, 2010 by and between Visualant, Inc. and James M. Gingo. Filed as an Exhibit to Form 10-Q filed on August 12, 2010, and incorporated herein by reference.

10.3
Stock Pledge Agreement dated June 8, 2010 by and between Visualant, Inc., James M. Gingo and Brownstein, Rask, Sweeney, Kerr, Grim, Grim, DeSylvia and Hay, LLP. Filed as an Exhibit to Form 10-Q filed on August 12, 2010, and incorporated by reference.

10.4	Security Agreement dated June 8, 2010 by TransTech Systems, Inc. Filed herewith. Filed as an Exhibit to Form 10-Q filed on August 12, 2010, and incorporated by reference.

10.5	Employment Agreement dated June 8, 2010 by and between Visualant, Inc. and James Gingo. Filed as an to Form 10-Q filed on August 12, 2010, and incorporated by reference.

10.6
Securities Purchase Agreement dated December 23, 2010 by and between Visualant, Inc. and Seaside 88 Advisors LLC.  Filed as an Exhibit to the Company’s Form 10-Q dated December 31, 2010 and filed on February 11, 2011, and incorporated by reference.

10.7
Amendment 2 to Securities Purchase Agreement by and between Visualant, Inc. and Seaside 88 Advisors, LLC. Filed as an Exhibit to the Company’s Form 8-K dated April 22, 2011 and filed with the SEC on April 27, 2011, and incorporated by reference.

10.8
Securities Purchase Agreement dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.9
Registration Rights Agreement dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.10
Convertible Debenture dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.11
Convertible Debenture dated May 19, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.12
Warrant dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.13
Warrant dated May 19, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.14
Warrant dated May 19, 2011 by and between Visualant, Inc. and Ascendiant Capital Markets LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.15
Asset Purchase Agreement dated June 7, 2011 by and between Visualant, Inc. and the RATLab LLC and  filed as an Exhibit to the company’s Form 8-K with the SEC on June 10, 1011, and incorporated by reference.

10.16
Securities Purchase Agreement dated June 17, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC.  Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.17
Registration Rights Agreement dated June 17, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.18
Financial Consulting Agreement effective October 5, 2011 by and between Visualant, Inc. and D. Weckstein &Co. Inc. Filed as an Exhibit to the Company’s Amended Registration Statement on Form S-1 dated and filed August 16, 2013, and incorporated by reference.

10.19
Advisory Agreement dated February 7, 2012 by and between Visualant, Inc. and Coventry Capital LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated April 2, 2012 and filed with the SEC on April 3, 2012, and incorporated by reference.

10.20
Extension Agreement dated March 12, 2012 by and between Visualant, Inc. and Gemini Master Fund Ltd and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated April 2, 2012 and filed with the SEC on April 3, 2012, and incorporated by reference.

10.21
Warrant dated March 12, 2012 by and between Visualant, Inc. and National Securities Corporation. Filed herewith April 2, 2012 Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated April 2, 2012 and filed with the SEC on April 3, 2012, and incorporated by reference.

10.22
Warrant dated March 12, 2012 by and between Visualant, Inc. and Steven Freifeld. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated April 2, 2012 and filed with the SEC on April 3, 2012, and incorporated by reference.

10.23
License Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd. Filed as an exhibit to the Company’s Form 8-K dated May 31, 2012 and filed with the SEC on June 4, 2012, and incorporated by reference.

10.24	Joint Research and Product Development Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd. Filed herewith.

10.25
Stock Purchase Agreement dated May 31, 2012 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd. Filed as an exhibit to the Company’s Form 8-K dated May 31, 2012 and filed with the SEC on June 4, 2012, and incorporated by reference.

10.26	Asset Purchase Agreement dated July 31, 2012 by and between Visualant, Inc. and the Javelin LLC and filed with the SEC on August 22, 2012, and incorporated by reference.

10.27
Warrant Purchase Agreement dated January 23, 2013 by and between Visualant, Inc. and Ascendiant Capital Partners LLC. Filed as an exhibit to the Company’s Form 8-K dated January 30, 2013 and filed with the SEC on January 30, 2013, and incorporated by reference.

10.28
Amendment to Warrant Purchase Agreement dated January 23, 2013 by and between Visualant, Inc. and Gemini Master Fund Ltd. Filed as an exhibit to the Company’s Form 8-K dated January 30, 2013 and filed with the SEC on January 30, 2013, and incorporated by reference.

10.29
AIR Termination Agreement dated January 23, 2013 by and between Visualant, Inc. and Gemini Master Fund Ltd. Filed as an exhibit to the Company’s Form 8-K dated January 30, 2013 and filed with the SEC on January 30, 2013, and incorporated by reference.

10.30
$850,000 Term Note of Visualant, Inc. dated January 23, 2013. Filed as an exhibit to the Company’s Form 8-K dated January 30, 2013 and filed with the SEC on January 30, 2013, and incorporated by reference.

10.31	Amendment to Joint Research and Product Development Agreement dated March 29, 2013 by and between Visualant, Inc. and Sumitomo Precision Products Co., Ltd. Filed herewith.

10.32
Option Agreement dated April 26, 2013 by and between Visualant, Inc. and Ascendiant Capital Partners LLC. Filed as an exhibit to the Company’s Form 8-K dated April 26, 2013 and filed with the SEC on May 1, 2013, and incorporated by reference.

10.33
Form of Purchase Agreement by and between Visualant, Inc. and investors. Filed as an exhibit to the Company’s Form 8-K dated June 14, 2013 and filed with the SEC on June 18, 2013, and incorporated by reference.

10.34	Form of Warrant by and between Visualant, Inc. and investors. Filed as an exhibit to the Company’s Form 8-K dated June 14, 2013 and filed with the SEC on June 18, 2013, and incorporated by reference.

10.35
Form of Registration Rights Agreement by and between Visualant, Inc. and investors. Filed as an exhibit to the Company’s Form 8-K dated June 14, 2013 and filed with the SEC on June 18, 2013, and incorporated by reference.

10.36
Form of Voting Agreement by and between Visualant, Inc. and investors. Filed as an exhibit to the Company’s Form 8-K dated June 14, 2013 and filed with the SEC on June 18, 2013, and incorporated by reference.

10.37	Amendment No. 1 to Lease dated June 14, 2013 by and between Visualant, Inc. and Logan Building LLC. Filed as an Exhibit to the Company’s Amended Registration Statement on Form S-1 dated and filed August 16, 2013, and incorporated by reference.

10.38	Amendment to Lease dated March 3, 2006 by and between TransTech Systems, Inc. and Little Properties LLC. Filed as an Exhibit to the Company’s Amended Registration Statement on Form S-1 dated and filed August 16, 2013, and incorporated by reference.

10.39
Settlement and Release Agreement dated September 6, 2012 by and between Visualant, Inc. and Bradley E. Sparks. Filed as an Exhibit to the Company’s Form 8K filed with the SEC on September 11, 2012, and incorporated by reference.

10.40	Demand Promissory Note dated May 31, 2013 by and between Visualant, Inc. and J3E2A2Z LP, an entity affiliated with Ronald P. Erickson, our Chief Executive Officer. Filed as an Exhibit to the Company’s Amended Registration Statement on Form S-1 dated and filed August 16, 2013, and incorporated by reference.

10.41	Lease dated July 11, 2012 by and between Visualant, Inc. and Harbor Properties Inc. Filed herewith.

10.42	Exercise of Lease Letter dated May 24, 2011 by TransTech Systems, Inc. to Little Properties LLC. Filed herewith.

10.43
Security Agreement dated June 12, 2013 by and between Visualant, Inc. and BFI Business Finance, filed as an exhibit to the Company’s Form 10Q dated June 30, 2013 and filed August 15, 2013, and incorporated by reference.

14.1	Code of Conduct and Ethics dated November 30, 2012. Filed as an exhibit to the Company’s Form 8-K dated December 28, 2012 and filed with the SEC on January 3, 2013, and incorporated by reference.

21.1	Subsidiaries of the Registrant. Filed as an exhibit to the Company’s Form 10-K dated September 30, 2012 and filed with the SEC on November 13, 2012, and incorporated by reference.

23.1	Consent of PMB Helin Donovan, LLP. Filed herewith.

23.2	Consent of Madsen & Associates CPA's, Inc. Filed herewith.

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Audit Committee Charter dated November 30, 2012. Filed as an exhibit to the Company’s Form 8-K dated December 28, 2012 and filed with the SEC on January 3, 2013, and incorporated by reference.

99.2	Compensation Committee Charter dated November 30, 2012. Filed as an exhibit to the Company’s Form 8-K dated December 28, 2012 and filed with the SEC on January 3, 2013, and incorporated by reference.

99.3
Nominations and Governance Committee Charter dated November 30, 2012. Filed as an exhibit to the Company’s Form 8-K dated December 28, 2012 and filed with the SEC on January 3, 2013, and incorporated by reference.